**Note: unless otherwise stated, all dollar amounts listed in Exhibits 10.24, 10.25 and 10.26 are in British Pounds.**

EXHIBIT 10.24
                  SALE AND PURCHASE AGREEMENT


THIS AGREEMENT is made on 22  February, 2000.

BETWEEN:

(1) WPI Group (UK), a private unlimited liability company incorporated in England and Wales (the "Vendor");

(2) WPI Group Inc., a publicly listed company on the NASDAQ stock exchange incorporated in New Hampshire (the
     "Guarantor"); and

(3) Dynatech Nominees Limited (Company number 3925088), a limited liability company incorporated in England and Wales
     (the "Purchaser").

     RECITALS

A.   WPI Husky Technology Inc., a Florida corporation (the "US
     Vendor") owns certain assets and businesses located within the US.

B.   The Vendor owns all of the issued share capital (the "WPI
     Husky Shares") of WPI Husky Technology Ltd. ("WPI Husky"), a limited liability company incorporated in England and Wales.

C. WPI Oyster Termiflex Ltd., a limited liability company incorporated in England and Wales (the "UK Vendor"), owns certain assets and businesses located in the UK.

D. The Vendor owns all of the issued share capital (the "WPI GmbH Shares") of WPI Husky Technology GmbH, a limited liability company incorporated in Germany and registered at the Commercial Register of the Siegburg Local Court under file number HRB 3396, formerly Cologne Local Court, HRB 20139.

E. The Vendor wishes to sell, and the Purchaser wishes to purchase, the Shares (as hereinafter defined) on and subject to the terms of this Agreement.

F.   The US Vendor wishes to sell, and Itronix Corporation, a
     Delaware corporation (the "US Purchaser") wishes to purchase, certain assets and businesses on and subject to the terms of the Asset Purchase Agreement.

G.   The UK Vendor wishes to sell, and Dynatech Corporation
     Limited (the "UK Purchaser") wishes to purchase, certain assets and businesses on and subject to the terms of the UK
     Asset Purchase Agreement.

NOW THEREFORE, THE PARTIES AGREE as follows:

10        Sale and Purchase of Shares

1         Subject to the terms and conditions hereof, the Vendor
agrees to sell, with full title guarantee, and the Purchaser agrees to buy, the Shares and each right attaching to the Shares at or after the date of this Agreement, free from any Encumbrances, and the US Vendor will sell, and the US Purchaser will buy, the US Assets pursuant to the Asset Purchase Agreement and the UK Vendor will sell, and the UK Purchaser will buy, the UK Assets pursuant to the UK Asset Purchase Agreement, for a purchase price of US$34,612,800 payable in US dollars as set forth in Clause 2.2 (the "Purchase Price") and subject to an adjustment as provided in Clause 3.

2         10 The Purchase Price (including the Escrow Amount)
shall be apportioned between the Shares, the US Assets and the UK Assets in accordance with the allocation set forth on Schedule 7. The Purchase Price adjustment determined pursuant to Clauses 3.3(a) and 3.3(b) shall be apportioned between the Shares, the US Assets and the UK Assets in accordance with an allocation schedule to be prepared by the Purchaser, and provided to the Vendor, as soon as practicable after the Completion Date or, if later, after the resolution of any dispute with respect to the purchase price adjustment. The allocation of the purchase price adjustment shall be prepared in a manner that is reasonably consistent with Schedule 7.

      20 The portion of the Purchase Price that is apportioned to
(i) the US Assets pursuant to Clause 1.2(a) (after giving effect to the Purchase Price adjustment), the Assumed Liabilities, (as such term is defined in the Asset Purchase Agreement), and all other relevant items shall be allocated among the US Assets and
(ii) the UK Assets pursuant to Clause 1.2(a) (after giving effect to the Purchase Price Adjustment), the UK Assumed Liabilities and all other relevant items shall be allocated among the UK Assets, in each case in accordance with an allocation schedule to be prepared by the US Purchaser and the UK Purchaser, and provided to the US Vendor and UK Vendor, as soon as practicable after the Completion Date or, if later, after the resolution of any dispute with respect to the purchase price adjustment. Such allocation schedule shall be prepared by the US Purchaser in a manner that is reasonably consistent with the requirements of applicable law including, in the case of allocation discussed in Clause (i),
Section 1060 of the Code.

      30 The Purchaser, the US Purchaser and the UK Purchaser shall consult with the Vendor, the US Vendor and the UK Vendor in preparing the final allocation schedules pursuant to Clauses 1.2(a) and 1.2(b), provided that absent manifest error, the Purchaser's, the US Purchaser's and the UK Purchaser's final determinations of such allocation schedules shall be binding on the parties. The US Purchaser and the US Vendor shall each report the purchase and sale contemplated hereby for all purposes (including the filing of IRS Form 8594) in a manner consistent with such final allocation schedules. Neither the Purchaser, the US Purchaser, the UK Purchaser, the Vendor, the US Vendor nor the UK Vendor shall contend or represent that any allocation set forth in such final allocation schedules is not a correct allocation, in any financial statement or tax return, or any audit or other proceeding with respect to Taxes without the express written consent of the others.

20        Completion

1         Subject to the prior satisfaction of the conditions set
out in Clause 2.4 below, Completion shall take place at the offices of the Purchaser's Solicitors on February 22, 2000 or at such other Business Day and time as the parties shall have agreed to in writing (subject always to the due satisfaction, or if applicable, waiver of all the conditions specified (or deemed to be specified) in Clause 2.4). The date on which Completion shall occur is hereinafter referred to as the "Completion Date".

2         At Completion the Vendor and the Purchaser shall do all
those things respectively required of them in Schedule 3 and the Purchaser shall pay, for its own account, and for the account of the US Purchaser and the UK Purchaser, the Purchase Price less the Escrow Amount to the Vendor, the US Vendor and the UK Vendor, as provided in Schedule 7 by transfer of funds for same day value, US$31,643,824 to be paid to the following account: Fleet Bank NH ABA Number 011-400-495 Account Number 1510352-03133, Agency Services Wire Clearing Account, Attention: Heather Cunningham, Reference: WPI Group Inc, US$218,496.09 to be paid to the ANG Noteholders, to the account of Sheehan Phinney Bass & Green Trust Account, Citizens Bank, 875 Elm Street, Manchester, NH 03101, Account 330004-911-5, ABA:0115-0012-

0, US$180,000 to be paid to the Vendor's solicitors to the account of Royal Bank of Scotland PLC, St. Anne Street,
Manchester, Account No: 11943297, Sort Code: 16-00-2, Cobbetts
Client Account and US$839,839.91 to be paid to the account of WPI
Group Inc. to the account of Fleet Bank NH ABA Number 011-400-
495, Account 9358942298.

3         Payment of the Purchase Price in accordance with Clause
2.2 shall be a good discharge to the Purchaser, the US Purchaser and the UK Purchaser.

4         The Purchaser is not obliged to complete this Agreement
unless the following conditions are satisfied:

      10 the purchase of all the Shares is completed simultaneously;

      20 the Asset Purchase Agreement is entered into between the US Vendor and the US Purchaser prior to or on Completion;

      30 the UK Asset Purchase Agreement is entered into between the UK Vendor and the UK Purchaser prior to or on Completion;

      40 completion by the Purchaser to its satisfaction of financial, tax, legal, technical, operational and human resources due diligence without adverse findings, provided that if the Purchaser has not advised the Vendor in writing on or before February 22, 2000 that the results of such due diligence exercise are not to its satisfaction and that this condition has therefore not been satisfied, the condition in this Clause 2.4(c) shall be deemed to have been satisfied;

      50 delivery by Fleet Bank of a duly executed release relating to the Credit Facility provided to WPI Group Inc. (including a release of any charges on the Shares of any Group Company to permit the sale of Shares), in form and substance satisfactory to the Purchaser in its sole discretion;

      60 delivery of a duly executed consent and release from each of the ANG Noteholders in form and substance satisfactory to the Purchaser;

      70 delivery of a duly executed US legal opinion from the US Vendor's and Guarantor's US legal counsel in form and substance satisfactory to the Purchaser;

      80 delivery of a duly executed UK legal opinion from the Vendor's solicitors in form and substance satisfactory to the Purchaser;

      90   written  confirmation from the Vendor that all  inter-
company indebtedness shall be discharged by the Vendor at or prior to Completion in accordance with Clause 3.6.

      100 delivery of a duly executed consent, waiver or discharge, as the case may be, and evidence of any payments thereof, each in form and substance satisfactory to the Purchaser in respect of any other loan capital, borrowing or indebtedness and like obligations of any Group Company or any other party (including without limitation the guarantees and obligations to be discharged at the Completion Date in the Disclosure Letter);

      110 delivery by the Vendor to the Purchaser of the Disclosure Letter, in form and substance satisfactory to the Purchaser by no later than February 22, 2000;

      120 delivery by the Vendor of all those items specified in Clause 1.1 of Schedule 3;

      130 receipt of all required regulatory approvals, in form and substance satisfactory to the Purchaser;

      140 receipt of any required consents in relation to any Intellectual Property Rights which are not legally and beneficially owned by the Vendor or any Group Company on Completion;

      150 compliance by the Vendor with all of its obligations under this Agreement;

      160 delivery of duly executed resolutions of the Vendor and the Guarantor approving the sale and purchase of the Shares in a form and substance satisfactory to the Purchaser;

      170 delivery by the Vendor of a Deed of Change of Principal
Employer duly and validly executed in relation to The Plan, whereby WPI Husky is substituted as Principal Employer of The
Plan; and

      180 delivery by the Vendor of a Deed of Change of Principal
Employer duly and validly executed in relation to The Husky Plan, whereby WPI Husky ceases to be the Principal Employer of The
Husky Plan.

5         If Completion does not take place on the Completion
Date because the Vendor fails to comply with any of its obligations under this Clause 2, the Purchaser may by notice to the Vendor:

      10 proceed to Completion to the extent reasonably practicable including without limitation by purchasing some, but not all of the Shares (but if the Purchaser exercises its right pursuant to this Clause 2.5, completion of the purchase of some of the Shares does not affect the Purchaser's rights in connection with the others);

      20  postpone Completion to a date to be no later than 29
February.

      30  terminate this Agreement.

6         If the Purchaser postpones Completion to another date
in accordance with Clause 2.6(b), the provisions of this Agreement shall apply as if that other date is the date for Completion.

7         The Warranties and all other provisions of this
Agreement, the Asset Purchase Agreement and the Tax Deed insofar as the same shall not have been performed at Completion shall not be extinguished or affected by Completion, or by any other event or matter whatsoever (including, without limitation, any satisfaction and/or waiver of any condition contained in Clause 2.4, except by a specific and duly authorised written waiver or release by the Purchaser).

8         If the Purchaser terminates this Agreement pursuant to
Clause 2.5(c), each party's further rights and obligations cease immediately on termination, but termination does not affect a party's accrued rights and obligations at the date of termination.

9         If prior to Completion the Purchaser receives a
notification from the Vendor pursuant to Clause 4.6 that any of the Warranties has, when given, or will be or would be, at Completion (as if they had been given again at Completion) not complied with or otherwise untrue or misleading the Purchaser shall be entitled (in addition to and without prejudice to all other rights or remedies available to it and its successors in title including the right to claim damages) by notice in writing to the Vendor to terminate the Agreement. If, notwithstanding such notification pursuant to Clause 4.6, the Purchaser elects to complete this Agreement, the occurrence of such an event, the subject of the notification, shall not give rise to any right to damages or compensation for breach of Warranty. If any event shall occur (other than an event constituting or giving rise to a breach of any of the Warranties) which affects or is likely to affect adversely to a material degree the financial position or turnover or profitability of any of the Group Companies as a whole or any of the Group Companies, not being an event affecting or likely to affect generally all companies carrying on similar businesses in the United Kingdom, the Purchaser shall be entitled by notice in writing to the Vendor to terminate this Agreement but the occurrence of such an event shall not give rise to any right to damages or compensation.

10        The Vendor agrees with the Purchaser (for itself and as
trustee for each Group Company and their respective officers, employees and agents) to assign to the Purchaser any rights, remedies or claims which it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any Group Company or its respective officers, employees or agents in connection with assisting the Vendor in the making of any representation and the giving of the Warranties or the preparation of the Disclosure Letter and the Tax Deed.

30        Completion Accounts

1         The Completion Accounts.  The Purchaser shall procure
that as soon as practicable following Completion there shall be drawn up (a) a consolidated balance sheet of the Group Companies, provided that (i) the US Assets and the UK Assets, the Assumed Liabilities and the UK Assumed Liabilities shall be reflected on such consolidated balance sheet and (ii) no items in respect of corporation tax shall be reflected on such consolidated balance sheet as at Completion, and (b) a calculation of the amount of the corporation tax currently payable by the Group Companies as at Completion (the "Current Tax Adjustment") (collectively the "Completion Accounts") and that the same are reviewed by the Purchaser's accountants. Any overpayment or prepayment by WPI Husky of life assurance premiums shall be shown as an asset of the Group Companies for the purpose of the Completion Accounts. Except as provided above in Clauses (i) and (ii), the Completion Accounts shall be drawn up in accordance with accountancy principles generally accepted in the United Kingdom and (so far as not inconsistent therewith) in accordance with the principles, methods and bases used in preparing the Accounts and so as to comply with the Companies Act 1985.


2         Preparation.  1.  The Completion Accounts shall be
delivered to the Vendor by the Purchaser as soon as is practicable following Completion and, in any event, not later than 60 days after Completion. Prior to such delivery, the Purchaser shall so far as is practicable consult with the Vendor with a view to reducing the potential areas of future disagreement.

      20 In order to enable the Purchaser to prepare and the Purchaser's accountants to review the Completion Accounts, the Vendor shall keep up-to-date and make available to the Purchaser and to the Purchaser's accountants its books and records relating to the businesses of the Group Companies during normal office hours and cooperate with them with regard to the preparation and review of the Completion Accounts. The Vendor agrees, in so far as it is reasonable to do so, to make available the services of its employees to assist the Purchaser in the performance of its duties under this Agreement.

      30 If the Vendor does not within 30 days of presentation to it of the Completion Accounts give notice to the Purchaser that it disagrees with the Completion Accounts or any item thereof, such written notice stating the reasons for the disagreement in reasonable detail (the "Vendor's Disagreement Notice"), the Completion Accounts shall be final and binding on the parties for all purposes. If the Vendor gives a valid Vendor's Disagreement Notice within such 30 days, the parties shall attempt in good faith to reach agreement in respect thereof and, if they are unable to do so within 21 days of such notification or any other period as agreed between the parties, either party may by notice to the other require that the Completion Accounts be referred to the Reporting Accountants (as defined in Clause 3.2(e) below) (an "Appointment Notice").

      40 Within 21 days of the giving of an Appointment Notice, the Purchaser may by notice to the Vendor indicate that, in the light of the fact that the Vendor has not accepted the Completion Accounts in their entirety, the Purchaser wishes the Reporting Accountants to consider matters relating to the Completion Accounts in addition to those specified in the Vendor's Disagreement Notice, such notice stating in reasonable detail the reasons why and in what respects the Purchaser believes that the Completion Accounts should be altered (the "Purchaser's Disagreement Notice").

      50 Deloitte & Touche or such other firm of accountants the parties may agree (the "Reporting Accountants") shall be engaged jointly by the parties on the terms set out in this Clause 3.2(e) and otherwise on such terms as shall be agreed provided that neither party shall unreasonably (having regard, inter alia, to the provisions of this Clause 3.2) refuse its agreement to terms proposed by the Reporting Accountants or by the other party. If the terms of engagement of the Reporting Accountants have not been settled within 45 days of their identity having been determined (or such longer period as the parties may agree) then, unless one party is unreasonably refusing its agreement to those terms, those accountants shall be deemed never to have become the Reporting Accountants and new Reporting Accountants shall be selected in accordance with the provisions of this Agreement.

      60 Except to the extent that the parties agree otherwise, the Reporting Accountants shall determine their own procedure but:

         10 apart from procedural matters and as otherwise set out in this Agreement shall determine only:

            (A) whether any of the arguments for an alteration to the Completion Accounts put forward in the Vendor's
         Disagreement Notice or the Purchaser's Disagreement
         Notice is correct in whole or in part; and

            (B) if so, what alterations should be made to the Completion Accounts in order to correct the relevant inaccuracy in it;

         10 shall apply the principles set out in Schedule 8;

         20 shall make their determination pursuant to paragraph
            (i) above as soon as is reasonably practicable;

         30 the procedure of the Reporting Accountants shall:

            (A) give the parties a reasonable opportunity to make written and oral representations to them;

            (B) require that each party supply the other with a copy of any written representations at the same time as they are made to the Reporting Accountants;

            (C) permit each party to be present while oral submissions are being made by the other party; and

            (D)  for the avoidance of doubt, the Reporting
         Accountants shall not be entitled to determine the scope of their own jurisdiction.

      70 The determination of the Reporting Accountants pursuant to Clause 3.2(f) shall (i) be made in writing and made available for collection by the parties at the offices of the Reporting Accountants at such time as they shall determine and (ii) unless otherwise agreed by the parties include reasons for each relevant determination.

      80 The Reporting Accountants shall act as experts and not as arbitrators and their determination of any matter falling within their jurisdiction shall be final and binding on the parties save in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be remitted to the Reporting Accountants for correction). In particular, without limitation:

         10 their determination shall be deemed to be incorporated into the Completion Accounts, which shall then be final and binding on the parties save as aforesaid;

         20 their determination of any fact which they have found it necessary to determine for their determination pursuant to Clause 3.2(f)(i) shall be final and binding on the parties for all purposes including any Warranty claim or alleged or prospective Warranty claim or any claim or alleged or prospective claim for indemnification.

      90 The expenses of the Reporting Accountant shall be borne as they shall direct at the time they make any determination under Clause 3.2(f)(i) or, failing such direction, equally between the Vendor, on the one hand, and the Purchaser, on the other.

      100 The parties shall co-operate with the Reporting Accountants and comply with their reasonable requests made in connection with the carrying out of their duties under this Agreement. In particular, without limitation, the Vendor shall keep up-to-date and, subject to reasonable notice, make available to the Purchaser's representatives, the Purchaser's accountants and the Reporting Accountants its books and records relating to the businesses of the Group Companies during normal office hours during the period from the appointment of the Reporting Accountants down to the making of the relevant determination.

      110 Subject to Clause 3.2(l), nothing in this Clause 3.2 shall entitle a party or the Reporting Accountants access to any information or document which is protected by legal professional privilege, or which has been prepared by the other party or its accountants or other professional advisers with a view to assessing the merits of any claim or argument.

      120 A party shall not be entitled by reason of Clause
3.2(k) to refuse to supply such part or parts of documents or summaries thereof as contain only the facts on which the relevant claim or argument is based.

      130 Each party and the Reporting Accountants shall, and shall procure that its accountants and other advisers shall, keep all information and documents provided to them pursuant to this Clause 3.2 confidential and shall not use the same for any purpose, except for disclosure or use in connection with the preparation of the Completion Accounts, the proceedings of the Reporting Accountants or another matter arising out of this Agreement or in defending any claim or argument or alleged claim or argument relating to this Agreement or its subject matter.

3              Adjustment of Consideration

      10  10   If the net assets as shown in the consolidated
balance sheet constituting part of the Completion Accounts are less than US$9,592,200, then, within 14 days of either the Completion Accounts becoming final and binding under Clause 3.2(c) or the determination of the Reporting Accountants being made available for collection by the parties pursuant to Clause 3.2(g), the Vendor shall pay to the Purchaser an amount equal to such difference together with interest thereon calculated from the Completion Date in accordance with Clause 14. If the net assets as shown in the consolidated balance sheet constituting part of the Completion Accounts exceed US$9,592,200, then, within 14 days of either the Completion Accounts becoming final and binding under Clause 3.2(c) or the determination of the Reporting Accountants being made available for collection by the parties pursuant to Clause 3.2(g), the Purchaser shall pay to the Vendor an amount equal to such difference together with interest thereon calculated from the Completion Date in accordance with Clause 14.

         20    If the Current Tax Adjustment as shown in the
Completion Accounts is more than US$1,300,000, then within 14 days of either the Completion Accounts becoming final and binding under Clause 3.2(c) or the determination of the Reporting Accountants being made available for collection by the parties pursuant to Clause 3.2(g), the Vendor shall pay to the Purchaser an amount equal to such difference together with interest thereon calculated from the Completion Date in accordance with Clause 14. If the Current Tax Adjustment as shown in the Completion Accounts is less than US$1,300,000, then within 14 days of either the Completion Accounts becoming final and binding under Clause 3.2(c) or the determination of the Reporting Accountants being made available for collection by the parties pursuant to Clause 3.2(g), the Purchaser shall pay to the Vendor an amount equal to such difference together with the interest thereon calculated from the Completion Date in accordance with Clause 14.

         30    The Vendor and the Purchaser acknowledge and agree
that, to the extent possible, the Purchaser shall obtain payment of any sums owing to it, as a result of the adjustment of the Purchase Price pursuant to Clause 3.3(a), from the Escrow Account for same day value. For the avoidance of doubt, in the event that the said payment cannot be satisfied in full from the monies in the Escrow Account, the Purchaser shall be entitled to any shortfall from the Vendor in immediately available funds.

      20  10   Schedule 6 shall apply with respect to the
Coventry Property.

         20    If by the End Date (as defined in Schedule 6) the
Vendor has not complied with paragraph 6 of Schedule 6 therein, the Vendor shall forthwith pay the Purchaser US$1,000,000 in immediately available funds. The Vendor and the Purchaser acknowledge and agree that to the extent possible the Purchaser shall obtain payment of the said US$1,000,000 from the Escrow Account for same day value. For the avoidance of doubt, in the event that the said payment cannot be satisfied in full from the monies in the Escrow Account, the Purchaser shall be entitled to any shortfall from the Vendor in immediately available funds. Upon payment in accordance with the foregoing, the Vendor shall have no further responsibility in respect of the Coventry Lease and the Coventry Property (but without prejudice to the warranties contained in this Agreement).

         30    Notwithstanding the provisions of Clauses
3.3(b)(i) and 3.3(b)(ii), the Purchaser and WPI Husky shall cooperate with the Vendor in any negotiations with the landlord regarding the surrender of the Coventry Lease and the grant of a new lease to WPI Husky as provided in paragraphs 4.6 and 4.7 of
Schedule 6 hereto.

     30   10   If, as a result of the Group Companies setting off
their trading losses for the financial year ended 26 September 1999 against their profits for the financial year ended 27 September 1998, the Inland Revenue agrees to a reduction in the corporation tax liability of the Group Companies (or to a refund of corporation tax already paid by the Group Companies) in respect of the year ended 27 September 1998, to the extent that such reduction in liability (or refund) has not already been taken into account in the calculation of the Current Tax Adjustment, the Purchaser shall pay an amount equal to such reduction in liability (or refund) to the Vendor within 30 days of receiving the same PROVIDED THAT no such payment shall be made before the Inland Revenue has agreed the tax computations of the Vendor and WPI Husky for the financial year ended 26 September 1999.

         20    In order that the Group Companies may have
sufficient trading losses for the financial year ended 26 September 1999 to set off against their profits for the financial year ended 27 September 1998, the Vendor hereby agrees to surrender for no cost its tax losses, and to procure the surrender for no cost by WPI Oyster Termiflex Limited of its tax losses, for the two financial years ended 26 September 1999 to such of the Group Companies as the Purchaser may direct and to cooperate fully with the Purchaser, on behalf of the Group Companies, as regards the filing of the necessary documentation with the Inland Revenue to effect such surrender.

      40 It is acknowledged by the parties that WPI Husky has made payments on account to the Inland Revenue in respect of its anticipated tax liabilities for the financial year ending 26
September 1999 totalling (in pounds)250,000. It is anticipated that the Accounts for certain of the Group Companies will show a trading loss in respect of such year. The Purchaser agrees to use reasonable endeavours to obtain the refund of such pre-payments from the Inland Revenue and shall pay an amount equal to any such repayment to the Vendor within 30 days of receiving the same
PROVIDED THAT no such payment shall be made before the Inland
Revenue has agreed the tax computations of the Vendor and WPI
Husky for the financial year ended 26 September 1999.

4         Currency All amounts used or calculated in this Clause
3 shall be determined in UK pounds sterling and then converted into US dollars using the prevailing London spot rate of exchange as reported in the Financial Times the day following February 21, 2000. All payments to be made under this Clause 3 shall be made in U.S. dollars.

5         Escrow Arrangements On Completion, 5% of the Purchase
Price shall be deposited by the Purchaser for itself and on behalf of the US Purchaser and the UK Purchaser with the Escrow Agent, to be held, invested and distributed subject to the terms of the Escrow Agreement. The Purchaser, the US Purchaser and the UK Purchaser may use money in the Escrow Account to settle claims by the Purchaser and/or the US Purchaser and/or the UK Purchaser under or pursuant to Clause 6 of this Agreement, under or pursuant to the Asset Purchase Agreement or under or pursuant to the UK Asset Purchase Agreement or under the Tax Deed. The Purchaser shall also be entitled to use money in the Escrow Account to settle any amount due to the Purchaser from the Vendor pursuant to Clause 3.3 of this Agreement.

6         Inter- Company Debt  The Vendor agrees, at or prior to
Completion, to discharge or procure the discharge of all inter-company indebtedness in relation to each Group Company at or prior to Completion.

40        Warranties

1         The Vendor and Guarantor (collectively the
"Warrantors") warrant jointly and severally to the Purchaser that each Warranty is true, accurate and not misleading at the date of this Agreement and at Completion in accordance with Clause 4.6.

2         The Warrantors acknowledge that the Purchaser is
entering into this Agreement in reliance on each Warranty and the undertakings of the Vendor contained in Clause 9 which have also been given as a representation and with the intention of inducing the Purchaser to enter into this Agreement.

3         The Purchaser may rely on the Warranties in warranting
to any subsequent purchaser of all or any of the Shares or of all or any part of the undertaking of any Group Company.

4         The Warranties are qualified by the facts and
circumstances fairly disclosed in the Disclosure Letter. No other knowledge regarding any Group Company (actual, constructive or imputed) prevents or limits a claim made by the Purchaser for breach of Clause 4.1. The Vendor shall not seek to rely on the Purchaser's knowledge (actual, constructive or imputed) of a fact or circumstance which might make a Warranty untrue, inaccurate or misleading as a defence to a claim for breach of Clause 4.1. Where a warranty is qualified by the words "so far as the Vendor is aware", "To the best of the knowledge, information and belief of the Vendor", it shall be deemed to be given after the

Vendor has made reasonable enquiry only of the senior management of the Group Companies and for the purposes of this Clause
"senior management" shall mean Messrs. M. Tule, J. Powers, J.
Allard, K. Webb, C. Fellows, T. Blyth, R. Beyer, Ms. S.
Patterson, P. Westmoreland, C. Quivaux and M. Krodel.

5. Each Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or another Warranty.

6. The Vendor further warrants to the Purchaser and its successors in title that subject to Clause 4.1, each Warranty will be true and accurate in all respects and not misleading in any respect at Completion as if each Warranty had been given again at Completion. If after the signing of this Agreement and before Completion any event shall occur or matter arises which results or may result in any Warranty being unfulfilled, untrue, misleading or incorrect in any respect at Completion, the Vendor shall immediately notify the Purchaser in writing thereof prior to Completion and the Vendor (at its own cost) shall make investigation concerning the event or matter which the Purchaser may require.

5.        Action Pending Completion

1.        The Vendor shall procure that, pending Completion:

      1. each Group Company will carry on business only in the ordinary course consistent with past practice, save insofar as agreed in writing by the Purchaser (such agreement not to be unreasonably withheld or delayed);

      2. the Purchaser and its agents will, upon reasonable notice with the prior written agreement of the Vendor (acting by the Chief Executive Officer, Chief Financial Officer or General Counsel of the Guarantor), (such agreement not to be unreasonably withheld or delayed), be allowed access to, and to take copies of, the books and records of each Group Company including, without limitation, the statutory books, minute books, leases, licenses, contracts, details of receivables, Intellectual Property, tax records, supplier lists and customer lists in the possession or control of any Group Company;

3. such representatives and advisers as the Purchaser reasonably requests with the prior written agreement of the Vendor (acting by the Chief Executive Officer, Chief Financial Officer or General Counsel of the Guarantor), (such agreement not to be unreasonably withheld or delayed), may be designated to work with the Vendor with regard to the management and operations of any of the Group Companies. The Vendor will consult, and will cause the Group Companies to consult, with such representatives and advisers with respect to any action which may materially affect the business of any Group Company taken as a whole. The Vendor will furnish and will cause the Group to provide to such representatives and advisers such information as they may reasonably request for this purpose;

      4. each Group Company shall take all reasonable steps to preserve its assets and, in particular, will maintain in force all insurance policies currently in place and all other such insurances normally kept in force; and

      5. each Group Company shall take all reasonable steps to preserve the validity of its Intellectual Property.

2. Without prejudice to the generality of Clause 5.1, the Vendor shall collaborate fully with the Purchaser in relation to all material matters concerning the running of the Group between the date of this Agreement and Completion and during that period shall procure that each Group Company shall not without the prior written consent of the Purchaser:

      1. incur or enter into any agreement or commitment involving any capital expenditure in excess of 20,000 per item and 100,000 in aggregate;

      2. enter into or amend any contract or commitment which is not capable of being terminated without compensation at any time with three months' notice or less or which is not in the ordinary course of business or which involves or may involve total annual expenditure in excess of 25,000;

      3.  in relation to any Property:

         1.         apply for any planning permission or
implement any planning permission already obtained but not implemented;

         2. carry out any material structural alteration or addition to, or materially effect any change of use of, such Property;

         3. terminate or serve any notice to terminate, surrender or accept any surrender of or waive the terms of any lease, tenancy or license which is material in the context of the relevant Group Company;

         4. agree any new rent or fee payable under any lease, tenancy or license which is material in the context of the relevant Group Company;

         5. enter into or vary any agreement, lease, tenancy, license or other commitment which is material in the context of the relevant Group Company;

         6. sell, convey, transfer, assign or charge any Property or grant any rights or easements over any Property or enter into any covenants affecting any Property or agree to do any of the foregoing;

      4. incur any additional borrowing or incur any other indebtedness (including without limitation any overdrafts);

      5. save as required by law, make any amendment to the terms and conditions of employment (including, without limitation, remuneration, pension entitlements and other benefits) of any employee (other than minor increases which the Vendor shall notify to the Purchaser as soon as reasonably possible), provide or agree to provide any gratuitous payment or benefit to any such person or any of their dependants, or dismiss any employee or engage or appoint any additional employee;

      6. discontinue or amend The Plan to any material extent or commence to wind it up or cause it to cease to admit new members or communicate to any employee any material plan, proposal or intention to amend, wind up, terminate or exercise any discretion in relation to The Plan;

      7. pay any benefits under The Plan other than in accordance with the terms of the documents governing such scheme and not under any discretionary power;

      8. in relation to The Husky Plan, take any action to reverse the winding-up of The Husky Plan or to do or omit to do anything which would alter to any extent the liability (if any) of any Group Company in respect of The Husky Plan;

      9. acquire or agree to dispose of or agree to dispose of any material asset or material stocks or enter into or amend any material contract or arrangement, in each case, involving consideration, expenditure or liabilities in excess of 25,000;

      10. take steps to procure payment by any debtor generally in advance of the date on which book and other debts are usually payable in accordance with the standard terms of business of any Group Company or (if different) the period extended to any particular debtor in which to make payment;

      11. delay making payment to any trade creditors generally beyond the date on which payment of the relevant trade debt should be paid in accordance with credit periods authorised by the relevant creditors (or (if different) the period extended by creditors in which to make payment) or extend or amend any of the terms in respect of any trade creditors outside the ordinary course;

      12. amend, to any material extent, any of the terms on which goods, facilities or services are supplied, such supplies being material in the context of the relevant Group Company except where required to do so in order to comply with any applicable legal or regulatory requirement;

      13. enter into any guarantee, indemnity or other agreement to secure any obligation of a third party or create any Encumbrance over any of its assets or undertaking;

      14. amend any insurance contract, fail to notify any insurance claim in accordance with the provisions of the relevant policy or settle any such claim below the amount claimed;

      15. allot, issue, redeem or repurchase any share or loan capital (or option to subscribe for the same) of any Group
Company;

      16. acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture;

      17. declare, make or pay any dividend or other distribution to shareholders; or

      18. make any change to its accounting practices or policies or amend its memorandum or articles of association.

6.        Purchaser's Rights


1.        If Completion takes place and there is a Warranty
Claim, the Vendor shall pay the Purchaser on demand (at the Purchaser's option) an amount equal to either:

      1.  the reduction in the value of the Shares; or

      2.  if:

         1. the value of an asset of each Group Company is or becomes less than the value would have been had the breach not occurred; or

         2. either Group Company is subject to or incurs a liability or an increase in a liability which it would not have been subject to or would not have incurred had the breach not occurred,

the reduction in the value of the asset or, as the case may be, the amount of the liability or increased liability.

2. The Vendor shall indemnify the Purchaser on demand against each loss, liability and cost which the Purchaser incurs arising (directly or indirectly) out of:

      1. the settlement of a claim against the Vendor in respect of a breach or alleged breach of any provision of this Agreement or the enforcement of a settlement;

      2. legal proceedings against the Vendor in respect of a breach or alleged breach of any provision of this Agreement in which judgment is given for the Purchaser or the enforcement of the judgment;

      3. any Excluded Liabilities;

      4. any UK Excluded Liabilities;


and whether such loss, liability or cost is incurred before or after the commencement of an action.

7.        Limitations on the Vendor's Liability

1. The Vendor is not liable in respect of a Warranty Claim unless the amount which would otherwise be recoverable from the Vendor (but for this Clause 7.1) in respect of that Warranty
Claim exceeds 50,000.

2.        The Vendor is not liable for a Warranty Claim:

      1.  in respect of the Warranty contained in paragraph 6 of
Schedule 4 or for any claim under the Tax Deed unless the Purchaser has notified the Vendor of the Warranty Claim or claim under the Tax Deed stating in reasonable detail the nature of the Warranty Claim or claim under the Tax Deed and, if practicable, the amount claimed not later than three months after the expiry of the period specified by statute during which an assessment of that liability to Tax may be issued by the relevant Tax Authority or, if there is no such period, on or before seven years from the date of Completion but any failure to give such notice shall not affect the rights of the Purchaser except to the extent the Vendor is prejudiced by such failure;

      2. in respect of any other Warranty unless the Purchaser has notified the Vendor of the Warranty Claim stating in reasonable detail the nature of the Warranty Claim and, if practicable, the amount claimed on or before 24 months from the date of Completion but any failure to give such notice shall not affect the rights of the Purchaser except to the extent the Vendor is prejudiced by such failure;

      3. if and to the extent that such Warranty Claim would occur as a result of any legislation not in force at the date hereof which takes effect retrospectively or occurs as a result of any increase in the rates of Tax in force at the date hereof;

      4. if and to the extent that such Warranty Claim would not have arisen but for:-

         1. any act, omission, transaction or arrangement after Completion by the Purchaser or any Group Company otherwise than in the ordinary course of business of any Group Company as presently carried on occurring at the written request or with the written approval of the Purchaser;

         2. the effect of the provisions of Sections 393, 393A, 343 and/or 768 ICTA in any Group Company and/or the
Purchaser.

      5.  if and to the extent that:

         1. any Group Company actually recovers a sum in respect of the subject matter of such Warranty Claim under the terms of any insurance policy held by any Group Company or from any other third party in force at the date hereof;

         2. the Warranty Claim relates to a claim for Tax and the Vendor has surrendered or procured the surrender of amounts which have offset such Warranty Claim;

         3. the Warranty Claim would not have arisen or would have been reduced or eliminated but for the failure or omission on the part of the Purchaser to make any claim, election, surrender or disclaimer or give any notice or consent to do any other thing under the provisions of any enactment or regulation relating to Tax after Completion;

         4. the Warranty Claim would not have arisen but for any winding up or cessation after Completion of, or any change or diminution after Completion in, any trade or business
(or part thereof) carried on by any Group Company;

         5. the Warranty Claim would not have arisen but for any change in the accounting policy practice of any Group Company introduced after Completion at the written request or with the written approval of the Purchaser whether with retrospective effect or not unless such change in the accounting policy practice of any Group Company was required to comply with applicable law, regulations, or regulatory requirements or practice in force on or before Completion;

         6. if and to the extent that any sum is received by any Group Company which has previously been written off as unrecoverable in the accounts of that Group Company;

         7. to the extent that the matter giving rise to the Warranty Claim was done or omitted to be done prior to Completion by the Vendor or any Group Company at the request of the Purchaser or its authorised representatives or any of them;

         8. to the extent that the aggregate amount of the liability of the Vendor for all Warranty Claims and all claims under the Tax Deed would thereby exceed 50% of the Purchase
Price;

         9. to the extent that the claim has been made good or otherwise compensated for at no expense to the Group
Company or the Purchaser.

3. If the Purchaser becomes aware of any matter that may give rise to a claim against the Vendor under this Agreement notice of the fact shall be given as soon as possible to the Vendor.

4. Without prejudice to the validity of the claim or alleged claim in question, the Purchaser shall allow, and shall procure that the relevant Group Companies allow the Vendor and its accountants and professional advisers to investigate the matter or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim and for such purpose the Purchaser shall give, and shall procure that the relevant Group Company give, subject to their being paid all reasonable costs and expenses as shall be agreed with the Vendor in advance, all such information and assistance, including access to premises and personnel, documents and records as the Vendor or its accountants or professional advisers may reasonably request.

5. If the claim in question is a result of or in connection with a claim or liability to a third party then no admission of liability shall be made by the Vendor and the claim shall not be compromised, disposed or settled without the prior written consent of the Purchaser.

6. The Purchaser shall be entitled at its own expense in its absolute discretion to take such action as it deems necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim or liability (including, without limitation, making counter-claims or other claims against third parties), in the name of and on behalf of the Vendor or the Group Company concerned and to have the conduct of any related proceedings, negotiations or appeals provided that in taking such action the Purchaser will act in such a way to minimise as far as reasonably practicable any damage or harm to the name of the Vendor or, inter alia, damage or harm to the business, trading or financial prospects of the Vendor. The provision of Clauses 7.3, 7.4, 7.5 and 7.6 shall not apply to any claim for breach of a warranty contained in paragraph 6 of Schedule 4 and the provisions of Clause 5 of the Tax Deed shall apply to such claims.

7. Clauses 7.1 to 7.3 do not apply in respect of a Warranty Claim involving or relating to breach of Clause 4.1 in respect of a Warranty contained in paragraph 3 of Schedule 4.

8. Nothing in this Clause 7 shall have the effect of limiting or restricting any liability of the Vendor in respect of a Warranty Claim arising as a result of any fraud, willful misconduct or willful concealment by the Vendor or any officer or employee or any of the directors of the Group Companies.

9. Any amount paid in respect of any Warranty Claim or under the Tax Deed shall be treated as a reduction in the consideration paid for the Shares.

10.       If the Purchaser is entitled in its sole discretion
(but subject to Clause 5 of the Tax Deed) to make both a Warranty
Claim and a claim under the Tax Deed, the Warranty Claim shall be made first.

11. All Warranties, representations, indemnifications, covenants, agreements and obligations given or entered into by more than one person in this Agreement are given or entered into jointly and severally.

12. The limitations on liability of the Vendor set out in Clause 3 of the Tax Deed shall apply to limit the liability of the Vendor in respect of Warranty Claims under the Warranties contained in paragraph 6 of Schedule 4 of this Agreement as if set out herein mutatis mutandis.

7.        Use of Intellectual Property Rights

      The Vendor shall not with, through or as manager, adviser, consultant or agent for a person directly or indirectly use or authorise, encourage or assist any person to use in connection with a business which competes, directly or indirectly, with a business of any Group Company as operated at the date of this Agreement, any of the Intellectual Property Rights or use in that connection anything which is intended, or is likely to be confused, with any of the Intellectual Property Rights.

8.        Vendor's Undertakings and Guarantee

1. The Vendor undertakes to the Purchaser and its successors in title, for itself and as agent and trustee for the Group Companies, that it will not and will procure that any subsidiary undertaking, fellow subsidiary undertaking or holding company or director of the Vendor will not and will procure that no person, firm or company carrying on with the consent of the Vendor any business in succession to the Vendor will do any of the following things:

      1. for a period of 3 years starting on the date of this Agreement through or as adviser to, or agent of, or manager for, or any person directly or indirectly carry on or be engaged, concerned or interested in or assist a business which competes, directly or indirectly, with a business of any Group Company as carried on at the date of this Agreement (whether carried on under the name "WPI Group (UK)" or "WPI Husky Technology" or any name likely to be confused therewith or otherwise) or at any time in the twelve months prior to that date in a territory in which that business is or was carried on at any such date or time provided that this Clause 9.1(a) shall not apply to the MPSI business and US Termiflex hand-held business currently carried on by and on behalf of the Guarantor;

      2. for a period of 3 years starting on the date of this Agreement, do or say anything which is harmful to any Group Company's goodwill (as subsisting at the date of this Agreement) or which may lead a person who has dealt with any Group Company at any time during the twelve months prior to the date of this Agreement to cease to deal with any Group Company on substantially equivalent terms to those previously offered or at all;

      3. for a period of 3 years starting on the date of this Agreement, other than in the ordinary course of business of any Group Company, on its own account or in conjunction with or on behalf of any other person in respect of the products or services of a business of any Group Company either seek to obtain orders from, or do business with, or encourage directly or indirectly another person to obtain orders from, or do business with, a person who has been a customer of that business at any time during the twelve months prior to the date of this Agreement for the products or services of that business in its territory of operation;

      4. for a period of 3 years starting on the date of this Agreement, engage, employ, solicit or contact with a view to engagement or employment by another person, a director, officer, employee or manager of any Group Company or a person who was a director, employee or manager of any Group Company at any time during the twelve months prior to the date of this Agreement, in either case where the person in question either has Confidential Information or know-how and would be in a position to exploit either Company's trade connections or those of any Group Company; or

5. for a period of 3 years starting on the date of this Agreement, seek to contract with or engage (in such a way as to affect adversely a business of any Group Company as carried on at the date of this Agreement) a person who has been contracted with or engaged to manufacture, assemble, supply or deliver goods or services to that business at any time during the twelve months prior to the date of this Agreement.

2. Each undertaking in Clause 9.1 constitutes an entirely independent undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade:

      1. the remaining undertaking(s) shall continue to bind the Vendor with such deletion or modification as may be necessary to make it valid and enforceable; and

      2. if such undertaking(s) would not be held to be so if any period of time expressed therein were expressed as a shorter period of time then such undertaking(s) shall be deemed given for such shorter period of time.

3. On receiving the Purchaser's reasonable request the Vendor shall (at its own cost):

      1. do and execute, or arrange to be done and executed, each act, document and thing necessary to implement this Agreement; and

      2. give to the Purchaser all information it possesses or to which it has access relating to the business of any Group
Company and allow the Purchaser to copy any document containing that information.

4. The Vendor agrees that the restrictions contained in this Clause 9 are no greater than reasonable and necessary for the protection of the interest of the Purchaser.

5. As soon as possible prior to Completion, the Vendor shall procure that the name of WPI Husky and WPI Husky GmbH shall be changed to names not incorporating "WPI" or "Termiflex" or any words resembling the same.

6. Without prejudice to Clause 9.5, from the Completion Date, the Purchaser shall not and shall procure that each Group Company and any other company connected with the Purchaser shall not, save as permitted in Clause 9.7 or as contemplated by Clause
9.5 adopt, use or carry on business under any name incorporating the word "WPI" or any words resembling the same.

7. The Purchaser shall after Completion take all steps necessary to remove, and shall procure that each of the Group Companies and any other company connected with the Purchaser removes, the name "WPI" from all business materials used in the United Kingdom, France or Germany including without limitation, advertising materials and all company vehicles, properties and marketing products in the United Kingdom, France and Germany within 3 months after Completion. Prior to the expiry of the 3 month period all advertising materials shall be overstamped with the new names of the relevant companies.

8. The Vendor, the US Vendor, the UK Vendor and the Guarantor agree, that immediately upon receipt by the Vendor, the US Vendor, the UK Vendor of the Purchase Price pursuant to Clause 2.2, net of the Vendor's, the US Vendor's and the UK Vendor's costs arising out of such transactions (the "Proceeds"), the Vendor, the US Vendor and the UK Vendor shall, and the Guarantor shall procure that the Vendor, the US Vendor and the UK Vendor pay the Proceeds to each of the creditors of the Vendor, the US Vendor and the UK Vendor.

9. In consideration of the Purchaser entering into this Agreement the Guarantor, at the request of the Vendor, the US Vendor and the UK Vendor, hereby unconditionally guarantees to the Purchaser, the US Purchaser and the UK Purchaser and their respective successors, transferees and assigns the due and punctual performance and observance by the Vendor, the US Vendor and the UK Vendor of all the Vendor's, the US Vendor's and the UK Vendor's obligations and the punctual discharge by the Vendor, the US Vendor and the UK Vendor of all the Vendor's, the US Vendor's and the UK Vendor's liabilities to the Purchaser, the US Purchaser and the UK Purchaser contained in or arising under this Agreement or under the Asset Purchase Agreement or under the UK Asset Purchase Agreement or the Tax Deed or arising from any termination thereof.

10. If the Vendor, the US Vendor or the UK Vendor shall make default in the payment when due of any amount payable to the Purchaser, the US Purchaser or the UK Purchaser under this Agreement or the Asset Purchase Agreement or the UK Asset Purchase Agreement or arising from the termination thereof, the Guarantor shall forthwith on demand by the Purchaser and/or the US Purchaser and/or the UK Purchaser unconditionally pay to the Purchaser and/or the US Purchaser and/or the UK Purchaser in the manner prescribed in this Agreement an amount equal to the amount payable by the Vendor, the US Vendor or the UK Vendor, as the case may be.

11. As an independent and primary obligation, without prejudice to Clause 9.9 the Guarantor hereby unconditionally and irrevocably agrees to indemnify and keep indemnified the Purchaser, the US Purchaser and the UK Purchaser against all and any losses, costs, claims, liabilities, damages, demands and expenses suffered or incurred by the Purchaser, the US Purchaser and the UK Purchaser arising from failure of the Vendor, the US Vendor and the UK Vendor to comply with any of its obligations or discharge any of its liabilities under this Agreement or the Asset Purchase Agreement or the UK Asset Purchase Agreement or the Tax Deed or arising from the termination thereof or by reason of the Vendor, the US Vendor or the UK Vendor not being at any time, or ceasing to be, liable in respect of the obligations and liabilities purported to be assumed by it in accordance with the express terms of this Agreement or the Asset Purchase Agreement or the UK Asset Purchase Agreement or the Tax Deed.

12. The guarantee and indemnity contained in this Clause shall be a continuing guarantee and indemnity and shall continue in full force and effect until all liabilities or purported liabilities of the Vendor, the US Vendor or the UK Vendor arising under, and all monies owing or payable or purported to be owing or payable by the Vendor, the US Vendor or the UK Vendor under this Agreement or the Asset Purchase Agreement or the UK Asset Purchase Agreement or the Tax Deed or arising from any termination thereof, have been paid, discharged or satisfied in full and notwithstanding any insolvency of the Vendor, the US Vendor or the UK Vendor or any change in the status of the Vendor, the US Vendor or the UK Vendor.

13. The Guarantor shall not be exonerated or discharged nor shall its liability be affected by any forbearance, whether as to payment, time, performance or otherwise howsoever, or by any other indulgence being given to the Vendor, the US Vendor or the UK Vendor or by any variation of the terms of this Agreement or by any act, thing, omission or means whatever which, but for this provision, might operate to exonerate or discharge the Guarantor from its obligations under the guarantee and indemnity contained in Clauses 9.9 to 9.13.
14. The Vendor undertakes to indemnify and keep indemnified the Purchaser from and against any liability, loss, damage, cost, claim or reasonable expense of whatever kind which it may incur arising out of or in connection with The Husky Plan up to the Completion Date.

15. The Vendor undertakes to indemnify and keep indemnified the Purchaser for itself and on behalf of any Group Company from and against any liability, cost, claim or reasonable expense of whatever kind which it may incur arising out of or in connection with any claims (and for the avoidance of doubt, in connection with and any payment made to the trustees for the time being of The Plan under clause 48.3 of the definitive trust deed and rules of The Plan dated September 15 1998 in respect of any such claim being made against the trustees ) from any current or former employees of the Group Companies relating to benefits on termination of service with a Group Company in respect of The Plan (or represented to have been available under The Plan) to the extent that such claims are made by individuals who on termination had completed less than two years' pensionable service and are for refunds of contributions (and for the avoidance of doubt employer's contributions) in excess of the amounts of their own contributions (plus interest less tax where applicable) in their personal accounts in The Plan.

16. The Vendor undertakes to indemnify and keep indemnified the Purchaser from and against any liability, loss, damage, cost, claim or reasonable expense of whatever kind which it may incur arising out of or in connection with Mr. David Pink's participation in The Plan up to the Completion Date.

17. The Vendor undertakes to indemnify and keep indemnified the Purchaser from and against any liability, loss, damage, cost, claim or expense of whatever kind which it may incur or may be suffered by the Purchaser arising from the performance by WPI Husky of the terms and conditions of the Purchase Contract of the Owner Obligations (as defined therein) whether for itself or for and on behalf of WPI Oyster Termiflex Ltd or arising from any non-performance or alleged non-performance of the terms and conditions of the Purchase Contract of such Owner Obligations.

9.        Confidential Information

1. The Vendor undertakes to the Purchaser, for itself and as agent and trustee for each Group Company, that before and after Completion the Vendor shall not, except as required by Clause 5, use or disclose, or permit the use or disclosure of, any Confidential Information.

2. Clause 10.1 does not apply to disclosure of Confidential Information:

      1. to a director, officer or employee of the Purchaser or any Group Company whose function requires him to have the Confidential Information;

      2. required to be disclosed by law, provided that the disclosure shall be made after consultation with the Purchaser and after taking into account the Purchaser's reasonable requirements as to its timing, content and manner of making or despatch; or

      3. to an adviser for the purpose of advising the Vendor in connection with the transactions contemplated by this Agreement provided that such disclosure is essential for these purposes and is on the basis that Clause 10.1 applies to the disclosure by the adviser.

10.       Announcements

      Neither party may, before or after Completion, make or send or issue a public announcement, communication or circular concerning the transactions referred to in this Agreement unless they have first obtained the other party's prior written consent. This shall not affect any announcement or circular required by law or any regulatory body or the rules of any recognised stock exchange but the party with an obligation to make an announcement, communication or circular shall first consult with the other party on the form, substance and timing of such disclosure insofar as is reasonably practicable before complying with such obligations.

11.       Competition

      Notwithstanding any other provision of this Agreement, if there are provisions of this Agreement (or of an agreement or arrangement of which it forms part) by virtue of which particulars of this Agreement (or of an agreement or arrangement of which it forms part) that are, at the date of this Agreement, required to be furnished to the Director General of Fair Trading under the Restrictive Practices Acts 1976 and 1977:

      1. the Purchaser shall ensure that particulars are duly furnished as soon as possible and in any event within the time specified by these Acts; and

      2. those provisions do not take effect until the day after the particulars have been duly furnished.

This Clause shall not apply if this Agreement is, or by virtue of the Competition Act 1998, is to be treated as, a non-notifiable agreement for the purposes of the Restrictive Trade Practices Acts 1976 and 1977. For the purposes of this Clause 12, the term "Agreement" shall include every other agreement which forms part of the same arrangement.

12.       Costs

      The Vendor shall bear all costs incurred by it and the Group in connection with the preparation, negotiation, execution and performance by it of this Agreement, the Tax Deed and the sale of Shares. The Purchaser shall bear all such costs incurred by it.

13.       Interest

      If the Vendor, the US Vendor, the UK Vendor or the Purchaser, the US Purchaser or the UK Purchaser default in the payment when due or any sum payable under this Agreement, the Asset Purchase Agreement, the UK Asset Purchase Agreement or the Tax Deed (howsoever determined) the liability of the relevant Vendor or the relevant Purchaser as the case may be shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well as after or before judgment) at a rate of 3 per cent above the base rate from time to time of Barclays Bank PLC. Such interest shall accrue from day to day.

14.       General

1. A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

2. The failure to exercise or delay in exercising a right or remedy provided with this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

3. The Purchaser's rights and remedies contained in this Agreement are cumulative and not exclusive of rights and remedies provided by law.

4. Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Completion.

15.       Assignment

      The Purchaser and the UK Purchaser may assign and transfer any of its rights under the Agreement, the UK Asset Purchase
Agreement or Tax Deed in whole or in part and without restriction.

16.       Time of the Essence

      Time shall be of the essence of this Agreement both as regards any dates and periods mentioned and as regards any dates and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the parties.

17.       Further Assurance

      At any time after the date of this Agreement, the Vendor shall use its best endeavors to procure that any necessary third party shall execute such documents and do such acts and things as the Purchaser may reasonably require for the purpose of giving to the Purchaser the full benefit of all the provisions of this Agreement, the Asset Purchase Agreement, or the Asset Purchase Agreement or Tax Deed.

18.       Interpretation

1.        In this Agreement:

      "Accounts" means each Group Company's individual accounts (as that term is used in section 226 of the CA 1985) and cashflow statement for the financial year ended on the Reference Accounts Date, the auditors' report on those accounts, the directors' report for that year and the notes to those accounts;

      "ANG Noteholders" means the holders of the promissory notes, each dated as of August 3, 1998, executed by the Guarantor in favour of the following persons or entities in the following original principal amounts: (a) $275,000 to The Allard Children's Trust f/b/o Lisa Dibrigida; (b) $275,000 to The Allard Children's Trust f/b/o Kim Allard; (c) $275,000 to The Allard Children's Trust f/b/o Michael E. Allard; (d) $275,000 to Gerald R. Allard, trustee of The Gerald R. Allard Revocable Trust; (e) $458,150 to David and Angella Nazarian, trustees of The Nazarian Family Trust; (f) $458,425 to Younes Nazarian; and (g) $458,425 to David Nazarian, trustee of The Samy Nazarian Trust;

      "Asset Purchase Agreement" means the agreement to be entered into between the US Vendor, the Guarantor and the US
Purchaser;

      "Asset Purchase Price" means the purchase price for each of the Shares, the UK Assets and the US Assets set forth in Schedule
7 hereto;

      "Assumed Liabilities" means the liabilities to be assumed by the US Purchaser pursuant to the terms of the Asset Purchase
Agreement;

      "Business Day" means any day (other than a Saturday) when banks are open in London for ordinary banking business;

      "CA 1985" means the Companies Act 1985;

      "Claim" means a claim by the Purchaser under or pursuant to the provisions of Clause 4.1 or a claim by the Purchaser under the Tax Deed;

      "Code" means the United States Internal Revenue Code of
1986, as amended.
      "Company" means WPI Husky, a company incorporated in England and Wales (registered number 01328356), and whose registered office is at Eden Road, Walsgrave Triangle Business Park, Coventry, West Midlands CV2 2TB and WPI Husky GmbH, incorporated in Germany (registered file number HRB 3396) and whose registered office is at Auelweg 18, 53797 Lohmar, Germany;

      "Completion" means completion of the sale and purchase of the Shares in accordance with this Agreement;

      "Completion Accounts" shall have the meanings set out in Clause 3.1;

      "Confidential Information" means all information which is used in or otherwise relates to any Group Company's business, customers or financial or other affairs, including, without limitation, information relating to:

      1. the marketing of goods or services including, without limitation, customer names and lists and other details of customers, sales data, prices and promotional material; or

      2. future projects, business development or planning, commercial relationships and negotiations;

      but does not include information which is made public by, or with the consent of, the Purchaser after the Completion Date or which is in the public domain or becomes a part of the public domain through no fault of the Vendor;

      "Coventry Lease" means the lease of the Coventry Property as described in Schedule 5;

      "Disclosure Letter" means the letter from the Vendor to the Purchaser in relation to the Warranties having the same date as this Agreement, the receipt of which has been acknowledged by the Purchaser;

      "Encumbrance" means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect;

      "Escrow Account" means the designated account set forth in the Escrow Agreement;

      "Escrow Agent" means Citizens Bank appointed as agent under the Escrow Agreement or Cobbetts or such other person(s) to be appointed until the execution of the Escrow Agreement pursuant to the side letter to be entered into between Cobbetts, the Vendor and the Purchaser and references in this Agreement to "Escrow Agent" shall be deemed to refer to Citizens Bank and/or Cobbetts, as the case may be;

      "Escrow Agreement" means the agreement in the agreed form relating to the deposit of 5% of the Purchase Price with the Escrow Agent pursuant to Clause 3.5 or such side letter in the agreed form to be entered into between the Vendor, the Purchaser and Cobbetts until the execution of the Escrow Agreement;

      "Escrow Amount" means US$1,730,640;

      "Excluded Liabilities" shall have the meaning set out in the UK Asset Purchase Agreement;

      "Financial Statements" means the financial statements of the Guarantor as of September 26, 1999 included in the Annual
Report on Form 10-K for the fiscal year ending September 26, 1999;

      "FRS" means a financial reporting standard adopted or issued by the Accounting Standards Board;

      "Group" or "Group Companies" means each Company and "Group
Company" means any one of them;

      "ICTA" means the Income and Corporation Taxes Act 1988;

      "Intellectual Property" means:

      1. patents, trade marks, service marks, registered designs, applications and rights to apply for any of those rights, trade, business and company names, logos, internet domain names and e-mail addresses, unregistered trade marks and service marks, copyrights, database rights, know-how, rights in designs and inventions, database rights and all similar rights which may subsist in any part of the world including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

      2.  rights under licences, consents, orders, statutes or
otherwise in relation to a right in paragraph (a);3.   rights of
the same or similar effect or nature as or to those in paragraphs
(a) and (b) which now or in the future may subsist; and

      4. the right to sue for past infringements of any of the foregoing rights;

      "Intellectual Property Rights" means all Intellectual
Property owned, used or required to be used, by WPI Group, or any Group Company;

      "Legal Opinion" means the legal opinion to be delivered to the Purchaser at or prior to Completion by the Vendor's
Solicitors in accordance with Clause 2.4(h);

      "Management Accounts" means the unaudited profit and loss account of each Company in respect of the period starting on the date after the Reference Accounts Date and ending on 31 December, 1999 and the unaudited balance sheet of each Group Company as at 30 September, 1999;

      "Permit" means:

      1. a permit, licence, consent, approval, certificate, qualification, specification, registration or other authorisation; or

      2.  a filing of a notification, report or assessment,

      in each case necessary for the effective operation of each Group Company's business, its ownership, possession, occupation or use of an asset or the execution or performance of this Agreement;

      "Property" means the property and interests set out in
Schedule 5;

      "Purchaser's Accountants" means Pricewaterhouse Coopers of
9 Greyfriars Road, Reading RG1 1JG;

      "Purchase Contract" means the contract for the purchase of the Printapen 5000 dated June 7, 1999 between WPI Husky and KPR
Midlink Limited;

      "Purchaser's Solicitors" means Debevoise & Plimpton of
Tower 42, International Financial Centre, Old Broad Street,
London EC2N 1HQ;

      "Reference Accounts Date" means 30 September 1999;

      "Shares" means 110 ordinary shares of 10p each and 100 deferred shares of 1 each, each fully paid, of WPI Husky, comprising the entire issued share capital of WPI Husky and 1 fully paid ordinary share of 50,000 DM of WPI Husky GmbH, comprising the entire issued share capital of WPI Husky GmbH;

      "Tax" and "Taxation" has the meaning given in the Tax Deed;

      "Tax Authority" has the meaning given in the Tax Deed;

      "Tax Deed" means a Tax Deed in the agreed form between the Vendor, the Guarantor and the Purchaser;

      "TCGA" means the Taxation of Chargeable Gains Act 1992;

      "The Husky Plan" means the Husky Computers Employee Benefit
Plan (1983);

      "The Plan" means the WPI Group Money Purchase Plan and where the context so requires, the trustees of The Plan;

      "UK Asset Purchase Agreement" means the agreement to be entered into between the UK Vendor and the UK Purchaser;

      "UK Assets" means the assets owned by the UK Vendor to be sold to the UK Purchaser pursuant to the UK Asset Purchase
Agreement;

      "UK Assumed Liabilities" shall have the meaning set out in the UK Asset Purchase Agreement ;

      "UK Excluded Liabilities" shall have the meaning referred to as the "Excluded Liabilities" set out in the UK Asset Purchase
Agreement;

      "US Assets" means the assets owned by the US Vendor to be sold to the US Purchaser pursuant to the Asset Purchase
Agreement;

      "US Legal Opinion" means the US legal opinion to be delivered to the Purchaser at or prior to Completion from the Vendor's and Guarantor's legal counsel in accordance with Clause
2.4(g);

      "VATA" means, in the United Kingdom, the Value Added Tax
Act 1994 and, in a jurisdiction outside the United Kingdom, any equivalent legalisation;

      "Vendor's Accountants" means Arthur Andersen, of One
Victoria Square, Birmingham B1 1BD;

      "Vendor's Solicitors" means Cobbetts, of Ship Canal House,
King Street, Manchester, M2 4WB, Manchester;

      "Warranty" means a statement contained in Schedule 4 and "Warranties" means all those statements;

      "Warranty Claim" means a claim by the Purchaser under or pursuant to the provisions of Clause 6 or attributable to any inaccuracy of a representation made by the US Vendor pursuant to
Section 3 of the Asset Purchase Agreement or attributable to any claim made by the UK Purchaser under or pursuant to Clause 10 of the UK Asset Purchase Agreement;

      "WPI Group" means each of the Vendor, the Guarantor and any of their respective subsidiaries;

      "WPI Husky GmbH" means WPI Husky Technology GmbH, a limited liability company incorporated in Germany and registered at the Commercial Register of the Siegburg Local Court (file number HRB
3396);

      "WPI France" means the French sales office of WPI Husky located at 12, rue le Corbusier, Parc d'Affaires SILIC, Batiment
Iena B2, Rungis.

2.        In this Agreement, a reference to:

      1. a "subsidiary undertaking" or "parent undertaking" is to be construed in accordance with section 258 of the CA 1985 and to a "subsidiary" or "holding company" is to be construed in accordance with Section 736 of the CA 1985;

      2. liability under, pursuant to or arising out of (or any analogous expression) any agreement, contract, deed or other instrument includes a reference to contingent liability under, pursuant to or arising out of (or any analogous expression) that agreement, contract, deed or other instrument;

      3. a document in the "agreed form" is a reference to a document in a form approved and for the purposes of identification signed by or on behalf of each party;

      4. a statutory provision includes a reference to the statutory provision of modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provisions (as so modified or re-enacted) before the date of this Agreement;

      5. a person includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency or a state or any joint venture, association or partnership (whether or not having separate legal personality);

      6. a person includes a reference to that person's legal personal representatives and successors;

      7. a Clause, paragraph or Schedule, unless the context otherwise requires, is a reference to a Clause or paragraph of, or Schedule to, this Agreement; and

      8. any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term and to any English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction.

3. The headings in this Agreement do not affect its interpretation.

19.       Notices

1. A notice, claim, demand or other communication under and in connection with this Agreement or with any arbitration under this Agreement (a "Notice") shall be:

      1.  in writing

      2. delivered personally or sent by first class post, prepaid recorded delivery (and airmail if overseas) or by fax to the party due to receive the Notice to the address set out in Clause 20.3 or to another address, person, or fax number specified by that party by not less than seven days' written notice to the other party received before the Notice was despatched.

2. Unless there is evidence that it was received earlier, a Notice is deemed given if:

      1. delivered personally, when left at the address referred to in Clause 20.1(b);

      2.  sent by mail, two Business Days after posting;

      3.  sent by airmail, six Business Days after posting;

      4. sent by fax, when confirmation of its transmission has been recorded by the sender's fax machine.

3.        The address referred to in Clause 20.1(b) is:

   Name of Party      Address             Facsimile        Marked for the
                                          Number           Attention of

   The Vendor         WPI                 001 603 627 3150 Mike Tule
   and the            c/o 1155 Elm Street
   Guarantor          New Hampshire
                      USA

                    Copy to:

                    Cobbetts              0161 833 3030    Chris Dunn
                    Ship Canal House
                    King Street
                    Manchester
                    M2 4WB

The Purchaser       3 New England         001 781 272 2304  Mark Tremallo
                    Executive Park
                    Burlington
                    Massachusetts
                    01803 5087
                    USA

                    Copy to:

                    Debevoise & Plimpton   0171 588 4180    James Kiernan
                    Tower 42
                    International Financial
                    Centre
                    Old Broad Street
                    London EC2N 1HQ

20.       Governing Law and Jurisdiction

1. This Agreement and the documents to be entered into pursuant to it shall be governed by English law.

2. The courts of England have exclusive jurisdiction to settle any dispute arising from or connected with this Agreement and the documents to be entered into pursuant to it (a "Dispute").
3. The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, they will not argue to the contrary. This
Clause 21.3 is for the benefit of the Purchaser and shall not limit its right to take proceedings in any other court of competent jurisdiction.

4. The parties agree that the documents which start any such action or proceedings (the "Proceedings") and any other documents required to be served in relation to those Proceedings may be served on the Vendor in accordance with Clause 20. These documents may however be served in any other manner allowed by law. This Clause applies to all Proceedings wherever started.

21.       Counterparts

      This Agreement may be executed in any number of counterparts, each of which is an original and all of which together evidence the same Agreement. Any party may enter into this Agreement by executing any such counterpart.

                           SCHEDULE 1

                       Shareholder Details

Shareholder             No. of Shares                     Consideration

WPI Group (UK)           110 ordinary shares of           US$21,204,400
                         10p each

                         100 deferred shares of
                         1 each
                         in WPI Husky


WPI Group (UK)           1 ordinary share of              US$500,000
                         50,000 DM
                         in WPI Husky GmbH

                           SCHEDULE 2

PART 1
Vendor Details

1. Registered number: 03227062

2. Place of incorporation:  England and Wales

3. Registered office: Walsgrave Business Triangle, Coventry, CV2
   2TB

4. Type of company:  Private Unlimited

5. Allotted share capital:  10,400,000 ordinary shares of 1 each

6. Issued share capital:    10,390,540 ordinary shares

7. Directors:     John Raymond Allard
               Michael Henry Foster

8. Secretary:     Michael Bradford Tule

9. Accounting reference date: September 30

10.     Auditors: Arthur Andersen


PART 2
Particulars of each Company:

WPI Husky

1. Registered number: 01328356

2. Place of incorporation:  England and Wales

3. Registered office: Walsgrave Business Triangle, Coventry, CV2
   2TB

4. Type of company:  Private Limited

5. Allotted share capital:  110 ordinary shares of 10p each
                    100 deferred shares of 1 each

6. Issued share capital:    110 ordinary shares of 10p each
                    100 deferred shares of 1 each

7. Directors:     John Raymond Allard
               Michael Henry Foster
               Richard Kantor
               Karl David Webb

8. Secretary:     Michael Bradford Tule

9. Accounting reference date: September 30

10.     Auditors: Arthur Andersen


WPI Husky Technology GmbH

1. Registered number:  HRB 3396, Amtsgericht Siegburg

2. Place of incorporation:       Germany

3. Registered office:       Auelweg 18, 53797 Lohmar, Germany

4. Type of company:  Private Limited (GmbH)

5. Allotted share capital:       1 share of 50,000 DM

6. Issued share capital:         1 share of 50,000 DM

7. Directors:               Michael Krodel
                    Michael Henry Foster
                    John Raymond Allard

8. Secretary:     N/A

9. Accounting reference date:         September 30

10.     Auditors: Arthur Andersen

                           SCHEDULE 3

                     Completion Requirements


1..       Vendor's Obligations

1.        At Completion the Vendor shall deliver to the
          Purchaser:

      1. duly executed transfer(s) in respect of the Shares to the Purchaser or its nominee(s) and the share certificate(s) for the Shares and, in the case of WPI Husky GmbH, a duly executed notarial transfer deed;

      2. any waiver, consent, release or other document necessary to give the Purchaser or its nominee(s) full legal and beneficial ownership of the Shares;

      3. the common seal (if any) of each Group Company and each register, minute book and other book required to be kept by each Group Company under the CA 1985 duly written up to the date of Completion and each certificate of incorporation and certificate of incorporation on change of name for each Group Company the share certificates in respect of each of the subsidiaries;

      4. a copy of a letter to each Group Company from its auditors resigning their office with effect from Completion and containing the statement referred to in Section 394 of the CA 1985, the original of the letter having been deposited at the registered office of the relevant company;

      5. a resignation in the agreed form from the secretary of each Group Company expressed to take effect from the end of the meeting held pursuant to paragraph 1.2;

      6. a resignation in the agreed form from each of the directors of each Group Company expressed to take effect from the end of the meeting held pursuant to paragraph 1.2;

      7. the Management Accounts and all title deeds and other documentation relating to the Properties;

      8. a copy of each bank mandate of each Group Company and copies of statements of each bank account of each Group Company made up to a date not earlier than two Business Days before Completion;

      9. unconditional receipts for rent and other payments due in respect of the leasehold Property;

      10. all documentation relating to the Intellectual Property Rights, including (without limitation) the original registration and renewal certificates for each of the Intellectual Property Rights which are registered or pending as at Completion (or copies thereof where such original documentation is not available);

      11. evidence satisfactory to the Purchaser that the provisions of Clause 23 of Schedule 4 ("Insider Agreements") have been duly complied with insofar as they require certain matters to be dealt with prior to Completion;

      12. bank statements of all bank accounts of all Group
Companies as at the date of Completion;

      13. the Tax Deed duly executed by the Vendor;

      14. the Escrow Agreement duly executed by the Vendor, the Guarantor, the US Vendor and the Escrow Agent;

2. The Vendor shall ensure that at Completion a meeting of the board of directors of each Group Company is held at which the directors:

      1. vote in favour of the registration of the Purchaser or its nominee(s) as member(s) of each Group Company in respect of the Shares (subject to the production of properly stamped transfers);

      2. subject to the CA 1985, change each Group Company's accounting reference date to 31 March;

      3. appoint persons nominated by the Purchaser as directors, secretary and auditors of each Group Company with effect from the end of the meeting;

      4. revoke each existing mandate given by each Group Company for the operation of its bank accounts and pass the resolutions contained in new mandate(s) giving authority to persons nominated by the Purchaser OR with effect from the end of the meeting, authorise the secretary to notify the specimen signatures of the new officers of each Group Company in connection with each existing mandate given by the Group Company for the operation of its bank accounts;

      5. accept the resignation of the secretary so as to take effect from the end of the meeting and shall hand to the Purchaser duly certified copies of such Resolutions;

      6. accept the resignation of each director so as to take effect from the end of the meeting and shall hand to the Purchaser duly certified copies of such Resolutions.

3. Each of the requirements set out in Clauses 1.1 and 1.2 above shall apply equally to WPI Husky GmbH to the extent applicable under German law.

2..       Purchaser's Obligations

1.        On Completion, the Purchaser shall deliver to the
Vendor:

      1. the Tax Deed duly executed duly executed by the Purchaser; and

      2. the Escrow Agreement duly executed by the Purchaser and the US Purchaser.

                           SCHEDULE 4

                           Warranties

1..       Capacity and Authority

1. The Vendor and each Group Company are companies duly incorporated and validly existing under English law or the relevant law of incorporation and have been in continuous existence since incorporation.

2. Each Group Company has the right, power and authority to conduct its business as conducted at the date of this Agreement and to own or lease its properties, as now conducted, owned or leased.

3. The Vendor's obligations under this Agreement, the Tax Deed, the Escrow Agreement and each document to be executed at or before Completion are, or when the relevant document is executed will be, enforceable in accordance with their terms and will not conflict with any other obligation of the Vendor.

2..       Information

1. All the information provided to the Purchaser or its agents, employees or advisers is true, accurate and not misleading, save for the information which to the knowledge of the Purchaser is not true, accurate and not misleading.

2. The information set out in this Agreement, the Tax Deed and the Disclosure Letter is true, accurate and not misleading.

3..       Shares and Subsidiary Undertakings

1. The Vendor is the sole legal and beneficial owner of the number of Shares set out against his name in Schedule 1, free from any Encumbrances.

2. The Shares comprise the entire issued share capital of each Group Company, have been properly allotted and issued and are fully paid or credited as fully paid. The particulars of each Group Company set out in Schedule 2 are true and complete and the Vendor has no other subsidiaries other than WPI Husky, WPI Oyster Termiflex Ltd. and WPI Husky GmbH.

3. There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the Shares or unissued shares in the capital of any Group Company. No person has claimed to be entitled to an Encumbrance in relation to any of the Shares.

4. Other than this Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or payment of a share in the capital of any Group Company (including, without limitation, an option or right of pre-emption or conversion).

5. A copy of the memorandum and articles of association of each Group Company is annexed to the Disclosure Letter and is true, accurate and complete and has annexed thereto a copy of every resolution or agreement as is required by law to be annexed to it and sets out the rights and restrictions attaching to each class of share capital in each Group Company.

6. WPI Husky GmbH does not have and has never had any subsidiary undertaking.

7. Each Group Company has no interest in, and has not agreed to acquire an interest in, any corporate body.

4..       Accounts

1. The Accounts have been prepared and audited on a proper and consistent basis in accordance with the Companies Act 1985 and applicable standards, principles and practices generally accepted in the United Kingdom.

2. No change in accounting policies has been made in preparing the accounts of each Group Company for each of the three financial years of each Group Company ended on the Reference Accounts Date, except as stated in the audited financial statements for those years.

3. The Accounts show a true and fair view of the assets, liabilities and state of affairs of each Group Company as at the Reference Accounts Date and of the profits and losses of each Group Company for the financial year ended on the Reference Accounts Date.

4. To the extent required by the Companies Act 1985 and all appropriate FRS, the Accounts disclose and provide for all bad and doubtful debts, all liabilities (actual contingent or otherwise) and all financial commitments existing at the Reference Accounts Date.

5. The results shown by the audited profit and loss accounts of each Group Company for each of the three financial years of each Group Company ended on the Reference Accounts Date have not (except as disclosed in those accounts) been effected by any extraordinary, exceptional or non-recurring item or by another fact or circumstance making the profit or loss for a period covered by any of those accounts unusually high or low.

6. The Accounts reserve or provide in accordance with applicable standards, principles and practices generally accepted in the United Kingdom for all Tax liable to be assessed on each Group Company, or for which it is or may become accountable, for all periods starting on or before the Reference Accounts Date (whether or not each Group Company has or may have a right of
reimbursement against another person).   The Accounts reserve in
accordance with applicable standards, principles and practices generally accepted in the United Kingdom for all contingent or deferred liabilities to Tax for all periods starting on or before the Reference Accounts Date.

7.        In the Accounts:

      1. stock (except long term contract balances) was valued in the same way as in the audited accounts of each Group Company for the two preceding financial years and on the basis of the lower of cost and net realisable value;

      2. all redundant and obsolete stock was written off and all sold, moving and damaged stock was written down appropriately.

8. The basis and rates of depreciation and amortisation used in the Accounts were the same as those used in the audited accounts of each Group Company for the two preceding financial years.

9. The rates of depreciation and amortisation used in the audited accounts of each Company for the three financial years of each Group Company ended on the Reference Accounts Date were sufficient to ensure that each fixed asset of the Group Company will be written down to nil by the end of its useful life.

10. The Management Accounts have been carefully and properly prepared with all due care on a basis consistent with each other and with the Accounts are not misleading with respect to the state of assets, liabilities and affairs of the Group Companies as at the relevant Accounts Date and of the profits or losses for the period concerned.

11. Each Group Company's accounting records are up to date, in its possession or under its control and are properly completed in accordance with the law and applicable standards, principles and practices generally accepted in the United Kingdom.

12. None of the debts receivable or due to any Group Company which are included in the Audited Accounts or which have subsequently arisen has been outstanding for more than three months from its due date for payment or has been released on terms that the debtor has paid less than the full value of his debt and all such debts have realised or, so far as the Vendor is aware (having made all due enquiry), will realise in the normal course of collection their full value as included in the Audited Accounts or in the books of the relevant Group Company after taking into account the provision for bad and doubtful debts made in the Audited Accounts. For the avoidance of doubt, a debt shall not be regarded as realising its full value to the extent that it is paid, received or otherwise recovered in circumstances in which such payment, receipt or recovery is or may be void, voidable or otherwise liable to be reclaimed or set aside.

13. The Guarantor has made available to the Purchaser a complete and correct copy of the Annual Report on Form 10-K of the Guarantor for the fiscal year ending September 26, 1999. The Financial Statements included in such Annual Report have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as otherwise noted therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Guarantor and its subsidiaries on a consolidated basis as at the dates thereof or for the periods presented therein. Since September 26, 1999, there has not been any material adverse change in the business, assets, condition (financial or otherwise) or results of operations of the Guarantor and any of its subsidiaries.

5..       Changes since the Reference Accounts Date

1.        Since the Reference Accounts Date:

      1. each Group Company's business has been operated in the ordinary and usual course so as to maintain it as a going concern and without any interruption or alteration in the nature, scope or manner of its business;

      2. there has been no adverse change in the financial or trading position or turnover of each Group Company;

      3. no material change has occurred in the assets and liabilities shown in the Accounts and there has been no reduction in the value of the net tangible assets of each Group Company on the basis of valuation used in the Accounts; and

      4. no Group Company has borrowed or raised any money or taken any form of financial facility (whether pursuant to a factoring arrangement or otherwise).

2.        Since the Reference Accounts Date:

      1. each Group Company has not, other than in the usual course of its business:

         1. acquired or disposed of or agreed to acquire or dispose of, an asset; or

         2. assumed or incurred, or agreed to assume or incur, a liability, obligation or expense (actual or contingent);

      2. each Group Company has not factored, sold or agreed to sell a debt;

      3. each Group Company's business has not been materially or adversely affected by the loss of any important customer or source of supply. For these purposes, an important customer or source of supply means a customer with a revenue exceeding 10,000.

      4.  each Group Company has not:

         1. made, or agreed to make, capital expenditure exceeding in total 20,000; or

         2. incurred, or agreed to incur, a commitment or commitments involving capital expenditure exceeding in total 20,000,

      5. each Group Company's business has not been materially or adversely affected by the termination of, or a change in the terms of, an agreement or by the loss of a customer or supplier;

      6. each Group Company has not declared, paid or made a dividend or distribution (including, without limitation, a distribution within the meaning of ICTA) except as provided in the Accounts;

      7. each Group Company has not changed its accounting reference period;

      8. no resolutions of the shareholders of any Group Company have been passed; and

      9. each Group Company has not created, allotted, issued, acquired, repaid or redeemed share or loan capital or made an agreement or arrangement or undertaken an obligation to do any of those things.

      10. each Group Company has not been refused any insurance claims or settled below the amount claimed.

6.        Tax

1. Each Group Company and the Vendor, save for WPI Husky GmbH and WPI France, is and has at all times been resident only in the United Kingdom for all Tax purposes. Each Group Company and the Vendor is not liable to pay and has at no time incurred any liability to Tax chargeable under the laws of any jurisdiction other than the United Kingdom.

2. Each Group Company has paid all Tax which it has become liable to pay and is not and has not in the six years ending on the date of this Agreement been, liable to pay a penalty, surcharge, fine or interest in connection with Tax.

3. Without prejudice to paragraph 6.2 each Group Company has deducted or withheld all Tax which it has been obliged by law to deduct or withhold from amounts paid by it, has properly accounted to the relevant Tax Authority for all amounts of Tax so deducted or withheld and has otherwise complied with its legal obligations in respect of such deductions or withholdings.

4. Each Group Company has within applicable time limits made all returns, provided all information and maintained all records in relation to Tax as it is required to make, provide or maintain and has fully complied on a timely basis with all notices served on it and any other requirements lawfully made of it by any Tax Authority. No return (and nothing in a return) is disputed or is yet to be determined by, or is subject to agreement with, a Tax Authority.

5. Each Group Company has properly operated in all material respects the Pay-As-You-Earn system and has complied in all material respects with each reporting obligation in connection with benefits provided (whether by each Company or by any other person) for each Group Company's directors, other officers and employees.

6. So far as the Vendor is aware, having made all reasonable enquiries, each Group Company is not and does not expect to be involved in a dispute in relation to Tax. No Tax Authority has investigated or indicated that it intends to investigate each Group Company's Tax affairs.

7. Each Group Company has sufficient records to determine the Tax consequences which would arise on a disposal or on the realisation of each asset owned by it at the Reference Accounts Date, or acquired since the Reference Accounts Date but before the date of this Agreement.

8. No Tax Authority has agreed to operate any special arrangement (that is, an arrangement which is not based on a strict application of all relevant Tax legislation, published extra-statutory concessions and published statements of practice) in relation to the affairs of each Group Company. All notices and other communications from a Tax Authority requiring or permitting each Group Company to deal with its Tax affairs in a particular manner or on a particular basis are in the possession of each Group Company.

9. The Disclosure Letter contains full details of all applications which have been made at any time by each Group Company for any statutory consent or clearance. All particulars and other information given to any Tax Authority in connection with any such application for such consent or clearance were full and accurate in all material respects and any consent or clearance given in response to such application was valid and effective. All transactions in respect of which such consent or clearance was obtained have been carried into effect, and have been undertaken strictly in accordance with the terms of the application for the relevant consent or clearance.

10. Except as disclosed in the Disclosure Letter, each Group Company is not and has not been a party to or otherwise involved in any transaction, agreement or arrangement otherwise than by way of a bargain at arms' length, or any transaction, agreement or arrangement (whether or not by way of a bargain at arms' length) under which it has been or is or may be required to make any payment for any goods, services or facilities provided to it which is in excess of the market value of such goods, services or facilities or under which it has been, or is or may be required to provide goods, services or facilities for a consideration which is less than the market value of such goods, services or facilities and/or in consequence of which it is or will be liable to Tax in respect of an amount deemed for Tax purposes to be income or gains of each Group Company but not actually income or gains of each Group Company.

11.       Each Group Company:

      1.  is registered for the purposes of the VATA;

      2. has made, given, obtained and kept up-to-date, full and accurate records, invoices and documents appropriate or required for the purposes of the VATA;

      3. has complied in all material respects with all other applicable VAT legislation and in particular has filed all returns and made all payments of VAT on a timely basis; and

      4. has not been required by a Tax Authority to give security under the VATA.

12. Each Group Company is not under a duty to make payments on account of VAT pursuant to any order made under section 28 of the VATA.

13. In the three years ending on the date of this Agreement each Group Company has not been in default in respect of an accounting period, as the terms "default" and "accounting period" are used in section 59(1) of the VATA (the default surcharge).

14. Each Group Company is not and has not been liable to a penalty under section 63 of the VATA.

15. No VAT Return made by each Group Company has contained a material inaccuracy for the purposes of section 64 of the VATA.

16. Each Group Company is entitled under the VATA to credit for all of its input tax.

17. The Disclosure Letter contains adequate details of any method agreed with or directed by H M Customs and Excise or otherwise applicable to each Group Company for determining the allowability to that company of input tax in accordance with Part XIV of the Value Added Tax Regulations 1995.

18. The Disclosure Letter contains details of each claim for bad debt relief under section 36 of the VATA (bad debts) or section 22 of the Value Added Tax Act 1983 (refund of tax in cases of bad debts) made by each Group Company.

19. No Group Company owns any asset which is a capital item, the input tax on which may be subject to adjustment in accordance with Part XV of the Value Added Tax Regulations 1995
(capital goods scheme).

20. No Group Company, nor a company of which any Group Company is a relevant associate within the meaning of paragraph 3(7) of Schedule 10 to the VATA (election to waive exemption), has elected to waive exemption under paragraph 2 of Schedule 10 in relation to any land owned by it at Completion except as disclosed in the Disclosure Letter. Each such election disclosed in the Disclosure Letter has effect. Where any such election has been made, no supplies in relation to the relevant land will be taken by virtue of paragraph 2(3AA) of Schedule 10 to the VATA to be supplies other than taxable supplies. Each Group Company does not have an interest in any land supplies in relation to which, if an election to waive exemption under paragraph 2 of Schedule 10 to the VATA were to be made by each Group Company (or by a company of which any Group Company is a relevant associate within the meaning of paragraph 3(7) of Schedule 10 to the VATA), would be taken by virtue of the said paragraph 2(3AA) to be supplies other than taxable supplies.

21. No Group Company has received a notice of and to the best of the Vendor's knowledge, information and belief there is nothing which indicates that the grant to any Group Company of an interest in or right over land owned by a Group Company at Completion or of a licence to occupy land owned by a Group Company at Completion will not be an exempt supply because of an election under Schedule 10 to the VATA (election to waive exemption).

22. No event, transaction, act or omission has occurred by reason or in consequence of which any Group Company may be deemed to make a taxable supply under paragraph 1 of Schedule 10 to the VATA or under the Value Added Tax (Self-Supply of Construction Services) Order 1989.

23. No tenancy, lease or licence to which any Group Company is a party is or may become a developmental tenancy, developmental lease or developmental licence for the purposes of Group 1 of Schedule 9 to the VATA.

24. No Group Company is and has not been a party to any transaction or arrangements in respect of which a direction has been or could be made under paragraphs 1 or 2 of Schedule 6 or paragraph 1 of Schedule 7 to the VATA.

25. No Group Company is, nor has it, agreed to become an agent, manager or factor for the purposes of section 47 of the VATA (agents, etc.) of a person not resident in the United
Kingdom.

26. No Group Company has been a party to any transactions in respect of which a direction under the provisions of Schedule
9A to the VATA has been or may be made.

27. All value added tax payable on the import of goods and all customs duties and duties of excise payable to a Tax
Authority in respect of any asset (including, without limitation, trading stock) imported or owned by each Company have been paid.

28. No Group Company has been a close company for the purposes of ICTA.

29. All documents by virtue of which any Group Company has any right or in the enforcement of which any Group Company is interested have been duly stamped.

7.        Assets

1. Each asset included in the Accounts or acquired by any Group Company since the Reference Accounts Date (other than stock disposed of in the usual course of business) and each asset used by any Group Company or which is in the reputed ownership of any Group Company is:

      1.  legally and beneficially owned solely by each Group
Company free from any Encumbrance; and

      2. where capable of possession, in the possession or under the control of each Group Company.

2. Each Group Company owns or has a right to use each asset necessary for the effective operation of its business as currently conducted.

3. All plant, machinery, vehicles and equipment owned, possessed or used by each Group Company are in good condition and working order and have been regularly and properly maintained. None is in need of renewal or replacement or surplus to each Group Company's requirements.

4. Each Group Company's asset registers comprise a complete and accurate record of all the plant, machinery, equipment, vehicles and other assets owned, possessed or used by it.

5. Maintenance contracts are in force for each asset of each Group Company which it is normal to have maintained by independent or specialist contractors and for each asset which each Group Company is obliged to maintain or repair under a leasing or similar agreement. Those assets have been regularly maintained to a good technical standard and in accordance with:

      1. safety regulations required to be observed in relation to them; and

      2. the provision of any applicable leasing or similar agreement.

6. No Group Company is a party to, nor is liable under, a lease or hire, hire purchase, credit sale or conditional sale agreement.

7. No charge in favour of any Group Company is void or voidable for want of registration.

8. Each Group Company's stock is of satisfactory quality and saleable in the usual course of its business in accordance with its current price list.

9.        No Group Company has supplied, or agreed to supply,
defective or unsafe goods or goods which fail to comply with their terms of sale.
                               58

10.       No goods in a state ready for supply by each Group
Company are defective or unsafe or will fail to comply with terms of sale similar to terms of sale on which similar goods have previously been sold by any Group Company.

11. Each Group Company's level of stock is reasonable having regard to current and anticipated demand.

12. No debt shown in the Accounts, the Management Accounts or any Group Company's accounting records is overdue by more than 12 weeks or is the subject of an arrangement other than of the kind, particulars of which are set out in the Disclosure Letter.

13. No Group Company has released a debt shown in the Accounts, the Management Accounts or its accounting records so that the debtor has paid or will pay less than the debt's book value. None of the debts shown in the Accounts, the Management Accounts or any Group Company's accounting records has been deferred, subordinated or written off or become irrecoverable to any extent. To the best of the Vendor's knowledge, information and belief, each of those debts will realise its book value in the usual course of collection.

14. No Group Company has acquired or agreed to acquire any material asset on terms that property thereon does not pass until full payment is made.

8.        Year 2000

1. Each item of equipment and software programme used by any Group Company (a "Company System") in the course of its business has been produced, tested and/or amended in a manner which ensures that:

      1. a change of, reference to or use of a date before, on or after 31 December 1999 in the operation of that Company System, whether alone or in conjunction with each other Company System, will not have an adverse effect on, nor give rise to inconvenience in, the operation of that Company System; and

2. the inclusion of a date or dates before, on or after 31 December 1999 in the date information exchanged with any item of equipment and software programme which is not a Company System but with which that Company System exchanges date information in the course of the Company's business will not have an adverse effect on, nor give rise to inconvenience in, that exchange of date information or the subsequent use of that date information.

2. Each product and service sold by each Group Company (the "Product and Service") both now and at any time within the last six years has ensured that a change of, reference to or use of a date before, on or after 31 December 1999 in the operation of the Product and Service will not have an adverse effect on, nor give rise to inconvenience in, the operation of that Product and Service.

3. Each Company System and Product and Service will, in responding to two-digit date input and providing date output, resolve an ambiguity as to century in a manner which is consistent, clearly defined and apparent to the user.

9.        Intellectual Property

1.        Each of the Intellectual Property Rights is:

      1. valid and enforceable and nothing has been done or omitted to be done by which it may cease to be valid and enforceable;

      2. legally and beneficially owned by and validly granted to each Group Company alone, free from any licence, Encumbrance, restriction on use or disclosure obligation (or is lawfully used with the consent of the owner under a licence); and

      3. not, and will not be, the subject of a claim or opposition from a person (including, without limitation, an employee of each Company) as to title, validity, enforceability, entitlement or otherwise.

2. The Disclosure Letter contains details of all the Intellectual Property Rights in respect of which each Group Company is a registered or beneficial owner or applicant for registration including full correct and up-to-date information in relation to each registration and application.

3. All renewal and maintenance fees and taxes due and payable prior to completion in respect of each of the pending and registered Intellectual Property Rights have been paid in full. Each other action required to maintain and protect the pending and registered Intellectual Property Rights has been taken.

4. Nothing has been done or omitted to be done and no circumstances exist by which a person is or will be able to seek cancellation, rectification or other modification of a registration of any of the Intellectual Property Rights.

5. There is and during the two years ending on the date of this Agreement has been, no civil, criminal, arbitration, administrative or other proceeding or dispute in any jurisdiction concerning any of the Intellectual Property Rights. No civil, criminal, arbitration, administrative or other proceeding or dispute concerning any of the Intellectual Property Rights is pending or threatened. To the best of the Vendor's knowledge, information and belief, no fact or circumstance exists which might give rise to a proceeding of that type.

6. No Group Company has granted and nor is obliged to grant a licence, assignment, consent, undertaking, security interest, or other right in respect of any of the Intellectual
Property Rights.

7. There are no, and never have been, any outstanding claims against any Group Company for an infringement or unauthorised use of any of the Intellectual Property Rights. No
Group Company has received any written claim that any of the Intellectual Property is invalid.

8. The activities, processes, methods, products, services or Intellectual Property used, manufactured, dealt in or supplied on or before the date of this Agreement by each Company:

      1. are not, at the date of this Agreement, nor were they at the time used, manufactured, dealt in or supplied, subject to licence, consent or permission of, or payment to, another person;

      2. to the best of the Vendor's knowledge, information and belief, do not at the date of this Agreement, nor did they at the time used, manufactured, dealt in or supplied, infringe, misuse or embody the subject matter of any rights in the Intellectual Property (including, without limitation, moral rights) of another person;

      3. to the best of the Vendor's knowledge, information and belief, have not given, and will not give, rise to a claim against any Group Company.

9.        No party to an agreement relating to the use:

      1. by each Group Company of Intellectual Property owned by another person; or

      2.  of any Intellectual Property Rights owned by each Group
Company by another person

       is, or has at any time been, in breach of the agreement and no circumstances exist which would give rise to any breach of any such agreement or to any such agreement being terminated, suspended, varied or revoked without each Group Company's consent (other than termination without cause upon notice in accordance with the terms of the agreement).

10. All the Confidential Information is adequately and properly documented to enable the Purchaser to acquire and retain its full benefit.

11. Each Group Company has not disclosed and is not obliged to disclose any Confidential Information to any person other than its employees who are bound by obligations of confidence or except in the ordinary and usual course of business and then only on condition that the disclosure is to be treated as being of a confidential nature. The Vendor is not aware of any such confidentiality having been breached.

12.       The Intellectual Property Rights and each Group
Company's ownership, licence or rights in them will not be adversely affected by the transaction contemplated by this Agreement.

13. The Intellectual Property Rights comprise all the Intellectual Property necessary for each Group Company to operate its business, and for the business to continue to operate, as it has been operated during the two year period ending on the date of this Agreement.

14. Each Group Company is not a party to a confidentiality or other agreement and is not otherwise subject to any duty which restricts the free use or disclosure of information or of any of the Intellectual Property Rights.

15. Each Group Company does not use or operate its business under a name other than its corporate name.

16. The maximum liability of WPI Husky, to the Vendor's knowledge, is not in excess of 60,000 at the date of this Agreement with respect to the overdue royalty payments due to Teology Networks, Inc.

10.       Insurance

1. Each insurable asset of each Group Company has at all material times been and is at the date of this Agreement insured to its full replacement value (with no provision for deduction or excess) against each risk normally insured against by a person operating the types of business operated by each Group Company.

2. Each Group Company has at all material times been and is at the date of this Agreement adequately insured against accident, damage, injury, third party loss (including, without limitation, product liability), credit risk, loss of profits and all other risks to which a person operating the types of business operated by each Group Company is exposed.

3. The Disclosure Letter contains a list of each current insurance and indemnity policy in respect of which each Group Company has an interest (including any active historic policies which provide cover on a losses occurring basis) (together the "Policies") and sets out, in relation to each of the Policies, a summary including details of the parties, cover, deductibles, limits, exclusions, conditions and premium payable.

4. Each of the Policies is valid and enforceable and is not void or voidable and will be maintained in full force and effect without alteration pending Completion and all premiums will be paid on times.

5. No Group Company has done anything or omitted to do anything which might:

      1.  make any of the Policies void or voidable; or

      2. prejudice the ability to effect insurance on the same or better terms in the future.

6. No insurer under any of the Policies has disputed, or given any indication that they intend to dispute, the validity of any of the Policies on any grounds.

7. To the best of the Vendor's knowledge, information and belief, there is nothing which could vitiate any of the Policies or prejudice the ability to effect insurance on the same or better terms in the future.

8. No insurer has ever canceled or refused to accept or continue any insurance in relation to each Group Company.

9. No claims have been made, no claim is outstanding and no fact or circumstance exists which might give rise to a claim under any of the Policies.

10. No event, act or omission has occurred which requires notification under any of the Policies.

11. None of the insurers under any of the Policies has refused, or given any indication that it intends to refuse, indemnity in whole or in part in respect of any claims under the Policies.

12. Nothing has been done or omitted to be done, and there is nothing, which might entitle the insurers under any of the Policies to refuse indemnity in whole or in part in respect of any claims under the Policies.

13. All premiums which are due under the Policies have been paid.

14. No Group Company has not done anything or omitted to do anything, and there is nothing, which might result in an increase in the premium payable under any of the Policies.

11.       Real Property

1. The Property comprises all land and premises owned, occupied or used by, or in the possession of, each Group Company.

2. There is appurtenant to the Property each right and easement necessary for its proper and existing use including, without limitation, emergency escape routes. No right or easement is restricted in any way (including, without limitation, a restriction on hours of use) or is capable of being lawfully interrupted or terminated by any person.

3. Each Group Company holds each right or easement appurtenant for a term not less than the unexpired term of the lease, tenancy or licence.

4.        Each service necessary for the Property's existing use
(including, without limitation, electricity, gas and water supplies, sewerage and telecommunications lines) is available to each Group Company.

5. Each Group Company's access to the Property is sufficient for the existing use of the Property and is by means of a road adopted by the local highway authority and maintainable at public expense.

6. The Property is not subject to outgoings other than the uniform business rate, water and sewerage rates, rent, service charge and insurance premiums.

7. Neither the Property nor any of its title deeds is subject to an Encumbrance, agreement, obligation, condition, right, easement, exception, reservation, or other interest.

8. There is no person in possession or occupation of, or who has or claims a right or interest of any kind, in the Property adversely to each Company's interest and each Group
Company is entitled to and has exclusive vacant possession of the Property.

9. No fact or circumstance exists which materially and adversely affects the Property's value or the use or enjoyment of the Property or casts doubt on each Group Company's right or title to the Property.

10. Each Group Company has performed or complied with each Property Permit, obligation, condition, restriction, agreement (including, without limitation, the term of any lease) and legal and administrative requirement affecting the Property, or its respective ownership, occupation, possession or existing use.

11. There is, and during the two years ending on the date of this Agreement has been, no civil, criminal, arbitration, administrative, or other proceeding or dispute concerning the Property. No civil, criminal, arbitration, administrative or other proceeding concerning the Property is pending or threatened. To the best of the Vendor's knowledge, information and belief, no fact or circumstance exists which might give rise to a proceeding of that type. There is no outstanding notice affecting the Property.

12. There is no resolution or proposal for compulsory acquisition of the Property by a local or other authority.
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

13. The Property's existing use as hitech/light industrial with associated offices is the lawful use permitted under applicable town and country planning legislation and such permission is not temporary or personal.

14. Any permission necessary for the Property's existing use, construction and any subsequent alteration has been obtained and is in force, unimpeachable and unconditional or subject only to a condition that has been satisfied (and nothing more remains to be done under the condition).

15. To the best of the Vendor's knowledge, information and belief there is no material deficiency which requires correction in the state or condition of any building or other structure on or forming part of the Property.

16.  No flooding, subsidence or other material defect of any kind
(including, without limitation, a design or construction defect) which affects or has affected the Property.

17. No building or other structure on or forming part of the Property contains a deleterious substance or a substance which is not at the date of this Agreement used in generally accepted good building practice.

18. There is no fact or circumstance (and, to the best of the Vendor's knowledge, information and belief, no fact or circumstance will within six months starting on the date of this Agreement occur or arise) which:

      (a) could entitle or require a person (including, without limitation, a landlord or licensor) to forfeit or enter on, or take possession of, or occupy, the Property;

      (b) could restrict or terminate each Group Company's continued and uninterrupted possession or occupation of the Property; or

      (c) could prevent or restrict the Property's development for which planning permission has been or is expected to be obtained.

19. A rent or fee payable in respect of the Property is not at the date of this Agreement being reviewed and cannot be reviewed before Completion.

20. No person (including, without limitation, a landlord or licensor) has elected to waive, or indicated an intention to waive, an exemption from payment by each Group Company of value added tax in respect of a payment made under the Lease.
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

21. The documents disclosed relating to the Property are all those that are relevant and are complete copies.

22. No Group Company has any contingent liability or other liability as original tenant, landlord, assignee or otherwise in respect of any real property or interest in real property except the Property.

23. No Group Company has any contingent liability or other actual liability as original tenant, landlord, assignee or otherwise except in respect of the Coventry Lease.

12.       Environmental Matters, Health and Safety and Products
Liability

1. The operation of each Group Company's business does not involve and has never involved the use, or the release or discharge of a hazardous substance or article, waste, sewage or other pollutant or contaminant.

2. No land or other asset owned, occupied, possessed or used by each Group Company on or at any time before the date of this Agreement:

      (A) contains or has contained (in the case of land, above or below ground) a hazardous substance or article, waste or other pollutant or contaminant;

      (B) is or has been used for the deposit, storage, treatment or disposal of waste or sewage; or

      (C) is referred to or listed in a register of polluted or contaminated land and no fact or circumstance exists which might give rise to an entry in such a register.

3. No Group Company has sold, supplied or provided a defective product or services in the course of its business on or prior to the date hereof.

4. No Group Company has manufactured, sold or supplied any product or service which:

      (A) is, was or will become, in any material respect, faulty or defective; or

      (B) does not comply in any material respect with any warranty or representation, express or implied, made by or on behalf of any Group Company in respect of it or with all laws, regulations, standards and requirements applicable to it; or
                               67

      (C) was sold or supplied on terms that any Group Company accepts an obligation to service or repair or replace such products after delivery.

5. No Group Company has received a prohibition notice, a notice to warn or a suspension notice under the Consumer
Protection Act 1987 in relation to any of its products at any time within the last 3 years.

6. Each Group Company has in relation to its plant and machinery and other fixed assets, and the Premises and its employees, complied with all legal requirements relating to health and safety including, but not limited to, those imposed by the Health and Safety at Work etc. Act 1974 and all regulations made thereunder, and no action has been taken by any entering authority in relation to any actual or alleged breach of such requirements and neither is any Group Company in receipt of any claim by any officer or employee or any past officer or employee in relation to any such breach and the Vendor is not aware of any circumstances which may lead to such action or claim.

7. (A) For the purpose of this Warranty, Environmental Laws shall mean any existing laws (local or national) or regulations having application to the operation of the business of any Group Company including, without limitation, directives, regulations, rules, codes of practice and guidance notes made thereunder relating to environmental and health & safety matters.

      (B) Each Group Company is and to the Vendor's knowledge always has been in full compliance with all Environmental Laws and the existence and the use of the Premises, machinery and other property of any Group Company has been and is in accordance with all Environmental Laws.

      (C) No written notice, written demand or written request for information has been issued or made and no investigation or review is or has been threatened or is pending by any governmental authority or other person with respect to any alleged violation by any Group Company of any Environmental Law or liability thereunder.

      (D) No Group Company owns or has in the past owned or had any interest in land which has been used for a contaminative use or upon which toxic, radioactive, caustic or other hazardous substances (of whatever kind) have been stored or processed in a manner inconsistent with any Environmental Laws.

13.       Agreements

1. To the best of the Vendor's knowledge, information and belief no fact or circumstance exists which might invalidate or give rise to a ground for termination, avoidance or repudiation of an agreement, arrangement or obligation of which each Group Company is a party. No party with whom each Group Company has entered into an agreement, arrangement or obligation has given notice of its intention to terminate, or has sought to repudiate or disclaim, the agreement, arrangement or obligation.

2. No Group Company nor any party with whom each Group Company has entered into an agreement, arrangement or obligation is in material breach of the agreement, arrangement or obligation. To the best of the Vendor's knowledge, information and belief, no fact or circumstance exists which might give rise to a breach of this type.

3. No Group Company is a party to and is not liable under a long-term, onerous or unusual legally binding agreement, arrangement or obligation including, without limitation:

      (A) an agreement, arrangement or obligation entered into other than in the usual course of its business;

      (B) an agreement, arrangement or obligation entered into other than by way of a bargain at arms length;

      (C) an agreement, arrangement or obligation restricting each Group Company's freedom to operate the whole or part of its business or to use or exploit any of its assets;

      (D) a sale or purchase, option or similar agreement, arrangement or obligation affecting an asset owned, occupied, possessed or used by each Group Company or by which each Group
Company is bound;

      (E) a material agreement, arrangement or obligation with which each Group Company cannot comply on time or without undue or unusual expenditure of money or effort;

      (F) a contract for the sale of shares or assets comprising a business undertaking which contains warranties or indemnities under which any Group Company still has a remaining liability or obligation or can be terminated as a result of any change in the underlying ownership or control of any Group Company, or would be materially affected by such change; or

      (G) an agreement, arrangement or obligation which is in any way otherwise than in the ordinary course of any Company's business.

4.        Each Group Company is not:

      (A) a member of a joint venture, consortium, partnership or association (other than the bona fide trade association); or

      (B) a party to a distributorship, agency, franchise or management agreement or arrangement.

14.       Terms of Trade and Business

1. Each Group Company has paid its creditors within the times agreed with them. No debt owing by it has been due for more than 30 days.

2. During the year ending on the date of this Agreement, no substantial supplier or customer of each Group Company has:

      (A) stopped, or indicated an intention to stop, trading with each Company;

      (B) reduced, or indicated an intention to reduce, trading with each Company; or

      (C) changed or indicated an intention to change, substantially the terms on which it is prepared to trade with each Group Company.

3. To the best of the Vendor's knowledge, information and belief no substantial supplier or customer of each Group Company is likely to:

      (A) stop trading with each Group Company;

      (B) reduce substantially its trading with each Group
Company; or

      (C) change substantially the terms on which it is prepared to trade with each Group Company.

4. To the best of the Vendor's knowledge, information and belief, the attitude of customers, suppliers and employees with regard to each Group Company will not be prejudicially affected by the execution or performance of this Agreement or any document to be executed at or before Completion.

5. No Group Company has entered into an agreement or arrangement with a supplier or customer in terms materially different to its standard terms of business.

6. No person (either individually or jointly with another person) has bought from or sold to each Company, either in the financial year of each Group Company ended on the Reference Accounts Date or since the Reference Accounts Date, more than five per cent of the total amount of all purchases or sales made by each Group Company in that period.

7. No Group Company has outstanding any bid, tender, sale or service proposal.

8. None of the records, systems, data or information of each Group Company is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held or accessible by any means (including, without limitation, any electronic, mechanical or photographic process, computerised or not) which are not under the exclusive ownership and direct control of each Group Company.

9. Each Group Company has at all times complied with the Data Protection Acts 1984 and 1998 (including, for the avoidance of doubt, the data protection principles set out in Schedule 1 to the Data Protection Act 1984 and the Telecommunications (Data Protection and Privacy) (Direct Marketing) Regulations 1998.

15.       Effect of Sale

      Neither the execution nor the performance of this Agreement or any document to be executed at or before Completion will result in any Group Company losing the benefit of any licence, consent, permit, approval or authorisation (public or private) necessary for carrying on each Group Company's business in the places and in the manner currently carried on or any asset, grant, subsidy, right or privilege which it enjoys at the date of this Agreement or will:

      (A) conflict with;

      (B) result in the breach of;

      (C) give rise to an event of default under;

      (D) require the consent of a person under;

      (E) enable a person to terminate; or

      (F) relieve a person from an obligation under

any agreement or arrangement to which any Group Company is a party or any legal or administrative requirement by which any Group Company is bound or result in any present or future indebtedness of any Group Company becoming due or capable of being declared due and payable prior to its stated maturity.

16.       Employees

1. There is no employment or other contract of engagement between any Group Company and any of its directors or other officers. No Group Company is a party to a consultancy contract.

2. There is no employment contract between any Group Company and any its employees which cannot be terminated by any Group Company by three months notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

3. There is no employment or consultancy contract or other contract of engagement between any Group Company and any person which is in suspension or has been terminated but is capable of being revised or enforced and in respect of which each Company has a continuing obligation.

4.        The Disclosure Letter contains details of :

      (A) the total number of Group Company's employees including those who are on maternity leave or absent because of disability or other long-term leave of absence and who have or may have a right to return to work with each Group Company.

      (B) the name, date of start of employment, period of continuous employment, salary and other benefits, grade and age of each employee of each Group Company and, where an employee has been continually absent for more than one month, the reason for the absence; and

      (C) the terms of the contract of each director, other officer and employee of each Group Company entitled to remuneration at an annual rate or an average annual rate, or an average annual rate over the last three financial years, of more than 10,000.

5. The basis of the remuneration payable to each Group Company's directors, other officers and employees is the same as that in force at the Reference Accounts Date. Each Group Company is not obliged to increase, nor has it made provision to increase, the total annual remuneration payable to its directors, other officers and employees by more than five per cent.

6. No Group Company owes any amount to a present or former director, other officer or employee of each Group Company (or his dependent) other than for accrued remuneration or reimbursement of business expenses.

7. There is no agreement or arrangement between each Group Company and an employee or former employee with respect to his employment, his ceasing to be employed or his retirement which is not included in the written terms of his employment or previous employment. No Group Company has provided, or agreed to provide, a gratuitous payment or benefit to a director, officer or employee or to any of their dependents.

8. Each Group Company has maintained up-to-date, full and accurate records regarding the employment of each of its employees (including, without limitation, details of terms of employment, payments of statutory sick pay and statutory maternity pay, income tax and social security contributions, disciplinary and health and safety matters), and termination of employment.

9. Except as disclosed in the Accounts, no Group Company has:

      (A) incurred a liability for breach or termination of an employment contract including, without limitation, a redundancy payment, protective award and compensation for wrongful dismissal, unfair dismissal and failure to comply with an order for the reinstatement or re-engagement of an employee;

      (B) incurred a liability for breach or termination of a consultancy agreement; or

      (C) made or agreed to make a payment or provided or agreed to provide a benefit to a present or former director, other officer or employee of each Company or to any of their dependents in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

10.  Each Group Company has complied with:

      (A) each obligation imposed on it by, and each order and award made under, statute, regulation, code for conduct and practice, collective agreement, custom and practice relevant to relations between it and its employees or a trade union or the terms of employment of its employees; and

      (B) each recommendation made by the Advisory, Conciliation and Arbitration Service and each award and declaration made by the Central Arbitration Committee.

11. Within the year ending on the date of this Agreement, no Group Company has:

      (A) given notice of redundancies to the relevant Secretary of State or started consultations with a trade union under Chapter II of Part IV of the Trade Union and Labour Relations
(Consolidation) Act 1992 or failed to comply with its obligations under Chapter II of Part IV of that Act; or

      (B) been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment Regulations
1981) or failed to comply with a duty to inform and consult a trade union under those Regulations.

12.  No Group Company has any arrangement with and does not
recognise a trade union, works council, staff association or other body representing any of its employees.
                               74

13. No Group Company is involved in, and no fact or circumstance exist which might give rise to, a dispute with a trade union, works council, staff association or other body representing any of its employees.

14. No Group Company has and is not proposing to introduce a share incentive, share option, profit sharing, bonus or other incentive scheme for any of its directors, other officers or employees.

15. There is not and has not been a training scheme, arrangement or proposal in relation to each Company in respect of which a levy may become payable by each Company under the Industrial
Training Act 1982.

17.       Pensions and Other Benefits

1. Save in respect of The Plan, the Group Companies have no obligation (whether legally binding or not) to provide "relevant benefits" (within the meaning of Section 612 ICTA 1988) to, or in respect of any person who is now or has been an officer or employee of any Group Company or spouse or dependent of such officer or employee;

2. Full and accurate details and particulars of The Plan have been disclosed in the Disclosure Letter together with accurate, up-to-date and complete copies of all documents relating to The Plan including a list of investments held for The Plan and there is no obligation to provide benefits under The Plan other than as revealed in such documents and particulars;

3. The Plan is an "exempt approved scheme" (within the meaning of Chapter I of Part XIV ICTA 1988) and, to the best of the Vendor's knowledge and awareness, there is no reason why approval of the Board of Inland Revenue should be withdrawn;

4. Other than benefits on death as disclosed, The Plan provides only money purchase benefits as defined in Section 181 Pension Schemes Act 1993. No person who is now or has been an officer or employee has been promised that he or his dependents will receive benefits on his retirement, death or leaving service other than money purchase benefits as defined above.

5. During the Vendor's period of ownership of the Companies, the provisions of The Plan has never discriminated between male and female members.

6. All premiums payable under contracts of insurance relating to payment of benefits on death before normal pension age in respect of any officer or employee of any Group Company have been paid and all contributions to, and expenses of, The Plan which have fallen due for payment have been paid.

7. Except as fairly disclosed in the Disclosure Letter, there is no dispute with regard to the benefits payable under The Plan or any other payments or benefits referred to in paragraph
17.1. Except as fairly disclosed in the Disclosure Letter, no legal proceedings in connection with The Plan are pending, threatened or expected nor is there any fact or circumstance likely to give rise to any such proceedings.

8. The Plan has at all times complied with and been administered in accordance with the provisions governing it and all applicable laws, regulations and requirements, including the requirements of the Inland Revenue for continued approval as an exempt approved scheme, and of trust law.

9. The Group Companies have at all times complied with all the provisions of The Plan which apply to it.

10. The Plan is not a contracted out plan within the meaning of the Pension Schemes Act 1993.

18.       Liabilities

1. Except as disclosed in the Accounts or in the Disclosure Letter, no Group Company has any outstanding and has not agreed to create or incur loan capital, borrowing or indebtedness in the nature of borrowing.

2. No Group Company is a party to and is not liable under a guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another person's obligation.

3. No part of the loan capital, borrowing or indebtedness in the nature of borrowing of each Group Company is dependent on the guarantee or indemnity of, or security provided by, another person.

4. No event has occurred or been alleged to have occurred which:

      (A) constitutes an event of default, or otherwise gives rise to an obligation to repay, under an agreement relating to borrowing or indebtedness in the nature of borrowing (or will do so with the giving of notice or lapse of time or both) or

      (B) will lead to an Encumbrance constituted or created in connection with borrowing or indebtedness in the nature of borrowing, a guarantee, an indemnity or other obligation of each Group Company becoming enforceable (or will do so with the giving of notice or lapse of time or both).

5. No Group Company is liable to repay an investment or other grant or subsidy made to it by a body (including, without limitation, the Department of Trade and Industry or its predecessor).

6. No fact or circumstance (including, without limitation, execution and performance of this Agreement) exists which might entitle a body to require repayment of, or refuse an application by each Group Company for, the whole or part of a grant or subsidy.

7. No subsidiary or affiliate of the Guarantor is a creditor of the Guarantor.

8. No subsidiary or affiliate of the Vendor is a creditor of the Vendor.

9. The Guarantor has no liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, arising out of or relating to the business and operations of the Guarantor as previously or currently conducted or contemplated to be conducted except (a) as and to the extent disclosed or provided for in the Financial Statements and (b) for liabilities and obligations that
(i) were incurred after the date of the Financial Statements in the ordinary course of business consistent with past practice;
(ii) individually and in the aggregate would not have a material adverse effect; and (iii) do not and will not materially impair the ability of the Guarantor to perform its obligations hereunder or under any document, instrument, certificate or agreement necessary to transfer to the Purchaser good and valid title to the Shares, free and clear of any and all Encumbrances thereon, at the Completion Date, or the ability of the Purchaser to conduct the business and operations of the Company from and after the Completion Date.

10. The Vendor has no liabilities or obligations of any nature, whether known or unknown, absolute, accrued contingent or otherwise and whether due or to become due, arising out of relating to the business and operations of the Vendor as previously or currently conducted or contemplated to be conducted except (a) as and to the extent disclosed or provided for in the
 Accounts and (b) for liabilities and obligations that (i) were incurred after the Reference Accounts Date in the ordinary course of business consistent with past practice; (ii) individually and in the aggregate would not have a material adverse effect; and
 (iii) do not and will not materially impair the ability of the Vendor to perform its obligations hereunder or under any document, instrument, certificate or agreement necessary to transfer to the Purchaser good and valid title to the Shares, free and clear of any and all Encumbrances thereon, at the Completion Date, or the ability of the Purchaser to conduct the business and operations of the Company from and after the
                        Completion Date.

19.       Permits

1. Each Group Company has obtained and has complied with the terms and conditions of each Permit.

2.        Details of each Permit are set out in the Disclosure
Letter.

3. Each Permit is in force, unimpeachable and unconditional or subject only to a condition that has been satisfied. No expenditure or work is or will be necessary to comply with, maintain or obtain a Permit. To the best of the Vendor's knowledge, information and belief, no Permit will be revoked, suspended, canceled or varied or not renewed.

4. Each action required for the renewal or extension of each Permit has been taken.

5. No Permit will be revoked, suspended, canceled, varied or not renewed as a result of the execution or performance of this Agreement or any document to be executed at or before Completion and there is no circumstances which indicate that any such Permit is likely to be revoked, suspended, canceled, varied or not renewed or that any of them will expire within a period of one year from the date of this Agreement.

20.       Insolvency

1. No order has been made, petition presented or resolution passed for the winding up of any Group Company or for the appointment of a provisional liquidator to any Group Company and no administration order has been made in respect of each Group Company.

2. No receiver or manager has been appointed of the whole or part of any Group Company's business or assets.

3.        No voluntary arrangement has been proposed under
Section 1 of the Insolvency Act 1986 in respect of any Group Company. No compromise or arrangement has been proposed, agreed to or sanctioned under section 425 of the CA 1985 in respect of each Group Company.

4. No Group Company is insolvent or unable to pay its debts within the meaning of Section 123 of the Insolvency Act
1986.

5. No Group Company has stopped paying its debts as they fall due.

6. No distress, execution or other process has been levied on an asset of each Group Company or action taken to repossess goods in each Group Company's possession which has not been satisfied in full.

7. There is no unsatisfied judgment or court order outstanding against any Group Company.

8. No floating charge created by any Group Company has crystallized and, so far as the Vendor is aware, there are no circumstances likely to cause such floating charge to crystallize.

9. No action has been taken by the Registrar of Companies to strike any Group Company off the register under section 652 of the CA 1985.

10. No Group Company has at any time during the two years immediately prior to the date of this Agreement:

      (A) entered into a transaction with any person at an undervalue (as referred to in Section 238(4) of the Insolvency
Act 1986) or

      (B) been given a preference by any person (as referred to in section 239(4) of the Insolvency Act 1986).

11. No event analogous to any of the foregoing has occurred in or outside England.

21.          Competition

1. No Group Company has any liability under, and is not a party to, any agreement or arrangement

      (A) particulars of which have been furnished to the Director General of Fair Trading under the Restrictive Trade
Practices Acts 1976 and 1977;

      (B) which is prohibited by any competition law.

2. No Group Company has given an undertaking or written assurance (legally binding or not) to a governmental authority or an authority of the European Communities or European Economic Area under the Fair Trading Act 1973, Competition Act 1980, Restrictive Trade Practices Acts 1976 and 1977, Resale Prices Act 1976, Treaty of Rome, Agreement on the European Economic Area or any other statute or legal instrument. No Group Company is affected by an order or regulation made under the Fair Trading Act 1973 or the Competition Act 1980 or by a decision of the Commission of the European Communities, EFTA Surveillance Authority or a competition or governmental authority of another jurisdiction.

3. No Group Company has received a communication or request for information relating to any aspect of each Group Company's business from or by the Director General of Fair Trading, Competition Commission, Secretary of State for Trade and Industry, Commission of the European Communities or EFTA Surveillance Authority or a competition or governmental authority of another jurisdiction. No agreement, arrangement or conduct (by omission or otherwise) of each Group Company is or has been the subject of an investigation, report or decision by any of those persons or bodies and none is pending or threatened. To the best of the Vendor's knowledge, information and belief, no fact or circumstance exists which might give rise to an investigation, report or decision by any of those persons or bodies.

22.       Litigation and Compliance with Law

1. No Group Company nor a person for whose acts or defaults each Group Company may be vicariously liable is involved, or has during the two years ending on the date of this Agreement been involved, in a civil, criminal, arbitration, administrative or other proceedings. No civil, criminal, arbitration, administrative or other proceeding is pending or threatened by or against each Group Company or a person for whose acts or default each Group Company may be vicariously liable.

2. To the best of the Vendor's knowledge, information and belief, no fact or circumstance exists which might give rise to a civil, criminal, arbitration, administrative or other proceeding involving each Group Company or a person for whose acts or defaults each Group Company may be vicariously liable.

3. There is no outstanding judgment, order, decree, arbitral award or decision of the court, tribunal, arbitrator or governmental agency against each Group Company or a person for whose acts or defaults each Group Company may be vicariously liable.

4. Each Group Company has, in the Vendor's reasonable knowledge, conducted its business and dealt with its assets in all material respects in accordance with all applicable legal and administrative requirements.

5. There is not and has not been any governmental or other investigation, inquiry or disciplinary proceeding concerning each Group Company and none is pending or threatened. To the best of the Vendor's knowledge, information and belief no fact or circumstance exits which might give rise to an investigation, inquiry or proceeding of that type.

6. No Group Company or any person for whose acts or defaults each Group Company may be vicariously liable has:

      (a) induced a person to enter into an agreement or arrangement with any Group Company by means of a unlawful or immoral payment, contribution, gift or other inducement;

      (b) offered or made an unlawful or immoral payment, contribution, gift or other inducement to a government official or employee; or

      (c) directly or indirectly made an unlawful contribution to a political activity.

23.       Insider Agreements

      There is not, and during the three years ending on the date of this Agreement, there has not been, any agreement or arrangement (legally enforceable or not) to which any Group Company is or was a party and in which any of the Vendor, a director or former director of any Group Company or a person connected with any of them is or was interested in any way. For this purpose, "connected" has the meaning given by section 839 of ICTA, except that in construing section 839 "control" has the meaning given by section 840 or section 416 of ICTA so that there is control wherever either section 840 or 416 requires.

24.       Miscellaneous

1. Each Group Company is operating and has always operated its business in all respects in accordance with its memorandum and articles of association at the relevant time.

2. Each register, minute book and other book which the CA 1985 requires each Group Company to keep has been properly kept and contains a complete and accurate record of the matters which it is required by the CA 1985 to record. No notice has been received or allegation made that a register or book is incorrect or should be rectified.

3. All returns, particulars, resolutions and other documents required to be delivered by each Group Company to the Registrar of Companies and other governmental or other authority or agency have been properly prepared and delivered.

4. No Group Company has not given a power of attorney or other authority by which a person my enter into an agreement, arrangement or obligation on any Group Company's behalf (other than an authority for a director, other officer or employee to enter into an agreement in the usual course of that person's duties).

25.       Brokerage or Commission

      No person is entitled to receive a finder's fee, brokerage or commission from any Group Company in connection with this Agreement.

                           SCHEDULE 5

                           Properties

1. The Coventry Property - Premises at Coventry Walsgrave Triangle, Hinckley Road, Coventry more particularly described in a lease dated January 24, 1992 between Ashford Developments Limited (1) and Husky Computers Limited (2) (the "Coventry Lease"). Leasehold - for a term of 25 years from December 16, 1991 (registered at HM Land Registry under title no:
   WK340933).

2. 30, rue du Morvan, Batiment G, Rungis.
   Leasehold - for a term of 9 years from April 15, 1989 between SILIC and the French Office of WPI Husky.

   12, rue Le Corbusier, Parc d'Affaires SILIC, Batiment Iena B2,
Rungis.
   Leasehold - for a term of 9 years from June 1, 1998 between SILIC and the French Office of WPI Husky.

3. Leasehold - for a term of 5 years from April 1995 until March
   28, 2000 (automatic renewal for 5 years unless terminated) between WPI Husky GmbH and Helmut Hermes Verpachtungen.

                           SCHEDULE 6

                       Property Provisions

  Terms of Sale and Leaseback or Surrender and New Lease of the
                        Coventry Property

Section 1

1..The Vendor agrees with the Purchaser to accept or procure the acceptance by one of its affiliates of an assignment ("Assignment") of the Coventry Lease and the Purchaser agrees to grant or procure the grant of the Assignment (and where reference in this Schedule is made to WPI Husky it shall mean the Purchaser or at its direction WPI Husky) upon the following provisions of this part of this Schedule.

2..Insofar as the same are applicable and are not consistent with or varied by the express terms of this Agreement, the foregoing agreement relating to the Assignment shall incorporate the Standard Conditions of Sale (Third Edition) ("Conditions") as varied in the manner set out below and for the avoidance of doubt for the purposes of the Conditions the seller is the Purchaser or at its discretion WPI Husky and the Vendor is the buyer.

1. In paragraphs (a) and (b) of Condition 1.3.6 the words
   "unless returned undelivered" shall be added after the word
   "posting".

2. Paragraph (c) of Condition 3.1.2 shall be amended to read those of which the seller does not have actual knowledge and the following paragraph (f) shall be added to the
   Condition:

   "(f) all other matters disclosed or reasonably to be expected to be disclosed by searches and as a result of enquiries made by or for the buyer or which a prudent buyer ought to make".

3. In Condition 3.1.3 the words "of which he receives actual knowledge" shall be inserted after the words "new public requirement" and shall also be substituted for the words
   "which he learns about".

4. Condition 4.3.2 shall not apply.

5. Conditions 5.1.1 and 5.2.1 shall not apply and the risk of damage to or destruction of the Coventry Property passes to the Vendor from the date of this Agreement save that the Purchaser shall continue to comply with the insurance provisions of the Coventry Lease.

6. The following proviso shall be added at the end of Condition
   6.6:

      "PROVIDED that the production of such receipt shall not be a condition of completion but if the seller is unable to produce the same then the Vendor shall furnish such other evidence (if any) as may be available in respect thereof" and in paragraph (a) of Condition 8.3.2 the words "but the Seller shall not be obliged to pay a premium for such consent" shall be added after the words "obtain it".

7. The Coventry Lease is sold together with all easements, rights and licences attaching or appurtenant thereto and all buildings, structures and fixed and non-severable plant, machinery and equipment thereon except:

   (A) property belonging to the suppliers of gas, water, electricity, telecommunications or other services; and

   (B)  landlord's fixtures and fittings; and

   (C) tenant's and trade fixtures and fittings on any part of the Coventry Property which are owned by the Purchaser or WPI Husky but subject to the easements, rent charges, covenants, restrictions, leases, tenancies (including statutory tenancies), licences, agreements, overriding interests (as defined in Section 70(1) of the Land Registration Act 1925) and also are sold subject also to the rents, covenants and conditions reserved by or contained in the leases under which the same are respectively held.

   The Vendor shall raise no requisitions nor make any objection in respect of any of the above.

8. The Assignment shall be made without title guarantee.

9. The Vendor (as the transferee) will covenant with WPI Husky
   (as the transferor) as follows:

   "The Assignee hereby covenants with the Assignor that the Assignee and the Assignee's successors in title will henceforth during the continuance of the term of the Lease pay the rents reserved thereby and observe and perform the lessee's covenants and the conditions contained therein and will indemnify the Assignor and the successors in title of the Assignor from and against all actions, proceeds, costs, claims, expenses and liability for or on account of (i) any future breach, non-observance or non-performance thereof and
   (ii) any breach, non-observance or non-performance of any covenants concerning the state or condition of the Property".

10.The Vendor is deemed to buy with knowledge in all respects of the authorised uses of the Coventry Property for the purposes of the enactments from time to time in force relating to town and country planning.

11.Upon the actual completion of the sale and purchase of the Coventry Property the Vendor shall simultaneously grant and WPI Husky shall accept the New Sublease of the Coventry
   Property.

3..Consents to Transfer of Coventry Property and New Sublease

1. WPI Husky shall (or at the request of the Vendor, permit the Vendor to):

   (A) apply at the expense of the Vendor for consent to assign the Coventry Property to the Vendor and for the grant of the New Sublease to WPI Husky by the Vendor; and

   (B)  use all reasonable endeavours to obtain such consent;

   (C) keep the Vendor fully informed of all progress made with regard to the obtaining of such consent;

   (D) enter into a direct covenant with the landlord for the New Sublease as reasonably required by the Coventry lease.

2. The Vendor shall in connection with obtaining the consents referred to in paragraph 3.1.1 above:

   (A) provide all information and references reasonably required by the landlord;

   (B) enter into direct covenants and provide such other security as required under the Coventry lease or as the landlord may otherwise require.

Section 24.

1. The Vendor may, if it appears that the Landlord will not grant such consents, request that negotiations be had with the Landlord for the Landlord to take a surrender from WPI Husky of the Coventry Lease (at a premium or otherwise) and the simultaneous grant of a new lease by the Landlord to WPI Husky upon the same terms as the New Sublease.
2. WPI Husky, as tenant under the Coventry Lease, shall authorise in writing Mike Tule of the Vendor to conduct all negotiations with the Landlord but he shall have no authority to bind or commit WPI Husky or the Purchaser and all negotiations shall be on a subject to contract and without prejudice basis.

3. Mr. Tule shall keep WPI Husky fully informed of the progress of any negotiations, invite WPI Husky to attend any meetings, and copy them in on all correspondence.

4. Any negotiations by the Vendor and/or Mr. Tule under this Schedule shall be at the cost of the Vendor and any costs and expenses required by the landlord (including legal) in connection with such negotiations and the completion of any documentation shall also be at the cost of the Vendor and the Purchaser and WPI Husky shall be indemnified by the Vendor in respect of such costs.

5. In the event that a surrender of the Coventry Lease and grant of a new lease to WPI Husky can be negotiated, the Vendor shall pay and indemnify, in addition to the costs and expenses of the Landlord, any premium or other consideration required by the Landlord for such Surrender including VAT thereon and all stamp duty payable on the new lease.

6. WPI Husky shall retain the discretion as to whether the terms proposed by the Landlord for the surrender or a new lease are acceptable to the Purchaser provided that the Purchaser shall if the following conditions are fulfilled procure that WPI Husky effects such surrender and accepts a new lease.

7. The conditions referred to in the foregoing paragraph are:

   (A) Any premium demanded by the Landlord is paid by the Vendor;

   (B)  All costs are met by the Vendor;

   (C) The terms of the surrender do not impose any post completion obligations on WPI Husky and all pre-completion obligations are observed or performed by the Vendor at the Vendor's costs;

   (D) The terms of the new lease offered by the Landlord are those of the New Sublease.




Section 3

5. In this Schedule:-

   "New Sublease" means a sublease of the whole of the Coventry Property to be granted by the Vendor as Transferee of the Coventry Lease at the passing rent currently payable under the Coventry Lease for a term of five years commencing on the date of the Assignment with a rent review at 25/12/2001 substantially in the form of the Coventry Lease except that the Tenant shall not be liable to keep the premises the subject of the demise in a better state or condition than at the date of this Agreement and the Lease shall contain an option for the Tenant upon giving not less than 6 months' notice before the end of the term for a further lease for a term expiring 10 years after the date of the Assignment with a review as at 25.12.2006.

Section 4

6..The Vendor shall by the End Date either:

   1.        Complete the Assignment and the grant of the New
         Sublease; or

   2. Complete the Surrender and procure the grant of a new lease.

7..In paragraph 6 the End Date means 90 days after the date of this Agreement.

                           SCHEDULE 7


                  Purchase Price Apportionment

Purchase Price apportioned to the Shares: U.S. $20,704,400

Purchase Price apportioned to the US Assets: U.S. $10,908,400

Purchase Price apportioned to the UK Assets: U.S. $3,000,000

         Total Purchase Price U.S. $34,612,800

                           SCHEDULE 8

                      Accounting Principles

                             UK GAAP

SIGNED BY                         )
on behalf of                      )
DYNATECH NOMINEES                 )         MARK TREMALLO
LIMITED in the presence of:-      )

Witness: ALLAN M. KLINE

Signature:

Address:

Occupation: DIRECTOR



SIGNED BY JOHN ALLARD             )
for and on behalf of              )
WPI GROUP (UK)                    )         JOHN ALLARD
in the presence of:-              )

Witness: LINDA M. RACETTE

Signature:

Address: 54 MAPLE LANE, MANCHESTER, NH 03109

Occupation: LEGAL ASSISTANT

SIGNED BY JOHN ALLARD             )
for and on behalf of              )            JOHN ALLARD
WPI GROUP INC.                    )
in the presence of:-              )

Witness:   LINDA M. RACETTE

Signature:

Address: 54 MAPLE LANE, MANCHESTER, NH 03109

Occupation: LEGAL ASSISTANT

                        TABLE OF CONTENTS

1         Sale and Purchase of Shares                          2

2         Completion                                           3

3         Completion Accounts                                  6

4         Warranties                                           12

5         Action Pending Completion                            13

6         Purchaser's Rights                                   16

7         Limitations on the Vendor's Liability                17

8         Use of Intellectual Property Rights                  20

9         Vendor's Undertakings and Guarantee                  20

10        Confidential Information                             24

11        Announcements                                        25

12        Competition                                          25

13        Costs                                                26

14        Interest                                             27

15        General                                              27

16        Assignment                                           27

17        Time of the Essence                                  27

18        Further Assurance                                    27

19        Interpretation                                       28

20        Notices                                              34

21        Governing Law and Jurisdiction                       35

22        Counterparts                                         35


 SCHEDULE 1     36
 SCHEDULE 2     37
 SCHEDULE 3     39
 SCHEDULE 4     42
 SCHEDULE 5     73
 SCHEDULE 6     74
 SCHEDULE 7     79
 SCHEDULE 8     80

                         WPI Group (UK)


                               and


                         WPI Group Inc.

                               and

                    Dynatech Nominees Limited






               AGREEMENT FOR THE SALE AND PURCHASE

                          OF SHARES IN

                WPI HUSKY TECHNOLOGY LTD AND WPI
                      HUSKY TECHNOLOGY GMBH

EXHIBIT 10.25


                     BUSINESS SALE AGREEMENT


      THIS AGREEMENT is made on 22 February, 2000

      BETWEEN:

      (1) WPI Oyster Termiflex Limited (registered in England and Wales under Company Number 01167923) the registered office of which is at Eden Road, Walsgrave Triangle Business Park,
   Coventry, West Midlands CV2 2TB (the "Vendor"); and

      (2) Dynatech Corporation Limited (registered in England and Wales under Company Number: 02475549) the registered office of which is at Marlborough House, 3-5 Worton Drive, Worton Grange, Reading, Berkshire, RG2 0TG (the "Purchaser").


                            RECITALS

      A. WPI Group (UK), WPI Group Inc. and Dynatech Nominees Ltd. are parties to an agreement of even date herewith for the sale and purchase of shares in WPI Husky Technology Ltd. and WPI Husky Technology GmbH (each a "Group Company" and together the "Group Companies") (the "Share Purchase Agreement").

      B.     The Vendor is a wholly-owned subsidiary of WPI Group
   (UK) and the Purchaser owns the entire issued share capital of Dynatech Nominees Ltd.

      C. The Business is now and has for some time past been carried on by the Vendor as beneficial owner.

      D. The Vendor has agreed to sell and transfer and the Purchaser has agreed to purchase the Business (together with the Assets) as a going concern on the terms and conditions of this Agreement and in particular on the basis of the representations, warranties, undertakings, agreements and indemnities set out in this Agreement.

      IT IS AGREED as follows:

      1.  Definitions and Interpretation.

      1.1 Unless the context requires otherwise, in this Agreement capitalised terms shall have the meaning given to them in the Share Purchase Agreement and as applied to this Agreement, except that the following words shall have the following meanings:

      "Assets" means the assets of the Business agreed to be sold and purchased pursuant to this Agreement as described in Clause 2.1;

      "Assumed Liabilities" means the liabilities of the Business assumed by the Purchaser pursuant to Clause 2.2;

      "Book Debts" means all trade and other debts including pre-payments owing to the Vendor on the Transfer Date to the extent taken into account in the Completion Accounts;

      "Business" means the business of WPI Oyster Termiflex Ltd.
   carried on by the Vendor at the Transfer Date;

      "Business Contracts" means the Customer Contracts, Supplier
   Contracts, Computer Contracts, IP Licenses, and the
   Leasing/Hire Agreements including without limiting the generality of the foregoing words, all those contracts particulars of which are set out in Schedule 3;

      "Business Information" means all information, know-how and techniques (whether or not confidential and in whatever form held) which in any way relates to: (i) all or any part of the Business and Assets; (ii) any products manufactured and/or sold or services rendered by the Business; (iii) any formulas, designs, specifications, drawings, data, manuals or instructions; (iv) the operations, management, administration, or financial affairs of the Business (including any business plans or forecasts, information relating to future business development or planning information relating to litigation or legal advice); and (v) the sale or marketing of any of the products manufactured and/or sold or services rendered by the Business, including, but without limiting the generality of the foregoing words, all customer names and lists, sales and marketing information (including but not limited to targets, sales and market share statistics, market surveys and reports on research);

      "Business Intellectual Property" means all Intellectual Property owned, used or enjoyed by the Vendor or any member of the Vendor Group in connection with the Business as carried on at the Transfer Date (including, without limiting the generality of the foregoing words, those specified in Schedule 5) together with any Intellectual Property which is or has been used in the Business or which is needed to fulfil any Customer Contracts;

      "Completion" means the completion of the sale and purchase of the Business and the Assets in accordance with Clause 6 and
   Schedule 1;

      "Completion Date" means the date of Completion of this Agreement;

      "Computer Contracts" means all arrangements and agreements pursuant to which any third party, including any member of the Vendor Group, provides any element of the Computer System to the Business;

      "Computer System" means all computer hardware, software and networks owned or used by the Business including all arrangements relating to the provision of maintenance and support, security, disaster recovery, facilities management, bureau and on-line services to the Business;

      "Connected" means connected as defined in Section 839, Income and Corporation Taxes Act 1988;

      "Consideration" means the total purchase price payable by the Purchaser to the Vendor for the Business and Assets pursuant to Clause 5;

      "Creditors" means all trade and other debts, accrued charges and all other amounts owing by the Vendor in connection with the Business on the Transfer Date to the extent taken into account in the Completion Accounts but for the avoidance of doubt, excluding the Excluded Liabilities;

      "Customer Cash" means all cash sums belonging or referable to customer or potential customers of the Business which are held by or deposited with the Vendor as deposits for, or advance or instalment payments in relation to, any Business Contract or so held or deposited in relation to any future contract or order which any such customer may place with the Business in the future;

      "Customer Contracts" means all those contracts, engagements or orders entered into on or prior to the Transfer Date by or on behalf of the Vendor with customers for the sale, loan or hire of goods or equipment or provision of services by the Vendor in connection with and in the ordinary course of Business which at the Transfer Date remain to be performed in whole or in part by the Vendor;

      "Employees" means the persons employed in the Business at the date of this Agreement (whose names and addresses are set out in Schedule 4 together with certain particulars of their respective employments);

      "Excluded Assets" means the assets referred to in Clause
   3.1 as being excluded from the sale pursuant to this Agreement;

      "Excluded Liabilities" means the liabilities referred to in Clause 3.2 as being excluded from the sale pursuant to this Agreement;

      "Fixtures and Fittings" means the fixtures (other than the Plant and landlords' fixtures) and the fittings (other than landlords' fittings), plant and machinery (other than the Plant), furniture, utensils, templates, implements, chattels and equipment wherever situate belonging to the Vendor and used in connection with the Business;

      "Goodwill" means the goodwill custom and connection of the Vendor in relation to the Business together with the exclusive right of the Purchaser and its successors and assigns to the use of the name "Oyster" (but for the avoidance of doubt excluding the name "Termiflex") and to represent themselves as carrying on the Business in succession to the Vendor;

      "IP Licenses" means any licences, authorisations and permissions in any form whatsoever whether express or implied, pertaining to the use, enjoyment and exploitation by (i) the Vendor or any member of the Vendor Group of any Intellectual Property or Business Information in connection with the Business as carried on at the Transfer Date, and (ii) any third party of any Business Intellectual Property or Business Information;

      "Leasing/Hire Agreements" means all those contracts, engagements or orders entered into on or prior to the Transfer Date by or on behalf of the Vendor in relation to the leasing, lease purchase or hire of goods or equipment for use in and in the ordinary course of the Business which on the Transfer Date remain to be performed in whole or in part;

      "Motor Vehicles" means those motor vehicles, details of which are set out in Schedule 6;

      "Permit" means:

      (a) a permit, licence, consent, approval, certificate, qualification, specification, registration or other authorisation; or

      (b) a filing of a notification, report or assessment,

      in each case necessary for the effective operation of the Vendor's Business and Assets as currently conducted;

      "Plant" means all plant, equipment and machinery wherever situate belonging to the Vendor and used in connection with the Business;

      "Premises" means the Coventry Property;

      "Records" means the books, accounts, lists of customers, credit reports, price lists, cost records, work tickets, catalogues, advertising and all the other documents, papers and records (however stored) (including VAT records) of the Vendor relating to the Business or any of the Assets;

      "RTPA" means the Restrictive Trade Practices Act 1976;

      "Security Interest" means and includes encumbrance, mortgage, charge, assignment for the purpose of security, pledge, lien, right of set-off, retention of title or hypothecation for the purpose, or which has the effect, of granting security interest of any kind whatsoever and any agreement, whether conditional or otherwise, to create any of the foregoing;

      "Stock" means the stock-in-trade of the Business at the Transfer Date including (without limitation) raw materials, goods and other assets purchased for resale, stores, component parts, work in progress, together with finished products and packaging and promotional material, all of which is owned or agreed to be bought by the Vendor in connection with the Business at the Transfer Date (including any items which, although subject to reservation of title by the sellers, are under the control of the Vendor);

      "Supplier Contracts" means all contracts, engagements or order entered into on or prior to the Transfer Date by or on behalf of the Vendor for the supply or sale of goods to the Vendor in connection with and in the ordinary course of the Business which at the Transfer Date remain to be performed;

      "The Plan" means the WPI Group Money Purchase Plan and where the context so requires, the trustees of the Plan;

      "Transfer Date" shall mean the date of Completion;

      "Tintern House" means the freehold property known as Tintern House, Llantarnam, Cwmbran, Newport, Wales, NP44 3AB and registered in the name of the Vendor (Title no: WA827883);

      "VAT" means Value Added Tax or any similar tax from time to time replacing it or performing a similar fiscal function;

      "Vendor Group" means the Vendor, its holding company and all companies and undertakings which now or in the future become subsidiaries or subsidiary undertakings of the Vendor or of any such holding company (excluding the Group
   Companies);

      "Warranties" means the warranties, representations and undertakings set out in Clause 9 and Schedule 7.

      1.2 References to Clauses or Schedules are to Clauses or Schedules to this Agreement and references to sub-clauses are to sub-clauses of the relevant Clause, and the Schedules are deemed to be incorporated in this Agreement, and a reference to "this Agreement" includes a reference to the Schedules.

      1.3  In this Agreement:

      1.3.1 the index and the clause headings are included for convenience only and shall not affect the construction of this Agreement;

      1.3.2 words denoting the singular shall include the plural and vice versa;

      1.3.3 words denoting any gender shall include a reference to each other gender;

      1.3.4 references to persons shall be deemed to include references to natural persons, firms, partnerships, companies, corporations, associations, organisations, foundations and trusts (in each case whether or not having separate legal personality); and

      1.3.5  words and expressions defined in the Companies Act
   1985 shall, where the context so admits, bear the same meanings in this Agreement.

      1.4 References in this Agreement to statutory provisions shall (where the context so admits and unless otherwise expressly provided) be construed as references to those provisions as respectively amended, consolidated, extended or re-enacted as at the date of this Agreement and at the Completion Date (as the context requires) and to any orders, regulations, instruments or other subordinate legislation made under the relevant statutes.

      1.5 References to documents in Agreed Form shall mean a document in a form agreed by the parties and initialed by each of these for the purpose of identification.


      2.  Agreement to Sell and Purchase.

      2.1 The Vendor shall sell with full title guarantee and transfer or procure the sale and transfer (which expression shall where appropriate include an assignment or novation) and the Purchaser (relying on the Warranties, representations and undertakings in this Agreement) shall purchase with effect from the Transfer Date the Business as a going concern free from all claims, liens, equities, charges and encumbrances together with the following assets:

      2.1.1  the Goodwill;

      2.1.2  the Plant;

      2.1.3  the Fixtures and Fittings;

      2.1.4  the Stock;

      2.1.5  the Motor Vehicles;

      2.1.6  the benefit (subject to the burden) of the Business
   Contracts;

      2.1.7  the Business Intellectual Property;

      2.1.8  the Business Information;

      2.1.9  the Computer System;

      2.1.10  the Book Debts;

      2.1.11  the Customer Cash;

      2.1.12  the Records;

      2.1.13 all (if any) other assets, property or rights of the Vendor relating to or connected with or belonging to or required for or used in the Business or in or on the Premises and which are not described in the foregoing sub-clauses but not the Excluded Assets; and

      2.1.14 all the Vendor's rights against third parties including all rights under any of the warranties, conditions, guarantees or indemnities or under the Sale of Goods Act 1979 relating to any of the Assets and the benefit of all sums to which the Vendor is entitled from third parties or insurers in respect of damage to the Assets (save to the extent a provision in respect of such damage is made in calculating the Completion Accounts).

      2.2 Subject to the provisions of this Agreement, at Completion the Purchaser shall assume and agree to pay, honour and discharge when due all liabilities, obligations and commitments relating exclusively to the Business or the Assets (other than the Excluded Liabilities) outstanding on or accrued or referable to the period up to and including the Transfer Date, to the extent reflected and adequately provided for in the Completion Accounts (the "Assumed Liabilities").

      2.3 Title in each of the Assets will pass to the Purchaser on Completion.

      2.4 Subject to the Purchaser's rights under Clause 6.2, the sale and purchase of each of the Assets is interdependent and shall be completed simultaneously.

      2.5 The parties shall act reasonably and in good faith to agree the apportionment of the Consideration between the Assets, such agreement to be reached within 45 days of Completion.

      2.6 For the avoidance of doubt the Purchaser shall be entitled to the benefit of all contracts placed by any customer with the Vendor on or after Completion and any payment relating to or connected with any such contract that is or has been received by the Vendor shall be paid to the Purchaser forthwith.

      3.  Assets and Liabilities Not Included in the Sale.

      3.1 The following assets are expressly excluded from the sale and purchase of the Business and the Assets:

      3.1.1 Tintern House;

      3.1.2 any amount due or recoverable in respect of Tax relating to the Business attributable to periods or transactions completed before the Transfer Date;

      3.1.3 all the Vendor's cash in hand or at the bank or at any other financial institution other than Customer Cash;

      3.1.4 the Vendor's accounts and accounting records which do not relate exclusively or primarily to the Business or the Group Companies

      (together the "Excluded Assets").

      3.2 The following liabilities are expressly excluded from the sale and purchase of the Business and Assets:

      3.2.1 all the taxation liabilities (actual or contingent) or obligations relating to the Business or Assets and outstanding on or accrued or referable to the period up to and including the Transfer Date or arising by virtue of the sale and purchase recorded by this Agreement, including but not limited to any and all liabilities in respect of National Insurance, PAYE, VAT or other Taxation attributable to the Vendor in respect of the Business, the Assets or the Employees in respect of the period ending on the Transfer Date and all bank and other overdrafts and loans owing by the Vendor but excluding the Creditors;

      3.2.2 any liabilities (actual or contingent) incurred by the Purchaser which arise out of any complaint or failure by the Vendor to comply with the Vendor's legal obligations to inform, consult or notify any Employees, trade unions, works councils or Employee representatives in relation to the transaction contemplated by this Agreement;

      3.2.3  the Oyster Terminals Limited Executive Pension
   Scheme, the Oyster Terminals Unapproved Retirement Scheme and the Oyster Terminals Limited Staff Pension Scheme (1988) and all liabilities (actual or contingent) in connection therewith; and

      3.2.4 all borrowings and amounts in the nature of borrowings (including principal and interest) owing from, or payable by, the Vendor to any third party or any member of the Vendor Group;

      3.2.5 all liabilities (actual or contingent) in respect of Tintern House or any other real property, now or formerly owned, let or occupied by the Vendor whether as landlord, tenant, assignee, guarantor or otherwise or charged or imposed upon the Purchaser as owner or occupier including without limitation uniform business rates, water rates, VAT and other taxes and outgoings;

      3.2.6 all liabilities (actual or contingent) relating to the business of Oyster Termiflex Inc; and

      3.2.7 all liabilities (actual or contingent) arising out of or in connection with (i) the Vendor's ownership and / or disposal of title and rights to Printapen 5000 and (ii) all assets owned or used in connection therewith (including without limitation all intellectual property rights); and

      3.2.8 all liabilities to be retained by the Vendor pursuant to the provisions of this Agreement

      (together the "Excluded Liabilities").

      4.  Conditions Precedent.

      4.1 Completion of this Agreement is conditional upon completion of the Share Purchase Agreement.

      4.2 If the above mentioned condition is not satisfied on or before 29 February 2000 (or such other date as the Vendor and the Purchaser in their absolute discretion may agree in writing) this Agreement shall become null and void and neither party shall be entitled to make a claim against the other party in connection with this Agreement.

      5.  Consideration.

      5.1  The Consideration shall be such amount of the Purchase
Price as is apportioned to the Assets pursuant to schedule 7 of the Share Purchase Agreement.

      5.2 The Consideration shall be paid in accordance with clause 2.2 of the Share Purchase Agreement. Such delivery shall be a good discharge of the Purchaser's obligations under this Clause 5.

      6.  Completion.

      6.1  Completion will take place in accordance with
Schedule 1 at the offices of the Purchaser's Solicitors on the Completion Date when the business described in Schedule 1 will be transacted.

      6.2 If on the Completion Date either the Vendor or the Purchaser fails or has failed to comply in any material respect with the provisions of Schedule 1 then the other party may:

      6.2.1 proceed to Completion so far as practicable but without prejudice to its rights hereunder; or

      6.2.2  rescind this Agreement.

      7.  Adjustment to the Consideration.

      The provisions of Clause 3 of the Share Purchase Agreement shall apply in respect of any adjustment to the Consideration.

      8.  Value Added Tax.

      8.1 It is intended that the Business shall be transferred to the Purchaser as a going concern with effect from Completion and that the provisions of Article 5 of the Value Added Tax (Special Provisions) Order 1995 (SI 1995/1268) shall apply to such transfer and the sale and purchase of the Assets and each party shall use its reasonable endeavours to procure that the sale of the Business is treated as neither a supply of goods nor a supply of services under that Article.

      8.2 The Vendor and the Purchaser shall within 30 days of Completion give notice of such transfer to the appropriate office of H.M. Commissioners of Customs and Excise in accordance with such regulations and requirements as may be applicable.

      8.3  The Purchaser undertakes to the Vendor that:

      8.3.1 after Completion the Business will be carried on by it as a going concern and the Assets will be used by it in carrying on the Business or a business of the same kind; and

      8.3.2 the Purchaser is already or will as a result of such transfer of the Business immediately on Completion become a taxable person (as defined in Section 3 of the Value Added Tax
   Act 1994).

      8.4 The Consideration is exclusive of VAT and in the event that H.M. Commissioners of Customs and Excise determine that any VAT is payable on the sale of the Business or the Assets, following receipt of a valid VAT invoice, such amount shall be payable by the Vendor.

      8.5 VAT payable in respect of goods and services supplied or deemed to be supplied by the Vendor prior to the Completion Date and all interest payable and penalties attributable to such VAT shall be paid to H.M. Commissioners of Customs and Excise by the Vendor.

      8.6 The Vendor and the Purchaser intend that Section 49 of the Value Added Tax Act 1994 shall apply to the transfer of the Business under this Agreement and accordingly:

      8.6.1 on Completion the Vendor shall deliver to the Purchaser all records referred to in such Section 49;

      8.6.2  the Vendor shall not make any request to H.M.
   Customs & Excise for the records referred to in Clause 8.6.1 to be preserved by the Vendor rather than the Purchaser; and

      8.6.3 the Purchaser shall preserve the records referred to in Clause 8.6.1 for such period as may be required by law and during that period permit the Vendor reasonable access to such records for the purpose of inspection or copying (at the Vendor's expense).
                               12

      8.7  If Part XV of the Value Added Tax Regulations 1995
(SI 1995/2518) is applicable to any of the Assets the parties agree that, as against the Vendor, the Purchaser shall take the benefit of, and the Vendor agrees to indemnify the Purchaser against the burden of any deductions and payments under such
Part XV which relate to intervals subsequent to that ending under Regulation 114 of such Part XV on the day of the transfer of the relevant asset under this Agreement, and accordingly:

      8.7.1 the Vendor shall promptly account to the Purchaser for any such deduction received by it (whether by payment or credit) from H.M. Customs & Excise;

      8.7.2 the Vendor agrees to fully indemnify and keep indemnified the Purchaser in respect of any such payment due to H.M. Customs & Excise; and

      8.7.3 the Vendor shall, on request (and at the Vendor's cost (if any)), promptly make available to the Purchaser information, and allow the Purchaser reasonable access to any documents in the Vendor's possession or control, reasonably required to establish whether and when a deduction arises and the amount of such deduction or any payment.

      8.8 The Vendor agrees to fully indemnify and keep indemnified the Purchaser (for itself and as trustee for all other persons allocated with the registration number previously allocated to the Vendor) in respect of any VAT payable in relation to goods and services supplied or deemed to be supplied prior to the Completion Date and all interest payable and penalties attributable to such VAT.

      9.  Warranties and Indemnities

      9.1 The Vendor warrants to the Purchaser that each Warranty is true, accurate and not misleading at the date of this Agreement and at Completion in accordance with Clause 9.6.

      9.2 The Warrantor acknowledges that the Purchaser is entering into this Agreement in reliance on each Warranty and the undertakings of the Vendor contained in Clause 19 which have also been given as a representation and with the intention of inducing the Purchaser to enter into this Agreement.

      9.3 The Purchaser may rely on the Warranties in warranting to any subsequent purchaser of all or any of the Assets.

      9.4 The Warranties are qualified by the facts and circumstances fairly disclosed in the Disclosure Letter. No other knowledge regarding the Business or any of the Assets (actual, constructive or imputed) prevents or limits a claim made by the Purchaser for breach of Clause 9.1. The Vendor shall not seek to rely on the Purchaser's knowledge (actual, constructive or imputed) of a fact or circumstance which might make a Warranty untrue, inaccurate or misleading as a defence to a claim for breach of Clause 9.1. Where a warranty is qualified by the words "so far as the Vendor is aware," "To the best of the knowledge, information and belief of the Vendor," it shall be deemed to be given after the Vendor has made reasonable enquiry only of the senior management of the Business and for the purposes of this Clause "senior management" shall mean Messrs. M. Tule, J. Powers,
J. Allard, K. Webb, C. Fellows, T. Blyth, R. Beyer, Ms. S. Patterson, P. Westmoreland, C. Quivaux and M. Krodel.

      9.5 Each Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or another Warranty.

      9.6 The Vendor further warrants to the Purchaser and its successors in title that subject to Clause 9.1, each Warranty will be true and accurate in all respects and not misleading in any respect at Completion as if each Warranty had been given again at Completion. If after the signing of this Agreement and before Completion any event shall occur or matter arises which results or may result in any Warranty being unfulfilled, untrue, misleading or incorrect in any respect at Completion, the Vendor shall immediately notify the Purchaser in writing thereof prior to Completion and the Vendor (at its own cost) shall make investigation concerning the event or matter which the Purchaser may require.

      9.7 The Vendor undertakes to indemnify and keep indemnified the Purchaser from and against any liability, loss, damage, cost, claim or reasonable expense of whatever kind which it may incur arising out of or in connection with:

      9.7.1 Mr. Pink's participation in The Plan up to the Completion Date;

      9.7.2 any employees transferring with the Business other than the Employees; and

      9.7.3 any claims (and for the avoidance of doubt, in connection with any payment made to the trustees of The Plan under clause 48.3 of the definitive trust deed and rules of The Plan dated September 15 1998 in respect of any such claim being made against the said trustees) from any current or former employees of the Vendor relating to benefits on termination of service with the Vendor in respect of The Plan (or represented to have been available under The Plan) to the extent that such claims are made by individuals who on termination had completed less than two years' pensionable service and are for refunds of contributions (and for the avoidance of doubt employer's contributions) in excess of the amounts of their own contributions (plus interest and less tax where applicable) in their personal accounts in The Plan.

      10.  Purchasers's Remedies

      10.1 If prior to Completion the Purchaser receives a notification from the Vendor pursuant to Clause 9.6 that any of the Warranties has, when given, or will be or would be, at Completion (as if they had been given again at Completion) not complied with or otherwise untrue or misleading, the Purchaser shall be entitled (in addition to and without prejudice to all other rights or remedies available to it and its successors in title including the right to claim damages) by notice in writing to the Vendor to terminate the Agreement. If, notwithstanding such notification pursuant to Clause 9.6, the Purchaser elects to complete this Agreement, the occurrence of such an event, the subject of the notification, shall not give rise to any right to damages or compensation for breach of Warranty. If any event shall occur (other than an event constituting or giving rise to a breach of any of the Warranties) which affects or is likely to affect adversely to a material degree the financial position or turnover or profitability of the Business, not being an event affecting or likely to affect generally all businesses carrying on similar businesses in the United Kingdom, the Purchaser shall be entitled by notice in writing to the Vendor to terminate this Agreement but the occurrence of such an event shall not give rise to any right to damages or compensation.

      10.2  If Completion takes place and there is a Warranty
Claim under this Agreement, the Vendor shall pay to the Purchaser on demand (at the Purchaser's option) either:

      10.2.1 an amount sufficient to put the Purchaser into the position which would have existed if the Warranties had been true or not misleading when given or repeated;

      10.2.2 an amount equal to the diminution thereby caused in the value of the Assets.

      10.3 The Vendor shall indemnify the Purchaser on demand against each loss, liability and cost which the Purchaser incurs arising (directly or indirectly) out of:

      10.3.1 the settlement of a claim against the Vendor in respect of a breach or alleged breach of any provision of this Agreement or the enforcement of a settlement;

      10.3.2 legal proceedings against the Vendor in respect of a breach or alleged breach of any provision of this Agreement in which judgment is given for the Purchaser or the enforcement of the judgment; or

      10.3.3  any Excluded Liabilities

and whether such loss, liability or cost is incurred before or after the commencement of an action.

      10.4 All sums payable by the Vendor to the Purchaser for breach of any of the Warranties shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

      10.5 If any deduction or withholding in respect of Tax or otherwise is required by law to be made from any of the sums payable as mentioned in Clause 10.4, the Vendor shall be obliged to pay the Purchaser such greater sum as will, after such deduction or withholding as is required to be made has been made, so as to leave the Purchaser with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

      10.6 If any sum ("the first sum") payable by the Vendor to the Purchaser as mentioned in Clause 10.4 shall be subject to Tax in the hands of the Purchaser, then the Vendor shall pay to the Purchaser (as often as shall be necessary) such additional sum or sums as will after such Tax (and any Tax on such additional sum or sums) leave the Purchaser with an amount equal to the first sum.

      11.  Limitations on the Vendor's Liability

      11.1  The Vendor is not liable in respect of a Warranty
Claim unless the amount which would otherwise be recoverable from the Vendor (but for this Clause 11.1) in respect of that Warranty
Claim exceeds 50,000.

      11.2  The Vendor is not liable for a Warranty Claim:

      11.2.1 in respect of the Warranty contained in paragraph 6 of Schedule 7 unless the Purchaser has notified the Vendor of the Warranty Claim stating in reasonable detail the nature of the Warranty Claim and, if practicable, the amount claimed not later than three months after the expiry of the period specified by statute during which an assessment of that liability to Tax may be issued by the relevant Tax Authority or, if there is no such period, on or before seven years from the date of Completion but any failure to give such notice shall not affect the rights of the Purchaser except to the extent the Vendor is prejudiced by such failure;

      11.2.2 in respect of any other Warranty unless the Purchaser has notified the Vendor of the Warranty Claim stating in reasonable detail the nature of the Warranty Claim and, if practicable, the amount claimed on or before 24 months from the date of Completion but any failure to give such notice shall not affect the rights of the Purchaser except to the extent the Vendor is prejudiced by such failure;

      11.2.3 if and to the extent that such Warranty Claim would occur as a result of any legislation not in force at the date hereof which takes effect retrospectively or occurs as a result of any increase in the rates of Tax in force at the date hereof;

      11.2.4 if and to the extent that such Warranty Claim would not have arisen but for:-

         (i) any act, omission, transaction or arrangement after Completion by the Purchaser otherwise than in the ordinary course of the Business as presently carried on occurring at the written request or with the written approval of the Purchaser;

         (ii) the effect of the provisions of Sections 393, 393A, 343 and/or 768 ICTA on the Business and/or the Purchaser.

      11.2.5  if and to the extent that:

         (i) the Purchaser actually recovers a sum in respect of the subject matter of such Warranty Claim under the terms of any insurance policy held by the Purchaser or from any other third party in force at the date hereof;

         (ii) the Warranty Claim would not have arisen or would have been reduced or eliminated but for the failure or omission on the part of the Purchaser to make any claim, election, surrender or disclaimer or give any notice or consent to do any other thing under the provisions of any enactment or regulation relating to Tax after Completion;

         (iii) the Warranty Claim would not have arisen but for any winding up or cessation after Completion of, or any change or diminution after Completion in, the Business, as previously carried on by the Vendor;

         (iv) the Warranty Claim would not have arisen but for any change in the accounting policy practice as applied to the Business introduced after Completion at the written request or with the written approval of the Purchaser whether with retrospective effect or not unless such change in the accounting policy practice as applied to the Business was required to comply with applicable law, regulations, or regulatory requirements or practice in force on or before Completion;

         (v) if and to the extent that any sum is received by the Purchaser which has previously been written off as unrecoverable in the accounts of the Business;

         (vi) to the extent that the matter giving rise to the Warranty Claim was done or omitted to be done prior to Completion by the Vendor at the request of the Purchaser or its authorized representatives or any of them;

         (vii) to the extent that the aggregate amount of the liability of the Vendor for all Warranty Claims would thereby exceed 50% of the Purchase Price (as defined in the Share Purchase Agreement);

         (viii) to the extent that the claim has been made good or otherwise compensated for at no expense to the Purchaser.

      11.3 If the Purchaser becomes aware of any matter that may give rise to a claim against the Vendor under this Agreement, notice of the fact shall be given as soon as possible to the Vendor.

11.4 Without prejudice to the validity of the claim or alleged claim in question, the Purchaser shall allow the Vendor and its accountants and professional advisers to investigate the matter or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim and for such purpose the Purchaser shall give, subject to its being paid all reasonable costs and expenses as shall be agreed with the Vendor in advance, all such information and assistance, including access to premises and personnel, documents and records as the Vendor or its accountants or professional advisers may reasonably request.

      11.5 If the claim in question is a result of or in connection with a claim or liability to a third party then no admission of liability shall be made by the Vendor and the claim shall not be compromised, disposed or settled without the prior written consent of the Purchaser.

      11.6 The Purchaser shall be entitled at its own expense in its absolute discretion to take such action as it deems necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim or liability (including, without limitation, making counter-claims or other claims against third parties), in the name of and on behalf of the Vendor as relates to the Business concerned and to have the conduct of any related proceedings, negotiations or appeals provided that in taking such action the Purchaser will act in such a way to minimize as far as reasonably practicable any damage or harm to the name of the Vendor or, inter alia, damage or harm to the business, trading or financial prospects of the Vendor. The provisions of Clauses 11.3, 11.4, 11.5 and 11.6 shall not apply to any claim for breach of a Warranty contained in paragraph 6 of Schedule 7 and the provisions of Clause 5 of the Tax Deed shall apply to such claims.

      11.7 Nothing in this Clause 11 shall have the effect of limiting or restricting any liability of the Vendor in respect of a Warranty Claim arising as a result of any fraud, wilful misconduct or wilful concealment by the Vendor or any officer or employee or any of the directors of the Group Companies.

      11.8 Any amount paid in respect of any Warranty Claim shall be treated as a reduction in the consideration paid for the Assets.

      120  Vendor's Obligations Prior to Completion

      12.1  The Vendor undertakes to the Purchaser that pending
Completion:

      12.1.1 the Business will continue to be carried on in the same manner as it is presently carried on as regards the nature, scope and manner of conducting it and so as to maintain it as a going concern and will be conducted in a diligent and prudent manner in full consultation with the Purchaser;

      12.1.2 the Goodwill of and relationship with all customers and suppliers of the Business will be retained and preserved;
      12.1.3  the full benefit of the Business Intellectual
   Property will be retained;

      12.1.4 the Vendor will not do or omit or permit to be done any act or thing or permit the omission of any act or thing which is intended to or may impair or have an adverse effect upon the Business or any part of it or the Assets;

      12.1.5 no long term, onerous or unprofitable contracts will be entered into by the Business;

      12.1.6 the Vendor will not dismiss any of the Employees or engage or employ any person in the Business other than the Employees without the Purchaser's prior written consent; and

      12.1.7 the Vendor shall not take any other action which is inconsistent with the provisions of this Agreement or which is, or might constitute or result in, a breach of any of the Warranties or which would or might make any of the Warranties misleading or inaccurate.

      12.2 The Vendor forthwith shall disclose to the Purchaser in writing any matter or thing which arises or may arise or become known to it before Completion which has or is likely to have a material and adverse effect upon the Business as presently conducted or upon the financial or trading position or prospects of the Business or which is otherwise material to be known by a purchaser of the Business or the Assets.

      12.3 The Vendor shall procure that until Completion the Purchaser and its advisers shall be given promptly on request such facilities and information (including access to Employees) regarding the Business or the Assets as they or any of them may reasonably require.

      130  Intellectual Property

      13.1 The provisions of paragraph 1.1.3 of Schedule 1 shall apply to the Business Intellectual Property.

      140  Risk

      14.1 Pending the Transfer Date, possession of the Assets shall be retained by the Vendor.
      14.2 Subject to the provisions of Clause 12, the Vendor shall continue to carry on the Business for its own benefit and at its own risk up to the Transfer Date. The Assets shall be at the risk of the Purchaser as from the Transfer Date.

      14.3 All profits and receipts of the Business (other than profits earned or receivable in respect of work in progress) and all losses and outgoings incurred or payable by the Business up to the Transfer Date shall belong to, and be paid and discharged by, the Vendor.

      14.4 All profits and receipts of the Business and all losses and outgoings incurred or payable by the Business as from the Transfer Date shall belong to, and be paid and discharged by, the Purchaser.

      150  Employees

      15.1 The Vendor and the Purchaser agree that, by virtue of the Transfer of Undertakings (Protection of Employment) Regulations 1981 ("the Employment Regulations"), the Employees' contracts of employment (save to the extent that they relate to any occupational pension scheme) shall have effect after Completion as if originally made between the Purchaser and the Employees or, in the case of a collective agreement in respect of the Employees, between the Purchaser and the relevant trades union (as the case may be). As soon as possible after Completion, the Vendor and the Purchaser shall jointly issue the Employees with a notice in the Agreed Form marked "A".

      15.2 The Vendor shall perform and discharge for its own account all its obligations towards the Employees for the period up to and including Completion (including paying all their remuneration and other costs (including accrued holiday pay), paying any amounts agreed or determined to be paid to any Employee whether in contract or in tort or by way of remedy for unfair dismissal, redundancy, sex or race discrimination or other breach of statute in respect of his employment before Completion, and discharging all the Vendor's obligations towards the Employees under the Employment Regulations) and shall indemnify the Purchaser against all liabilities arising from the Vendor's performance and discharge of those obligations (including any failure by the Vendor to inform and/or consult the Employees' representatives before the transfer of their employment to the Purchaser).

      15.3 Nothing in this Clause 15 shall have the effect of imposing on the Vendor any liability to the Purchaser in respect of any claim by an Employee in respect of the termination of his employment by the Purchaser on or after Completion unless the particulars relating to that Employee in Schedule 4 are incorrect or the Vendor has been in breach of any duty or obligation owed to or in relation to that Employee.

      15.4 If any contract of employment of a person other than an Employee, or any collective agreement not disclosed in writing to the Purchaser, has effect following Completion as if originally made between the Purchaser and that person or between the Purchaser and the relevant trades union, as the case may be:-

      15.4.1 the Purchaser may terminate the contract or the collective agreement within 30 days after becoming aware of that effect; and

      15.4.2 the Vendor shall indemnify the Purchaser against any liabilities arising out of such termination and against any sum payable to or in respect of that person or any liabilities incurred to or on behalf of the relevant trades union.

      15.4.3 The Vendor shall use its reasonable endeavours to procure that the Purchaser is given the benefit of the Vendor's employment liability insurance policy in relation to the Employees in respect of the period of employment up to Completion.

      160  Business Contracts

      16.1 Subject to Completion taking place the Purchaser undertakes to the Vendor with effect from the Transfer Date to assume the obligations and become entitled to the benefits of the Vendor under the Business Contracts and the Purchaser undertakes to carry out and perform and complete all the obligations and liabilities created by or arising under the Business Contracts (except for any obligations or liabilities attributable to a breach on the part of the Vendor or its employees, agents or sub-contractors) and shall indemnify the Vendor and keep it fully indemnified against all liabilities losses, actions, proceedings, costs, claims, demands and expenses brought or made against or incurred by the Vendor in respect of the non-performance or defective or negligent performance by the Purchaser of the Business Contracts after the Transfer Date.

      16.2  The Vendor undertakes with effect from the Transfer
Date to assign to the order of the Purchaser or to procure the assignment to the order of the Purchaser all the Business
Contracts which are capable of assignment without the consent of other parties.

      16.3 In so far as any of the Business Contracts are not assignable to the Purchaser without the agreement of or novation by or consent to the assignment from another party, this Agreement shall not constitute an assignment or attempted as signment if such assignment or attempted assignment would constitute a breach of such Business Contracts. In the event that consent or novation is required to such assignment:

      16.3.1 the Vendor at the Purchaser's request shall use all reasonable endeavors with the co-operation of the Purchaser to procure such novation or assignment as aforesaid;

      16.3.2 unless and until any such Business Contract shall be novated or assigned as aforesaid, the Vendor shall continue its corporate existence and shall hold such Business Contract on trust for the Purchaser and its successors in title absolutely and the Purchaser shall (if such sub-contracting is permissible and lawful under the Business Contract in question) as the Vendor's sub-contractor perform all the obligations of the Vendor under such Business Contract;

      16.3.3 unless and until any such Business Contract shall be novated or assigned the Vendor will (so far as it lawfully may) give all such assistance to the Purchaser as the Purchaser may reasonably require to enable the Purchaser to enforce its rights under such Business Contract and (without limitation) will provide access to all relevant books, documents and other information in relation to such Business Contract as the Purchaser may require from time to time.

      16.4 If such consent or novation is refused or otherwise not obtained on terms reasonably satisfactory to the Purchaser within 60 Business Days of the Completion Date, the Purchaser shall be entitled at its sole discretion to require the Vendor to serve proper notice to terminate that Business Contract and the Vendor shall indemnify and keep indemnified the Purchaser from and against all losses, damages, costs, actions, proceedings, claims, demands, liabilities and expenses (including, without limitation, legal and other professional fees and expenses) which the Purchaser may suffer, sustain, incur, pay or be put to by reason or on account of or arising from the termination of such Business Contract.

      16.5 To the extent that any payment is made to the Vendor in respect of the Business Contracts on or after the Transfer Date, the Vendor shall receive the same as trustee, shall record such payment separately in its books and shall account to the Purchaser for the same on the Transfer Date or if received thereafter within seven Business Days of receipt.

      170  Obligations of the Vendor after Completion

      17.1 The Vendor undertakes to pass to the Purchaser forthwith upon receipt any orders or enquiries in relation to the Business which it may receive at any time after Completion.

      17.2 On and at any time after Completion, the Vendor will give or procure to be given to the Purchaser all such information and other assistance (including, without limitation, particulars of customers, suppliers and others who have dealt with the Vendor in connection with the Business) as the Purchaser may reasonably require for the conduct of the Business and for the purpose of implementing the provisions of this Agreement.

      17.3 The Vendor will give to the Purchaser reasonable access to the books, accounts, records and returns of the Vendor relating to or in connection with the Business as the Purchaser may require (including the right to take copies and extracts on reasonable advance notice) and will keep them in good order.

      17.4 During the period of six years after Completion (and without prejudice to any of the Warranties) if any Business Information is not in the possession of the Purchaser or readily discoverable by the Purchaser but is in the possession or under the control of or available to the Vendor or any other member of the Vendor Group, the Vendor shall procure that such Business Information is provided to the Purchaser promptly on request.

      180  Book Debts

      18.1 The Purchaser shall be responsible for and shall pay or discharge the Creditors in accordance with the usual practice of the Business at the date of this Agreement save that the Purchaser shall not be obliged to pay or discharge any Creditor where the amount in question is the subject matter of a genuine dispute and, save as aforesaid, in respect of such Creditors will indemnify the Vendor and keep the Vendor indemnified against all proceedings, costs, claims, demands, expenses and liabilities which the Vendor may suffer, sustain or incur by reason of the Purchaser's failure to comply with its obligations under this Clause.

      190  Restrictive Covenants

      19.1 The Vendor undertakes to the Purchaser and its successors in title, that it will not and will procure that any subsidiary undertaking, fellow subsidiary undertaking or holding company or director of the Vendor will not and will procure that no person, firm or company carrying on with the consent of the Vendor any business in succession to the Vendor will do any of the following things:

      19.1.1 for a period of 3 years starting on the date of this Agreement through or as adviser to, or agent of, or manager for, or any person directly or indirectly carry on or be engaged, concerned or interested in or assist a business which competes, directly or indirectly, with the Business or at any time in the twelve months prior to that date in a territory in which the Business is or was carried on at any such date or time provided that this Clause 19.1.1 shall not apply to the MPSI business and US Termiflex hand-held business currently carried on by and on behalf of WPI Group Inc;

      19.1.2 for a period of 3 years starting on the date of this Agreement, do or say anything which is harmful to the Goodwill or which may lead a person who has dealt with the Business at any time during the twelve months prior to the date of this Agreement to cease to deal with the Business on substantially equivalent terms to those previously offered or at all;

      19.1.3 for a period of 3 years starting on the date of this Agreement, other than in the ordinary course of business of any Group Company, on its own account or in conjunction with or on behalf of any other person in respect of the products or services of the Business either seek to obtain orders from, or do business with, or encourage directly or indirectly another person to obtain orders from, or do business with, a person who has been a customer of the Business at any time during the twelve months prior to the date of this Agreement for the products or services of that business in its territory of operation;

      19.1.4 for a period of 3 years starting on the date of this Agreement, engage, employ, solicit or contact with a view to engagement or employment by another person, a director, officer, employee or manager of the Business or a person who was a director, employee or manager of the Business at any time during the twelve months prior to the date of this Agreement, in either case where the person in question either has Business Information or know-how and would be in a position to exploit the Business' trade connections; or

      19.1.5 for a period of 3 years starting on the date of this Agreement, seek to contract with or engage (in such a way as to affect adversely the Business as carried on at the date of this Agreement) a person who has been contracted with or engaged to manufacture, assemble, supply or deliver goods or services to that business at any time during the twelve months prior to the date of this Agreement.

      19.2 Each undertaking in Clause 19.1 constitutes an entirely independent undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade:

      19.2.1 the remaining undertaking(s) shall continue to bind the Vendor with such deletion or modification as may be necessary to make it valid and enforceable; and

      19.2.2 if such undertaking(s) would not be held to be so if any period of time expressed therein were expressed as a shorter period of time then such undertaking(s) shall be deemed given for such shorter period of time.

      19.3 On receiving the Purchaser's reasonable request, the Vendor shall (at its own cost):

      19.3.1 do and execute, or arrange to be done and executed, each act, document and thing necessary to implement this Agreement; and

      19.3.2 give to the Purchaser all information it possesses or to which it has access relating to the Business and allow the Purchaser to copy any document containing that information.

      19.4 The Vendor agrees that the restrictions contained in this Clause 19 are no greater than reasonable and necessary for the protection of the interest of the Purchaser.

      19.5 From the Completion Date, the Purchaser shall not adopt, use or carry on the Business under any name incorporating the word "WPI" or "Termiflex" or any words resembling the same.

      19.6 The Purchaser shall after Completion take all steps necessary to remove the name "WPI" and "Termiflex" from all business materials used in the United Kingdom including without limitation, advertising materials and all company vehicles, properties and marketing products in the United Kingdom, France and Germany within 3 months after Completion. Prior to the expiry of the 3 month period all advertising materials shall be overstamped with the new names of the relevant companies.

      200  Application of Sale and Purchase Agreement

      The provisions of Clauses 10 (Confidential Information), 11 (Announcements), 12 (Competition), 13 (Costs), 14 (Interest), 15 (General), 16 (Assignment), 17 (Time of the Essence), 18 (Further Assurance), 20 (Notices), 21 (Governing Law and Jurisdiction) and 22 (Counterparts) of the Share Purchase Agreement shall apply to this Agreement as though the references therein to WPI Group (UK) and Dynatech Nominees Ltd. were references to the Vendor and the Purchaser respectively.

      210     Stamp Duty

      Notwithstanding anything in this Agreement to the contrary, the Vendor shall reimburse the Purchase in respect of all stamp duty payable on the transfers contemplated under this Agreement, in excess of 9,375, such amounts to be paid from any available funds within the Escrow Agreement or if no such funds are available, within 30 days of receipt of a written request from the Purchaser.

AS WITNESS the hands of the parties to this Agreement or their duly authorised representatives on the date written on page 1 of this Agreement.



SIGNED by                                JOHN ALLARD

for and on behalf of

WPI Oyster Termiflex Ltd.

in the presence of:                      LINDA M. RACETTE



SIGNED by                                ALLAN M. KLINE

for and on behalf of

Dynatech Corporation Limited

in the presence of:                      MARK TREMALLO

                           SCHEDULE 1

                     COMPLETION REQUIREMENTS

      10  Obligations of the Vendor.

      1.1 The Vendor shall deliver to or procure delivery to the Purchaser of:

      1.1.1 physical possession of all the Assets capable of passing by delivery with the intent that title in such Assets shall pass by and upon such delivery;

      1.1.2 all documents of title and certificates for the lawful operation and use of, and all service documents pertaining to, the Plant, the Fixtures and Fittings and the Stock;

      1.1.3 duly executed assignments and licenses of the Business Intellectual Property in a form to be agreed between the parties;

      1.1.4 all documents of title, certificates, deeds, licenses, agreements and other documents relating to the Business Intellectual Property and all manuals, drawings, plans, documents and other materials and media on which the Business Information is recorded;

      1.1.5  the logbooks and test certificates of the Motor
   Vehicles;

      1.1.6 the Business Contracts and the books, accounts, reference lists of customers, credit reports, price lists, cost records, work tickets, catalogues, advertising and all other documents, papers and records in the possession or under the control of the Vendor relating to the Business or any of the Assets duly written up to the Completion Date;

      1.1.7 all such records as are referred to in Section 49 of the Value Added Tax Act 1994;

      1.1.8 releases duly executed by the chargee in a form acceptable to the Purchaser in respect of all Security
   Interests on or affecting any of the Assets;

      1.1.9  the Records;

      1.1.10 a written acknowledgment executed as a deed from the Vendor and each member of the Vendor Group that all arrangements to which the Vendor and any such member is a party and which affect the Business or Assets other than the Business Contracts have been cancelled by mutual agreement and without any compensation or damages being payable by either party to the other;

      1.1.11 all national Insurance PAYE records fully completed in respect of the Employees and showing that payments are up to date and all records required to be kept under the Working
   Time Regulations 1998;

      1.1.12 a copy of the minutes of a meeting of the directors of the Vendor in the agreed form authorising the execution by that party of this Agreement and of any other documentation that may be necessary or desirable arising out of or in connection with this Agreement or the transactions contemplated thereby and appointing the relevant signatory or signatories to sign this Agreement and any such other documentation on its behalf endorsed with a certificate by the company secretary of that party that such copy minutes are a true and accurate record of the relevant meeting and that the authority conferred remains valid and outstanding as at Completion.

      20  Action after Completion.

      2.1 Each of the Vendor and the Purchaser shall issue a statement in agreed form to the customers of and suppliers to the Business (and any other persons mutually agreed upon by the parties) informing them of the transfer of the Business to the Purchaser.

      2.2 All correspondence, information, orders, enquiries and other documentation and items and all money relating to or connected with the Business or the Assets received by the Vendor or by any member of the Vendor's Group on or after Completion shall be immediately passed or paid (as the case may be) to the Purchaser or as it may direct.
     SCHEDULE 2

     APPORTIONMENT OF CONSIDERATION TO ASSETS

      Not applicable

                           SCHEDULE 3

                     THE BUSINESS CONTRACTS

1.   Contracts between the Vendor and the following parties:

   Domino
   Beninger
   Royal Mail
   Strand
   Renishaw
   Scancomp
   Playsafe
   Nortel
   Imaje
   Creschic
   Bastide
   Miel
   KPR
   Klockner
   ITW
   Perel
   Hess
   _oclain
   ERS
   Eurodis
   Kent
   Light & Sound
   IFR
   IOCS
   Siemens

                           SCHEDULE 4

                          THE EMPLOYEES


Name and          Date of         Salary       Pension  Bonus   Holidays
address           commencement    (in pounds)
                  of employment

Tracy Jones       1 May 1995      13,500       No        No     17 days
47 Vivian Road
Newport
Gwent NO9 0ER

Trevor Aitken     20 July 1992    35,360       Yes
7 Garwoods
Seaward
Road
Swanage
BH19 1LP

                           SCHEDULE 5

                      INTELLECTUAL PROPERTY



Trademark/       Owner             Country    Registration
Servicemark                                   Certificate

Oyster           WPI Oyster        France    Registered
                 Terminals                   08/26/91
                 Limited
                                             Reg. No.
                                             1689549

Oyster           WPI Oyster        Germany   Registered
                 Terminals                   06/04/92
                 Limited
                                             Reg. No.
                                             2015085

Oyster           WPI Oyster         Italy    Registered
                 Terminals                   12/03/93
                 Limited
                                             Reg. No.
                                             610278

Oyster           WPI Oyster          UK      Registered
                 Terminals                   08/30/84
                 Limited
                                             Reg. No.
                                             1225580

                           SCHEDULE 6

                       THE MOTOR VEHICLES


The parties hereby agree to act reasonably and in good faith in order to identify those motor vehicles will transfer with the Business.

                           SCHEDULE 7

                           WARRANTIES


10   Capacity and Authority

1.1 The Vendor is a company duly incorporated and validly existing under English law and has been in continuous existence since incorporation.

1.2 The Vendor has the right, power and authority to conduct the Business as conducted at the date of this Agreement.

1.3  The Vendor's obligations under this Agreement, the Escrow
Agreement and each document to be executed at or before Completion are, or when the relevant document is executed will be, enforceable in accordance with their terms and will not conflict with any other obligation of the Vendor.

20   Information

2.1 All the information provided to the Purchaser or its agents, employees or advisers is true, accurate and not misleading, save for the information which to the knowledge of the Purchaser is not true, accurate and not misleading.

2.2  The information set out in this Agreement and the Disclosure
Letter is true, accurate and not misleading.

30   Accounts

3.1 The Accounts in connection with the Business have been prepared and audited on a proper and consistent basis in accordance with the Companies Act 1985 and applicable standards, principles and practices generally accepted in the United Kingdom and have at all times been fully, properly and accurately maintained and are properly written up to date and will be so kept up to Completion and all returns and payments for the purposes of VAT have been made.

3.2 The Records duly and accurately record all materials required by law to be entered therein and accurately present and reflect in accordance with generally accepted accounting principles and standards all transactions entered into in relation to the Business.

3.3 No change in accounting policies has been made in preparing the accounts of the Vendor for each of the three financial years of the Vendor ended on the Reference Accounts Date, except as stated in the audited financial statements for those years.

3.4 The Accounts show a true and fair view of the assets, liabilities and state of affairs of the Vendor as at the Reference Accounts Date and of the profits and losses of the Vendor for the financial year ended on the Reference Accounts Date.

3.5 To the extent required by the Companies Act 1985 and all appropriate FRS, the Accounts disclose and provide for all bad and doubtful debts, all liabilities (actual contingent or otherwise) and all financial commitments existing at the Reference Accounts Date.

3.6 The results shown by the audited profit and loss accounts of the Vendor for each of the three financial years of the Vendor ended on the Reference Accounts Date have not (except as disclosed in those accounts) been effected by any extraordinary, exceptional or non-recurring item or by another fact or circumstance making the profit or loss for a period covered by any of those accounts unusually high or low.

3.7 The Accounts reserve or provide in accordance with applicable standards, principles and practices generally accepted in the United Kingdom for all Tax liable to be assessed on the Vendor, or for which it is or may become accountable, for all periods starting on or before the Reference Accounts Date (whether or not the Vendor has or may have a right of
reimbursement against another person).   The Accounts reserve in
accordance with applicable standards, principles and practices generally accepted in the United Kingdom for all contingent or deferred liabilities to Tax for all periods starting on or before the Reference Accounts Date.

3.8  In the Accounts:

   (a) stock (except long term contract balances) was valued in the same way as in the audited accounts of the Vendor for the two preceding financial years and on the basis of the lower of cost and net realisable value;

   (b) all redundant and obsolete stock was written off and all sold, moving and damaged stock was written down appropriately.

3.9 The basis and rates of depreciation and amortisation used in the Accounts were the same as those used in the audited accounts of the Vendor for the two preceding financial years.

3.10 The rates of depreciation and amortisation used in the audited accounts of each Company for the three financial years of the Vendor ended on the Reference Accounts Date were sufficient to ensure that each fixed asset of the Vendor will be written down to nil by the end of its useful life.

3.11 The Management Accounts have been carefully and properly prepared with all due care on a basis consistent with each other and with the Accounts are not misleading with respect to the state of assets, liabilities and affairs of the Vendor as at the relevant Accounts Date and of the profits or losses for the period concerned.

3.12 The Vendor's accounting records are up to date, in its possession or under its control and are properly completed in accordance with the law and applicable standards, principles and practices generally accepted in the United Kingdom.

3.13 None of the debts receivable or due to any Vendor which are included in the Audited Accounts or which have subsequently arisen has been outstanding for more than three months from its due date for payment or has been released on terms that the debtor has paid less than the full value of his debt and all such debts have realised or, so far as the Vendor is aware (having made all due enquiry), will realise in the normal course of collection their full value as included in the Audited Accounts after taking into account the provision for bad and doubtful debts made in the Audited Accounts. For the avoidance of doubt, a debt shall not be regarded as realising its full value to the extent that it is paid, received or otherwise recovered in circumstances in which such payment, receipt or recovery is or may be void, voidable or otherwise liable to be reclaimed or set aside.

3.14 The Guarantor has made available to the Purchaser a complete and correct copy of the Annual Report on Form 10-K of the Guarantor for the fiscal year ending September 26, 1999. The Financial Statements included in such Annual Report have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as otherwise noted therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Guarantor and its subsidiaries on a consolidated basis as at the dates thereof or for the periods presented therein. Since September 26, 1999, there has not been any material adverse change in the business, assets, condition (financial or otherwise) or results of operations of the Guarantor and any of its subsidiaries.
40   Changes since the Reference Accounts Date

4.1  Since the Reference Accounts Date:

   (a) the Business of the Vendor has been operated in the ordinary and usual course so as to maintain it as a going concern and without any interruption or alteration in the nature, scope or manner of the Business;

   (b) there has been no adverse change in the financial or trading position or turnover of the Vendor;

   (c) no material change has occurred in the assets and liabilities shown in the Accounts and there has been no reduction in the value of the net tangible assets of the Vendor on the basis of valuation used in the Accounts; and

   (d) the Vendor has not borrowed or raised any money or taken any form of financial facility (whether pursuant to a factoring arrangement or otherwise).

   (e) the Business has not been adversely affected by the loss or material reduction in orders from any customer or the loss of a material reduction in any source of supply or by any abnormal factor not affecting similar business to a like extent and after making due and careful enquiries the Vendor is not aware of any facts which are likely to give rise to any such adverse effects.

4.2  Since the Reference Accounts Date:

   (a) the Vendor has not, other than in the usual course of its business:

      (i) acquired or disposed of or agreed to acquire or dispose of, an asset; or

      (ii) assumed or incurred, or agreed to assume or incur, a liability, obligation or expense (actual or contingent);

   (b) the Vendor has not factored, sold or agreed to sell a debt;

   (c) the Business has not been materially or adversely affected by the loss of any important customer or source of supply. For these purposes, an important customer or source of supply means a customer with a revenue exceeding 10,000.

   (d)    the Vendor has not:

      (i) made, or agreed to make, capital expenditure exceeding in total 20,000; or

      (ii) incurred, or agreed to incur, a commitment or commitments involving capital expenditure exceeding in total 20,000,

   (e) the Business has not been materially or adversely affected by the termination of, or a change in the terms of, an agreement or by the loss of a customer or supplier;

   (f) the Vendor has not declared, paid or made a dividend or distribution (including, without limitation, a distribution within the meaning of ICTA) except as provided in the Accounts;

   (g) the Vendor has not changed its accounting reference period;

   (h)    no resolutions of the Vendor have been passed; and

   (i) the Vendor has not created, allotted, issued, acquired, repaid or redeemed share or loan capital or made an agreement or arrangement or undertaken an obligation to do any of those things.

   (j) the Vendor has not been refused any insurance claims or settled below the amount claimed.

   (k) no alterations have been made in the terms of the employment or condition of service of any employee or in the pension or other benefits of any employee or any past officer or employee of the Business or any other dependant;

   (l) none of the fixed assets of the Business shown in the Accounts and none acquired by the Vendor since the Accounting
Reference Date have been lost, damaged or destroyed.

50   Assets

5.1 The Assets comprise all assets now used in the Business and which are necessary for the continuation of the Business now carried on. Each Asset or each asset acquired by the Vendor since the Reference Accounts Date (other than stock disposed of in the usual course of business) and each Asset used by the Vendor or which is in the reputed ownership of the Vendor is:

   (a) legally and beneficially owned solely by the Vendor free from any Encumbrance; and

   (b) where capable of possession, in the possession or under the control of the Vendor.

5.2 The Vendor owns or has a right to use the Assets necessary for the effective operation of its business as currently conducted.

5.3 All plant, machinery, vehicles and equipment owned, possessed or used by the Vendor necessary for the continuation of the Business are in good condition and working order and have been regularly and properly maintained. None is in need of renewal or replacement or surplus to the Vendor's requirements.

5.4 The Vendor's asset register comprises a complete and accurate record of all the plant, machinery, equipment, vehicles and other assets owned, possessed or used by it.

5.5 Maintenance contracts are in force for each asset of the Vendor which it is normal to have maintained by independent or specialist contractors and for each asset which the Vendor is obliged to maintain or repair under a leasing or similar agreement. Those assets have been regularly maintained to a good technical standard and in accordance with:

   (a) safety regulations required to be observed in relation to them; and

   (b) the provision of any applicable leasing or similar agreement.

5.6 The Vendor is not a party to, nor is liable under, a lease or hire, hire purchase, credit sale or conditional sale agreement.

5.7 No charge in favour of the Vendor is void or voidable for want of registration.

5.8 The Vendor's stock is of satisfactory quality and saleable in the usual course of its business in accordance with its current price list.

5.9 The Vendor has not supplied, or agreed to supply, defective or unsafe goods or goods which fail to comply with their terms of sale.

5.10 No goods in a state ready for supply by the Vendor are defective or unsafe or will fail to comply with terms of sale similar to terms of sale on which similar goods have previously been sold by the Vendor.

5.11 The Vendor's level of stock is reasonable having regard to current and anticipated demand.

5.12 No debt shown in the Accounts, the Management Accounts or accounting records is overdue by more than 12 weeks or is the subject of an arrangement other than of the kind, particulars of which are set out in the Disclosure Letter.

5.13 The Vendor has not released a debt shown in the Accounts, the Management Accounts or its accounting records so that the debtor has paid or will pay less than the debt's book value. None of the debts shown in the Accounts, the Management Accounts or accounting records has been deferred, subordinated or written off or become irrecoverable to any extent. To the best of the Vendor's knowledge, information and belief, each of those debts will realise its book value in the usual course of collection.

5.14 The Vendor has not acquired or agreed to acquire any material asset on terms that property thereon does not pass until full payment is made.

60   Tax

6.1 The Vendor has not at any time been, nor does it expect to be, involved in any dispute with, or the subject of any enquiry by, any branch of the Inland Revenue, HM Customs & Excise or other UK or foreign taxation authorities in relation to the Business other than routine enquiries of a minor nature following the submission of computations and returns.

6.2 The Vendor has duly, and within any appropriate time limits, made all returns, given all notices and supplied all other information required to be supplied to the relevant taxation authorities in relation to the Business; all such information was and remains complete and accurate in all material respects and all such returns and notices were and remain complete and accurate in all material respects.

6.3 The Vendor has complied with all its reporting and accounting obligations to the relevant authorities in connection with payments (including notional payments) and benefits provided to employees, sub-contractors or workers supplied by agencies in respect of taxation, national insurance and social security contributions.
6.4 The amount of tax chargeable on the Vendor during any accounting period ending on or within 6 years before the Reference Accounts Date has not, to any material extent, depended on any concession, agreement or other formal or informal arrangement with any taxation authority relating to the Business.

6.5 The Vendor is a registered and taxable person for the purposes of the VATA 1994.

6.6  The provisions of Part XV of the Value Added Tax Regulations
1995 (capital goods scheme) do not apply to any of the Assets.

6.7 No election has been nor will before Completion be made pursuant to paragraph 2 of Schedule 10 to the VATA 1994 in relation to any of the Premises, Tintern House or any part of any of them.

6.8 All documents (other than those which have ceased to have any legal effect) to which the Vendor or any member of the Vendor's Group is a party and which are material to the title to the Assets have been duly stamped and no such documents which are outside the UK would attract stamp duty if they were brought into the UK.

6.9 There is no unsatisfied liability to capital transfer tax or inheritance tax attached or attributable to the Assets and the Assets are not subject to an Inland Revenue charge as mentioned in Section 237 Inheritance Tax Act 1984.

6.10 No person is liable to capital transfer tax or inheritance tax attributable to the value of the Assets and in consequence no person has the power under Section 212 Inheritance Tax Act 1984 to raise the amount of such tax by the sale or mortgage of or by a terminable charge on any of the Assets.

6.11 All value added tax payable upon the importation of goods, and all excise duties payable to HM Customs & Excise payable in respect of the Assets (including the Stock), have been paid in full, and none of the Assets is liable to confiscation, forfeiture or distress.

6.12 The Disclosure Letter contains particulars of each of the Assets in respect of which industrial buildings allowances within
Part 1 Capital Allowances Act 1990 have been claimed. Such particulars are sufficient to enable the Purchaser to claim such industrial allowances which so far as the Vendor is aware are available.

6.13 No Asset will qualify as a long life asset for the purposes of Chapter IVA of Part II Capital Allowances Act 1990.

7.   Business Contracts

7.1  None of the Business Contracts is ultra vires the Vendor.

7.2 All the Business Contracts are in full force and effect and have been duly complied with and nothing has occurred whereby any of them is or could be subject to early termination or which has given or may give rise to any claim under any of them by any party to any of them.

7.3 Neither the Vendor nor any persons Connected with the Vendor has any direct or indirect interest in any business which has a close trading relationship with the Business or which is or is likely to become competitive with the Business.

8.   Year 2000

8.1 Each item of equipment and software programme used by the Vendor (a "Company System") in the course of its business has been produced, tested and/or amended in a manner which ensures that:

   (a     a change of, reference to or use of a date before, on
or after 31 December 1999 in the operation of that Company System, whether alone or in conjunction with each other Company System, will not have an adverse effect on, nor give rise to inconvenience in, the operation of that Company System; and

   (b     the inclusion of a date or dates before, on or after 31
December 1999 in the date information exchanged with any item of equipment and software programme which is not a Company System but with which that Company System exchanges date information in the course of the Company's business will not have an adverse effect on, nor give rise to inconvenience in, that exchange of date information or the subsequent use of that date information.

8.2 Each product and service sold by the Vendor (the "Product and Service") both now and at any time within the last six years has ensured that a change of, reference to or use of a date before, on or after 31 December 1999 in the operation of the Product and Service will not have an adverse effect on, nor give rise to inconvenience in, the operation of that Product and Service.
8.3 Each Company System and Product and Service will, in responding to two-digit date input and providing date output, resolve an ambiguity as to century in a manner which is consistent, clearly defined and apparent to the user.

9.   Intellectual Property

9.1  Each of the Intellectual Property Rights is:

   (a     valid and enforceable and nothing has been done or
omitted to be done by which it may cease to be valid and enforceable;

   (b     legally and beneficially owned by and validly granted
to the Vendor alone, free from any licence, Encumbrance, restriction on use or disclosure obligation (or is lawfully used with the consent of the owner under a licence); and

   (c     not, and will not be, the subject of a claim or
opposition from a person (including, without limitation, an employee of the Vendor) as to title, validity, enforceability, entitlement or otherwise.

9.2 The Disclosure Letter contains details of all the Intellectual Property Rights in respect of which the Vendor is a registered or beneficial owner or applicant for registration including full correct and up-to-date information in relation to each registration and application.

9.3 All renewal and maintenance fees and taxes due and payable prior to completion in respect of each of the pending and registered Intellectual Property Rights have been paid in full. Each other action required to maintain and protect the pending and registered Intellectual Property Rights has been taken.

9.4 Nothing has been done or omitted to be done and no circumstances exist by which a person is or will be able to seek cancellation, rectification or other modification of a registration of any of the Intellectual Property Rights.

9.5 There is and during the two years ending on the date of this Agreement has been, no civil, criminal, arbitration, administrative or other proceeding or dispute in any jurisdiction concerning any of the Intellectual Property Rights. No civil, criminal, arbitration, administrative or other proceeding or dispute concerning any of the Intellectual Property Rights is pending or threatened. To the best of the Vendor's knowledge, information and belief, no fact or circumstance exists which might give rise to a proceeding of that type.
9.6 The Vendor has not granted and nor is obliged to grant a licence, assignment, consent, undertaking, security interest, or other right in respect of any of the Intellectual Property Rights.

9.7 There are no, and never have been, any outstanding claims against the Vendor for an infringement or unauthorised use of any of the Intellectual Property Rights. The Vendor has not received any written claim that any of the Intellectual Property is invalid.

9.8 The activities, processes, methods, products, services or Intellectual Property used, manufactured, dealt in or supplied on or before the date of this Agreement the Vendor:

   (a     are not, at the date of this Agreement, nor were they
at the time used, manufactured, dealt in or supplied, subject to licence, consent or permission of, or payment to, another person;

   (b     to the best of the Vendor's knowledge, information and
belief, do not at the date of this Agreement, nor did they at the time used, manufactured, dealt in or supplied, infringe, misuse or embody the subject matter of any rights in the Intellectual Property (including, without limitation, moral rights) of another person;

   (c     to the best of the Vendor's knowledge, information and
belief, have not given, and will not give, rise to any claim against the Vendor.

9.9  No party to an agreement relating to the use:

   (a     by the Vendor of Intellectual Property owned by another
person; or

   (b     of any Intellectual Property Rights owned by the Vendor
by another person

     is, or has at any time been, in breach of the agreement and no circumstances exist which would give rise to any breach of any such agreement or to any such agreement being terminated, suspended, varied or revoked without the Vendor's consent (other than termination without cause upon notice in accordance with the terms of the agreement).

9.10 All the Confidential Information is adequately and properly documented to enable the Purchaser to acquire and retain its full benefit.

9.11 The Vendor has not disclosed and is not obliged to disclose any Confidential Information to any person other than its employees who are bound by obligations of confidence or except in the ordinary and usual course of business and then only on condition that the disclosure is to be treated as being of a confidential nature. The Vendor is not aware of any such confidentiality having been breached.

9.12 The Intellectual Property Rights and the Vendor's ownership, licence or rights in them will not be adversely affected by the transaction contemplated by this Agreement.

9.13 The Intellectual Property Rights comprise all the
Intellectual Property necessary for the Vendor to operate its business, and for the business to continue to operate, as it has been operated during the two year period ending on the date of this Agreement.

9.14 The Vendor is not a party to a confidentiality or other agreement and is not otherwise subject to any duty which restricts the free use or disclosure of information or of any of the Intellectual Property Rights.

9.15 The Vendor does not use or operate the Business under a name other than its corporate name.

10.  Insurance

10.1 Each insurable asset of the Vendor has at all material times been and is at the date of this Agreement insured to its full replacement value (with no provision for deduction or excess) against each risk normally insured against by a person operating the types of business operated by the Vendor.

10.2 The Vendor has at all material times been and is at the date of this Agreement adequately insured against accident, damage, injury, third party loss (including, without limitation, product liability), credit risk, loss of profits and all other risks to which a person operating the types of business operated by the Vendor is exposed.

10.3 The Disclosure Letter contains a list of each current insurance and indemnity policy in respect of which the Vendor has an interest (including any active historic policies which provide cover on a losses occurring basis) (together the "Policies") and sets out, in relation to each of the Policies, a summary including details of the parties, cover, deductibles, limits, exclusions, conditions and premium payable.

10.4 Each of the Policies is valid and enforceable and is not void or voidable and will be maintained in full force and effect without alteration pending Completion and all premiums will be paid on times.

10.5 The Vendor has not done anything or omitted to do anything which might:

   (a     make any of the Policies void or voidable; or

   (b     prejudice the ability to effect insurance on the same
or better terms in the future.

10.6 No insurer under any of the Policies has disputed, or given any indication that they intend to dispute, the validity of any of the Policies on any grounds.

10.7 To the best of the Vendor's knowledge, information and belief, there is nothing which could vitiate any of the Policies or prejudice the ability to effect insurance on the same or better terms in the future.

10.8 No insurer has ever canceled or refused to accept or continue any insurance in relation to the Vendor.

10.9 No claims have been made, no claim is outstanding and no fact or circumstance exists which might give rise to a claim under any of the Policies.

10.10 No event, act or omission has occurred which requires notification under any of the Policies.

10.11 None of the insurers under any of the Policies has refused, or given any indication that it intends to refuse, indemnity in whole or in part in respect of any claims under the Policies.

10.12 Nothing has been done or omitted to be done, and there is nothing, which might entitle the insurers under any of the Policies to refuse indemnity in whole or in part in respect of any claims under the Policies.

10.13 All premiums which are due under the Policies have been paid.

10.14 The Vendor has not done anything or omitted to do anything, and there is nothing, which might result in an increase in the premium payable under any of the Policies.

11.  Environmental Matters, Health and Safety and Products
Liability

11.1 The operation of the Business does not involve and has never involved the use, or the release or discharge of a hazardous substance or article, waste, sewage or other pollutant or contaminant.

11.2 No land or other asset owned, occupied, possessed or used by the Vendor on or at any time before the date of this Agreement:

   (a     contains or has contained (in the case of land, above
or below ground) a hazardous substance or article, waste or other pollutant or contaminant;

   (b     is or has been used for the deposit, storage, treatment
or disposal of waste or sewage; or

   (c     is referred to or listed in a register of polluted or
contaminated land and no fact or circumstance exists which might give rise to an entry in such a register.

11.3 The Vendor has not sold, supplied or provided a defective product or services in the course of its business on or prior to the date hereof.

11.4 The Vendor has not manufactured, sold or supplied any product or service which:

   (a     is, was or will become, in any material respect, faulty
or defective; or

   (b     does not comply in any material respect with any
warranty or representation, express or implied, made by or on behalf of the Vendor in respect of it or with all laws, regulations, standards and requirements applicable to it; or

   (c     was sold or supplied on terms that the Vendor accepts
an obligation to service or repair or replace such products after delivery.

11.5 The Vendor has not received a prohibition notice, a notice to warn or a suspension notice under the Consumer Protection Act
1987 in relation to any of its products at any time within the last 3 years.

11.6 The Vendor has in relation to its plant and machinery and other fixed assets, and the premises and its employees, complied with all legal requirements relating to health and safety including, but not limited to, those imposed by the Health and Safety at Work etc. Act 1974 and all regulations made thereunder, and no action has been taken by any entering authority in relation to any actual or alleged breach of such requirements and neither is the Vendor in receipt of any claim by any officer or employee or any past officer or employee in relation to any such breach and the Vendor is not aware of any circumstances which may lead to such action or claim.

11.7 (a   For the purpose of this Warranty, "Environmental Laws"
shall mean any existing laws (local or national) or regulations having application to the operation of the business of any Vendor including, without limitation, directives, regulations, rules, codes of practice and guidance notes made thereunder relating to environmental and health & safety matters.

   (b     The Vendor is and to the Vendor's knowledge always has
been in full compliance with all Environmental Laws and the existence and the use of the premises, machinery and other property of the Vendor has been and is in accordance with all Environmental Laws.

   (c     No written notice, written demand or written request
for information has been issued or made and no investigation or review is or has been threatened or is pending by any governmental authority or other person with respect to any alleged violation by the Vendor of any Environmental Law or liability thereunder.

   (d     The Vendor does not own or has in the past owned or had
any interest in land which has been used for a contaminative use or upon which toxic, radioactive, caustic or other hazardous substances (of whatever kind) have been stored or processed in a manner inconsistent with any Environmental Laws.

12.  Agreements

12.1 To the best of the Vendor's knowledge, information and belief no fact or circumstance exists which might invalidate or give rise to a ground for termination, avoidance or repudiation of an agreement, arrangement or obligation of which the Vendor is a party. No party with whom the Vendor has entered into an agreement, arrangement or obligation has given notice of its intention to terminate, or has sought to repudiate or disclaim, the agreement, arrangement or obligation.

12.2 Neither the Vendor nor any party with whom the Vendor has entered into an agreement, arrangement or obligation is in material breach of the agreement, arrangement or obligation. To the best of the Vendor's knowledge, information and belief, no fact or circumstance exists which might give rise to a breach of this type.

12.3 The Vendor is not a party to and is not liable under a long-term, onerous or unusual legally binding agreement, arrangement or obligation including, without limitation:

   (a     an agreement, arrangement or obligation entered into
other than in the usual course of its business;

   (b     an agreement, arrangement or obligation entered into
other than by way of a bargain at arms length;

   (c     an agreement, arrangement or obligation restricting the
Vendor's freedom to operate the whole or part of its business or to use or exploit any of its assets;

   (d     a sale or purchase, option or similar agreement,
arrangement or obligation affecting an asset owned, occupied, possessed or used by the Vendor or by which the Vendor is bound;

   (e     a material agreement, arrangement or obligation with
which the Vendor cannot comply on time or without undue or unusual expenditure of money or effort;

   (f     a contract for the sale of shares or assets comprising
a business undertaking which contains warranties or indemnities under which any Vendor still has a remaining liability or obligation or can be terminated as a result of any change in the underlying ownership or control of the Vendor, or would be materially affected by such change; or

   (g     an agreement, arrangement or obligation which is in any
way otherwise than in the ordinary course of any Company's business.

12.4 The Vendor is not:

   (a     a member of a joint venture, consortium, partnership or
association (other than the bona fide trade association); or

   (b     a party to a distributorship, agency, franchise or
management agreement or arrangement.

13.  Terms of Trade and Business

13.1 The Vendor has paid its creditors within the times agreed with them. No debt owing by it has been due for more than 30 days.

13.2 During the year ending on the date of this Agreement, no substantial supplier or customer of the Vendor has:

   (a     stopped, or indicated an intention to stop, trading
with the Vendor;

   (b     reduced, or indicated an intention to reduce, trading
with the Vendor; or

   (c     changed or indicated an intention to change,
substantially the terms on which it is prepared to trade with the Vendor.

13.3 To the best of the Vendor's knowledge, information and belief no substantial supplier or customer of the Vendor is likely to:

   (a     stop trading with the Vendor;

   (b     reduce substantially its trading with the Vendor; or

   (c     change substantially the terms on which it is prepared
to trade with the Vendor.

13.4 To the best of the Vendor's knowledge, information and belief, the attitude of customers, suppliers and employees with regard to the Vendor will not be prejudicially affected by the execution or performance of this Agreement or any document to be executed at or before Completion.

13.5 The Vendor has not entered into an agreement or arrangement with a supplier or customer in terms materially different to its standard terms of business.

13.6 No person (either individually or jointly with another person) has bought from or sold to the Vendor, either in the financial year of the Vendor ended on the Reference Accounts Date or since the Reference Accounts Date, more than five per cent of the total amount of all purchases or sales made by the Vendor in that period.

13.7 The Vendor does not have outstanding any bid, tender, sale or service proposal.

13.8 None of the records, systems, data or information of the Vendor is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held or accessible by any means (including, without limitation, any electronic, mechanical or photographic process, computerised or not) which are not under the exclusive ownership and direct control of the Vendor.

13.9 The Vendor has at all times complied with the Data Protection Acts 1984 and 1998 (including, for the avoidance of doubt, the data protection principles set out in Schedule 1 to the Data Protection Act 1984 and the Telecommunications (Data Protection and Privacy) (Direct Marketing) Regulations 1998.

14.  Effect of Sale

   Neither the execution nor the performance of this Agreement or any document to be executed at or before Completion will result in the Vendor losing the benefit of any licence, consent, permit, approval or authorisation (public or private) necessary for carrying on the Business in the places and in the manner currently carried on or any asset, grant, subsidy, right or privilege which it enjoys at the date of this Agreement or will:

   (a     conflict with;

   (b     result in the breach of;

   (c     give rise to an event of default under;

   (d     require the consent of a person under;

   (e     enable a person to terminate; or

   (f     relieve a person from an obligation under

any agreement or arrangement or Business Contract to which the Vendor is a party or any legal or administrative requirement by which the Vendor is bound or result in any present or future indebtedness of the Vendor becoming due or capable of being declared due and payable prior to its stated maturity.

15.  Employees

15.1 There is no employment contract or other contract of engagement between the Vendor and any of its directors or other officers (whether under a contract of service or contract for services) other than in respect of the Employees and the Employees are all employed directly by the Vendor and each of the Employees is employed exclusively in the Business. The Vendor is not a party to a consultancy contract.

15.2 The Vendor has disclosed copies of all service contracts and contracts for services and full particulars of the current terms of employment or engagement of all Employees and agents to the Business (including all information required by law to be included in particulars of terms of employment) and all such particulars are true and accurate and complete in all respects.

15.3 The Vendor has not offered any contract of employment or contract for services to any person (except to any of the Employees) and there is not outstanding any contract of service or for services with any of the Employees or agents of the Business which cannot be terminated by the Vendor by three month's notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

15.4 There is no employment or consultancy contract or other contract of engagement between the Vendor and any person which is in suspension or has been terminated but is capable of being revised or enforced and in respect of which each Company has a continuing obligation.

15.5 The Vendor has not offered, promised or agreed for the future variation in any contract of employment or any contract for service in respect of the Employees or any other person employed by the Vendor in respect of whom liability is deemed by the Transfer Regulations to pass to the Purchaser.

15.6 The Disclosure Letter contains details of :

   (a     the total number of the Vendor's Employees including
those who are on maternity leave or absent because of disability or other long-term leave of absence and who have or may have a right to return to work with the Vendor.

     (b the name, date of start of employment, period of continuous employment, salary and other benefits, grade and age of each Employee of the Vendor and, where an

Employee has been continually absent for more than one month, the reason for the absence; and

   (c     the terms of the contract of each director, other
officer and employee of the Vendor entitled to remuneration at an annual rate or an average annual rate, or an average annual rate over the last three financial years, of more than 10,000.

15.7 The basis of the remuneration payable to the Vendor's directors, other officers and employees is the same as that in force at the Reference Accounts Date. The Vendor is not obliged to increase, nor has it made provision to increase, the total annual remuneration payable to its directors, other officers and employees by more than five per cent.

15.8 The Vendor does not owe any amount to a present or former director, other officer or employee of the Vendor (or his dependant) other than for accrued remuneration or reimbursement of business expenses.

15.9 There is no agreement or arrangement between the Vendor and Employees or former employee with respect to his employment, his ceasing to be employed or his retirement which is not included in the written terms of his employment or previous employment. The Vendor has not provided, or agreed to provide, a gratuitous payment or benefit to a director, officer or employee or to any of their dependants.

15.10 The Vendor has maintained up-to-date, full and accurate records regarding the employment of each of its employees (including, without limitation, details of terms of employment, payments of statutory sick pay and statutory maternity pay, income tax and social security contributions, disciplinary and health and safety matters), and termination of employment.

15.11 Except as disclosed in the Accounts, the Vendor has not:

   (a     incurred a liability for breach or termination of an
employment contract including, without limitation, a redundancy payment, protective award and compensation for wrongful dismissal, unfair dismissal and failure to comply with an order for the reinstatement or re-engagement of an employee;

   (b     incurred a liability for breach or termination of a
consultancy agreement; or

   (c     made or agreed to make a payment or provided or agreed
to provide a benefit to a present or former director, other officer or employee of the Vendor or to any of their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.
15.12     The Vendor has complied with:

   (a     each obligation imposed on it by, and each order and
award made under, statute, regulation, code for conduct and practice, collective agreement, custom and practice relevant to relations between it and its employees or a trade union or the terms of employment of its employees; and

   (b     each recommendation made by the Advisory, Conciliation
and Arbitration Service and each award and declaration made by the Central Arbitration Committee.



15.13 Within the year ending on the date of this Agreement, the Vendor has not:

   (a     given notice of redundancies to the relevant Secretary
of State or started consultations with a trade union under Chapter II of Part IV of the Trade Union and Labour Relations
(Consolidation) Act 1992 or failed to comply with its obligations under Chapter II of Part IV of that Act; or

   (b     been a party to a relevant transfer (as defined in the
Transfer of Undertakings (Protection of Employment Regulations
1981) or failed to comply with a duty to inform and consult a trade union under those Regulations.

15.14 The Vendor does not have any arrangement with and does not recognise a trade union, works council, staff association or other body representing any of its employees.

15.15 The Vendor is not involved in, and no fact or circumstance exist which might give rise to, a dispute with a trade union, works council, staff association or other body representing any of its employees.

15.16 The Vendor does not and is not proposing to introduce a share incentive, share option, profit sharing, bonus or other incentive scheme for any of its directors, other officers or employees.

15.17     There is not and has not been a training scheme,
arrangement or proposal in relation to each Company in respect of which a levy may become payable by each Company under the
Industrial Training Act 1982.
                               55

15.18 The Vendor has paid to the Inland Revenue and any other appropriate taxation authority all taxes, National Insurance contributions and other levies due in respect of the Employees in respect of their employment by the Vendor up to the Completion Date.

16.  Pensions and Other Benefits

16.1 Save in respect of The Plan, the Vendor has no obligation (whether legally binding or not) to provide "relevant benefits" (within the meaning of Section 612 ICTA 1988) to, or in respect of any person who is now or has been an officer or employee of the Vendor or spouse or dependant of such officer or employee;

16.2 Full and accurate details and particulars of Plan have been disclosed in the Disclosure Letter together with accurate, up-to-date and complete copies of all documents relating to Plan including a list of investments held for Plan and there is no obligation to provide benefits under Plan other than as revealed in such documents and particulars;

16.3 The Plan is an "exempt approved scheme" (within the meaning of Chapter I of Part XIV ICTA 1988) and, to the best of the Vendor's knowledge and awareness, there is no reason why approval of the Board of Inland Revenue should be withdrawn;

16.4 Other than benefits on death as disclosed, The Plan provides only money purchase benefits as defined in Section 181 Pension Schemes Act 1993. No person who is now or has been an officer or employee has been promised that he or his dependants will receive benefits on his retirement, death or leaving service other than money purchase benefits as defined above.

16.5 During the Vendor's period of ownership, provisions of The
Plan have never discriminated between male and female members.

16.6 All premiums payable under contracts of insurance relating to payment of benefits on death before normal pension age in respect of any officer or employee of the Vendor have been paid and all contributions to, and expenses of, The Plan which have fallen due for payment have been paid.

16.7 Except as fairly disclosed in the Disclosure Letter, there is no dispute with regard to the benefits payable under the Pension Plans or any other payments or benefits referred to in paragraph 17.1. Except as fairly disclosed in the Disclosure Letter, no legal proceedings in connection with The Plan is pending, threatened or expected nor is there any fact or circumstance likely to give rise to any such proceedings.

16.8 The Plan has at all times complied with and been administered in accordance with the provisions governing it and all applicable laws, regulations and requirements, including the requirements of the Inland Revenue for continued approval as an exempt approved scheme, and of trust law.

16.9 The Vendor has at all times complied with all the provisions of The Plan which apply to it.

16.10 The Plan is not a contracted out plan within the meaning of the Pension Schemes Act 1993.

17.  Liabilities

17.1 Except as disclosed in the Accounts or in the Disclosure
Letter, the Vendor does not have any outstanding and has not agreed to create or incur loan capital, borrowing or indebtedness in the nature of borrowing.

17.2 The Vendor is not a party to and is not liable under a guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another person's obligation.

17.3 No part of the loan capital, borrowing or indebtedness in the nature of borrowing of the Vendor is dependent on the guarantee or indemnity of, or security provided by, another person.

17.4 No event has occurred or been alleged to have occurred which:

   (a     constitutes an event of default, or otherwise gives
rise to an obligation to repay, under an agreement relating to borrowing or indebtedness in the nature of borrowing (or will do so with the giving of notice or lapse of time or both) or

   (b     will lead to an Encumbrance constituted or created in
connection with borrowing or indebtedness in the nature of borrowing, a guarantee, an indemnity or other obligation of the Vendor becoming enforceable (or will do so with the giving of notice or lapse of time or both).

17.5 The Vendor is not liable to repay an investment or other grant or subsidy made to it by a body (including, without limitation, the Department of Trade and Industry or its predecessor).

17.6 No fact or circumstance (including, without limitation, execution and performance of this Agreement) exists which might entitle a body to require repayment of, or refuse an application by the Vendor for, the whole or part of a grant or subsidy.

17.7 No subsidiary or affiliate of the Guarantor is a creditor of the Guarantor.

17.8 No subsidiary or affiliate of the Vendor is a creditor of the Vendor.

17.9 The Guarantor has no liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, arising out of or relating to the business and operations of the Guarantor as previously or currently conducted or contemplated to be conducted except (a) as and to the extent disclosed or provided for in the Financial Statements and (b) for liabilities and obligations that
(i) were incurred after the date of the Financial Statements in the ordinary course of business consistent with past practice;
(ii) individually and in the aggregate would not have a material adverse effect; and (iii) do not and will not materially impair the ability of the Guarantor to perform its obligations hereunder or under any document, instrument, certificate or agreement necessary to transfer to the Purchaser good and valid title to the Shares, free and clear of any and all Encumbrances thereon, at the Completion Date, or the ability of the Purchaser to conduct the business and operations of the Company from and after the Completion Date.

17.10 The Vendor has no liabilities or obligations of any nature, whether known or unknown, absolute, accrued contingent or otherwise and whether due or to become due, arising out of relating to the business and operations of the Vendor as previously or currently conducted or contemplated to be conducted except (a) as and to the extent disclosed or provided for in the Accounts and (b) for liabilities and obligations that (i) were incurred after the Reference Accounts Date in the ordinary course of business consistent with past practice; (ii) individually and in the aggregate would not have a material adverse effect; and
(iii) do not and will not materially impair the ability of the Vendor to perform its obligations hereunder or under any document, instrument, certificate or agreement necessary to transfer to the Purchaser good and valid title to the Shares, free and clear of any and all Encumbrances thereon, at the Completion Date, or the ability of the Purchaser to conduct the business and operations of the Company from and after the Completion Date.

18.  Permits

18.1 The Vendor has obtained and has complied with the terms and conditions of each Permit, necessary or desirable for the continuation of the Business.

18.2 Details of each Permit are set out in the Disclosure Letter.

18.3 Each Permit is in force, unimpeachable and unconditional or subject only to a condition that has been satisfied. No expenditure or work is or will be necessary to comply with, maintain or obtain a Permit. To the best of the Vendor's knowledge, information and belief, no Permit will be revoked, suspended, canceled or varied or not renewed.

18.4 Each action required for the renewal or extension of each Permit has been taken.

18.5 No Permit will be revoked, suspended, canceled, varied or not renewed as a result of the execution or performance of this Agreement or any document to be executed at or before Completion and there is no circumstances which indicate that any such Permit is likely to be revoked, suspended, canceled, varied or not renewed or that any of them will expire within a period of one year from the date of this Agreement.

19.  Insolvency

19.1 No order has been made, petition presented or resolution passed for the winding up of the Vendor or for the appointment of a provisional liquidator to the Vendor and no administration order has been made in respect of the Business or Assets or any of them.

19.2 No receiver or manager has been appointed of the whole or part of the Vendor's Business.

19.3 No voluntary arrangement has been proposed under Section 1 of the Insolvency Act 1986 in respect of the Vendor. No compromise or arrangement has been proposed, agreed to or sanctioned under section 425 of the CA 1985 in respect of the Vendor.

19.4 The Vendor is not insolvent or unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986.

19.5 The Vendor has not stopped paying its debts as they fall due.
                               59

19.6 No distress, execution or other process has been levied on an asset of the Vendor or action taken to repossess goods in the Vendor's possession which has not been satisfied in full in respect of the whole or any part of the Business or the Assets.

19.7 There is no unsatisfied judgment or court order outstanding against the Vendor.

19.8 No floating charge created by the Vendor has crystallized and, so far as the Vendor is aware, there are no circumstances likely to cause such floating charge to crystallize over the Business or the Assets or any of them or any charge created by it to become enforceable over the Business or the Assets or any of them nor has such crystalisation occurred as in such enforcement in process.

19.9 No action has been taken by the Registrar of Companies to strike the Vendor off the register under section 652 of the CA
1985.

19.10 The Vendor has not at any time during the two years immediately prior to the date of this Agreement:

   (a     entered into a transaction with any person at an
undervalue (as referred to in Section 238(4) of the Insolvency
Act 1986) or

   (b     been given a preference by any person (as referred to
in section 239(4) of the Insolvency Act 1986).

19.11 No event analogous to any of the foregoing has occurred in or outside England.

20.     Competition

20.1 The Vendor has no liability under, and is not a party to, any agreement or arrangement

   (a     particulars of which have been furnished to the
Director General of Fair Trading under the Restrictive Trade
Practices Acts 1976 and 1977;

   (b     which is prohibited by any competition law.

20.2 The Vendor has not given an undertaking or written assurance
(legally binding or not) to a governmental authority or an authority of the European Communities or

European Economic Area under the Fair Trading Act 1973, Competition Act 1980, Restrictive Trade Practices Acts 1976 and 1977, Resale Prices Act 1976, Treaty of Rome, Agreement on the European Economic Area or any other statute or legal instrument. No Vendor is affected by an order or regulation made under the Fair Trading Act 1973 or the Competition Act 1980 or by a decision of the Commission of the European Communities, EFTA Surveillance Authority or a competition or governmental authority of another jurisdiction.

20.3 The Vendor has not received a communication or request for information relating to any aspect of the Vendor's business from or by the Director General of Fair Trading, Competition Commission, Secretary of State for Trade and Industry, Commission of the European Communities or EFTA Surveillance Authority or a competition or governmental authority of another jurisdiction.
No agreement, arrangement or conduct (by omission or otherwise) of the Vendor is or has been the subject of an investigation, report or decision by any of those persons or bodies and none is pending or threatened. To the best of the Vendor's knowledge, information and belief, no fact or circumstance exists which might give rise to an investigation, report or decision by any of those persons or bodies.

21.  Litigation and Compliance with Law

21.1 Neither the Vendor nor a person for whose acts or defaults the Vendor may be vicariously liable is involved, or has during the two years ending on the date of this Agreement been involved, in a civil, criminal, arbitration, administrative or other proceedings in relation to the Business or the Assets or any of them. No civil, criminal, arbitration, administrative or other proceeding is pending or threatened by or against the Vendor or a person for whose acts or default the Vendor may be vicariously liable which affect or might affect any of the Assets.

21.2 To the best of the Vendor's knowledge, information and belief, no fact or circumstance exists which might give rise to a civil, criminal, arbitration, administrative or other proceeding involving the Vendor or a person for whose acts or defaults the Vendor may be vicariously liable.

21.3 There is no outstanding judgement, order, decree, arbitral award or decision of the court, tribunal, arbitrator or governmental agency against the Vendor or a person for whose acts or defaults the Vendor may be vicariously liable.

21.4 The Vendor has, in the Vendor's reasonable knowledge,
conducted the Business and dealt with the Assets in all material respects in accordance with all applicable legal and
administrative requirements (including VAT).
                               61

21.5 There is not and has not been any governmental or other investigation, inquiry or disciplinary proceeding concerning the Vendor and none is pending or threatened. To the best of the Vendor's knowledge, information and belief no fact or circumstance exits which might give rise to an investigation, inquiry or proceeding of that type.

21.6 Neither the Vendor nor any person for whose acts or defaults the Vendor may be vicariously liable has:

   (a     induced a person to enter into an agreement or
arrangement with any Vendor by means of a unlawful or immoral payment, contribution, gift or other inducement;

   (b     offered or made an unlawful or immoral payment,
contribution, gift or other inducement to a government official or employee; or

   (c     directly or indirectly made an unlawful contribution to
a political activity.
22.  Insider Agreements

   There is not, and during the three years ending on the date of this Agreement, there has not been, any agreement or arrangement (legally enforceable or not) to which any Vendor is or was a party and in which any of the Vendor, a director or former director of any Vendor or a person connected with any of them is or was interested in any way. For this purpose, "connected" has the meaning given by section 839 of ICTA, except that in construing section 839 "control" has the meaning given by section 840 or section 416 of ICTA so that there is control wherever either section 840 or 416 requires.

23.  Miscellaneous

23.1 The Vendor is operating and has always operated its business in all respects in accordance with its memorandum and articles of association at the relevant time.

23.2 Each register, minute book and other book which the CA 1985 requires the Vendor to keep has been properly kept and contains a complete and accurate record of the matters which it is required by the CA 1985 to record. No notice has been received or allegation made that a register or book is incorrect or should be rectified.

23.3 All returns, particulars, resolutions and other documents required to be delivered by the Vendor to the Registrar of Companies and other governmental or other authority or agency have been properly prepared and delivered.

23.4 The Vendor has not given a power of attorney or other authority by which a person my enter into an agreement, arrangement or obligation on the Vendor's behalf (other than an authority for a director, other officer or employee to enter into an agreement in the usual course of that person's duties).

24.  Brokerage or Commission

   No person is entitled to receive a finder's fee, brokerage or commission from the Vendor in connection with this Agreement.

     AGREED FORM NOTICE TO EMPLOYEES

     "A"

From:          WPI Oyster Termiflex Limited
         and
         Dynatech Corporation Limited

                                                           [Date]

Dear [Name]

Your employment with WPI Oyster Termiflex Limited ("the Vendor")

As you know, we are now writing to inform you that Dynatech
Corporation Limited ("the Purchaser") has entered into an agreement to buy the Business and the sale and purchase of the Business was completed today.

The Vendor and the Purchaser have been advised that the sale of the Business to the Purchaser amounts to the transfer of part of the business of the Vendor as a going concern. Consequently, the contracts of employment of all employees of the Vendor working in the Business have been automatically transferred to the Purchaser under the Transfer of Undertakings (Protection of Employment) Regulations 1981 ("the Regulations"). Accordingly, your contract of employment with the Vendor has been transferred to the Purchaser with effect from completion of the sale and purchase of the Business.

Apart from the change in your employer and except as set out in this letter, your terms and conditions of employment will not be affected by the sale and purchase of the Business. All your existing statutory employment rights are protected under the Regulations. In particular, your period of continuous employment by the Purchaser will be deemed to have commenced on the date on which your continuous employment by the Vendor began.

Furthermore, the Purchaser has confirmed that it does not currently envisage taking any measure in relation to any transferring employees (for example, changes to terms and conditions of employment or redundancies) following Completion.

If you are a member of the WPI Group Money Purchase Plan (the
"Plan"), your pension arrangements will not be altered and you will remain a member of the Plan following Completion.

If you have any questions, please address these to Matt Gerber.

Please acknowledge receipt of this letter and confirm your acceptance of the above by signing and returning the enclosed copy of this letter to Matt Gerber. You should retain the original copy of this letter for your own records.

Your sincerely


----------------------------          ------------------------
For and on behalf of                  For and on behalf of
WPI Oyster Termiflex Limited          Dynatech Corporation
Limited

I acknowledge receipt of the original letter of which this is a copy and confirm that I agree to the transfer of my contract of employment from the Vendor to the Purchaser.

Signed:
       ----------------------

Date:  ----------------------

                  WPI Oyster Termiflex Limited

                               and

                  Dynatech Corporation Limited





               AGREEMENT FOR THE SALE AND PURCHASE

                  OF THE BUSINESS AND ASSETS OF

                  WPI OYSTER TERMIFLEX LIMITED

                        TABLE OF CONTENTS

                                                          Page

1.  Definitions and Interpretation                         1

2.  Agreement to Sell and Purchase                         7

3.  Assets and Liabilities Not Included in the Sale        8

4.  Conditions Precedent                                   10

5.  Consideration                                          10

6.  Completion                                             10

7.  Adjustment to the Consideration                        11

8.  Value Added Tax                                        11

9.  Warranties and Indemnities                             13

10.  Purchasers's Remedies                                 14

11.  Limitations on the Vendor=s Liability                 16

12.  Vendor's Obligations Prior to Completion              18

13.  Intellectual Property                                 19

14.  Risk                                                  20

15.  Employees                                             20

16.  Business Contracts                                    21

17.  Obligations of the Vendor after Completion            23

18.  Book Debts                                            23

19.  Restrictive Covenants                                 23

20.  Application of Sale and Purchase Agreement            25

21.  Stamp Duty                                            26




Schedules

1. Completion Requirements

2. Apportionment of Consideration

3. The Business Contracts

4. The Employees

5. Intellectual Property

6. The Motor Vehicles

7. Warranties

EXHIBIT 10.26


                  ASSET PURCHASE AGREEMENT


          ASSET PURCHASE AGREEMENT, dated as of February 11, 2000, among Itronix Corporation, a Delaware corporation (the "Buyer"), WPI Husky Technology, Inc., a Florida corporation (the "Seller"), and WPI Group Inc., a New Hampshire corporation and parent of Seller ("Parent").


                    W I T N E S S E T H:

          WHEREAS, WPI Group (UK), a private unlimited liability company incorporated in England and Wales, Parent and Dynatech Nominees Limited, a limited liability company incorporated in England and Wales, are parties to an Agreement for the Sale and Purchase of Shares in WPI Husky Technology Ltd. and WPI Husky Technology GMBH, dated as of February 23, 2000 (the "UK Stock Purchase Agreement"), pursuant to which the parties hereto shall enter this Agreement;

          WHEREAS,  WPI Group (UK) and Dynatech Corporation
                    Limited, a
company incorporated in England and Wales, are parties to an Agreement for the Sale and Purchase of the Business and Assets of WPI Oyster Termiflex Ltd., a company incorporated in England and Wales, dated as of February 23, 2000;

          WHEREAS, (a) the Buyer wishes to purchase or acquire from the Seller, and the Seller wishes to sell, assign and transfer to the Buyer the Assets and the Business (as such term and each other capitalized term used herein without definition is defined in Section 7.1) other than the Excluded Liabilities and
(b) the Buyer has agreed to assume the Assumed Liabilities, all for the purchase price and upon the terms and subject to the conditions hereinafter set forth; and

          WHEREAS, Parent owns all of the outstanding shares of capital stock of the Seller and desire to cause the Seller to sell the Business and Assets to the Buyer.

          NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby, the parties hereto agree as follows:

                         ARTICLE I
              SALE AND PURCHASE OF THE ASSETS

          I.1. Assets Transferred by the Seller. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing the Seller will sell, transfer, convey, assign and deliver to the Buyer, and the Buyer will purchase and acquire from the Seller, all right, title and interest of the Seller in and to the properties, assets and rights of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise, whether or not reflected on the Financial Statements and whether now existing or hereinafter acquired relating to, used or held for use in connection with the Business as such properties, assets and rights may exist on the Closing Date, other than the Excluded Assets (collectively, the "Assets"), including, without limitation, those items in the following categories that conform to the definition of the term "Assets":

          (a) all machinery, equipment, furniture, furnishings, vehicles, parts and similar property (including, but not limited to, any of the foregoing purchased subject to any conditional sales or title retention agreement, in favor of any other Person);

          (b) all inventories of packaging materials, work in progress, raw materials, finished products, goods, spare parts, replacement and component parts, and office and other supplies (collectively, the "Inventories"), including Inventories held at any location controlled by the Seller and Inventories previously purchased and in transit to the Seller at such location;

          (c) all rights (including but not limited to any and all Intellectual Property rights) in and to the products sold or leased and in and to any products or other
     Intellectual Property rights under research or development prior to or on the Closing Date;

          (d) all of the rights of the Seller under all contracts, arrangements, licenses, leases and other agreements, including, without limitation, any right to receive payment for products sold or services rendered, and to receive goods and services, pursuant to such agreements and to assert claims and take other rightful actions in respect of breaches, defaults and other violations of such contracts, arrangements, licenses, leases and other agreements and otherwise;

          (e) all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items;

          (f) all notes receivable, all accounts receivable, and all notes, bonds and other evidences of indebtedness of and rights to receive payment from any Person held by the Seller;

          (g) all Intellectual Property and all rights thereunder or in respect thereof primarily relating to or used or held for use in connection with the Business, including, but not limited to, rights to sue for and remedies against past, present and future infringements thereof, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide and all tangible embodiments thereof (together with all Intellectual Property rights included in the other clauses of this
     Section 1.1, the "Intellectual Property Assets");

          (h) all electronic information and data related to the Business wherever located (collectively, the "Electronic
     Data");

          (i) all right, title and interest of Seller in or to any prototypes, enhancements, improvements, or other tangible work product, technology or process developed, created or otherwise acquired in connection with the design, research and development, implementation, market research or marketing of products of the Business;

          (j) all of the Seller's books, records, manuals and other materials in any form or medium wherever located, including, without limitation, procurement and customer specifications, advertising matter, catalogues, price lists, correspondence, mailing lists, lists of present and prospective customers, credit records, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, personnel records, quality control records and procedures, blueprints, Intellectual Property disclosures, media materials and plates, accounting records, Tax Returns and records other than Income Tax Returns, sales order files and litigation files;

          (k) to the extent their transfer is permitted by law, all Governmental Approvals, including all applications therefor;

          (l) all Real Property and all licenses, permits, approvals and qualifications relating to any Real Property issued to the Seller by any Governmental Authority;

          (m) all rights to causes of action, lawsuits, judgments, claims and demands of the Seller with respect to the Business or the ownership, use, function or value of any Asset, whether by way of counterclaim or otherwise;

          (n) all guarantees, warranties, indemnities or similar rights in favor of the Seller; and

          (o) all goodwill associated with the Business or the Assets, together with the right to represent to third parties that Buyer is the successor to the Business.

          The Assets shall be transferred or otherwise conveyed to the Buyer free and clear of all liabilities, obligations, commitments and Liens excepting only Assumed Liabilities and Permitted Liens (other than the Liens set forth on Schedule 7.1).

          I.2.  Excluded Assets.  The Seller will retain, and the
Seller will not transfer, and the Buyer will not purchase or acquire, the following assets (collectively, the "Excluded
Assets"):

          (a)  all cash of the Seller;

          (b) all intercompany receivables, other than intercompany receivables from WPI Husky Technology Ltd. and WPI Oyster Termiflex Ltd. which are offset by intercompany payables to WPI Husky Technology Ltd. and WPI Oyster
     Termiflex Ltd.; and

          (c) any and all assets set aside for purposes of funding any of the Employee Liabilities and any plan, program, contract or other arrangement related thereto.


                         ARTICLE II
                        THE CLOSING

          II.1. Place and Date. The closing of the sale and purchase of the Assets (the "Closing") shall take place at 10:00 A.M. New York time on February 23, 2000 at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York, or such other time and place upon which the parties may agree. (The day on which the Closing actually occurs is herein sometimes referred to as the "Closing Date.")

          II.2. Assumption of Liabilities. (a) Subject to the terms and conditions set forth herein, at the Closing the Buyer shall assume and agree to pay, honor and discharge when due any and all liabilities, obligations and commitments relating exclusively to the Business or the Assets to the extent reflected and adequately reserved for on the Balance Sheet, but excluding all liabilities for borrowed money regardless of whether or not reflected on the Balance Sheet (collectively, the "Assumed Liabilities").

          (b)  At the Closing, the Buyer shall assume the Assumed
Liabilities by executing and delivering to the Seller an assumption agreement in a form reasonably satisfactory to Seller
(the "Assumption Agreement").

          II.3. Excluded Liabilities. Notwithstanding the provisions of Section 2.2 or any other provision hereof or Transfer Document or any Schedule or Exhibit hereto or thereto and regardless of any disclosure to the Buyer, the Buyer shall not assume any liabilities, obligations or commitments of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, relating to or arising out of the operation of the Business or the ownership of the Assets prior to the Closing or otherwise other than the Assumed Liabilities, including, but not limited to:

          (a) all intercompany payables, other than intercompany payables due to WPI Husky Technology Ltd. and WPI Oyster Termiflex Ltd. which are offset by intercompany receivables from WPI Husky Technology Ltd. and WPI Oyster Termiflex Ltd.;

          (b) all Taxes of the Seller or any Affiliate thereof, or any other Taxes relating to the Business or the Assets, except for Covered Taxes that are the responsibility of the Buyer pursuant to Section 4.8;

          (c) all amounts due and owing to Fleet Bank-NH arising under a certain Credit Agreement dated as of August 3, 1998;
     and

          (d) any and all claims, liabilities, losses or damages (the "Employee Liabilities") arising from or related to the employment by Seller of any persons prior to the Closing (including, but not limited to, unpaid compensation, claims arising under any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any obligation to provide continuation coverage in accordance with Section 601 et. seq. of ERISA, and any obligations to employees who are not actively at work on the Closing),

(all such liabilities, obligations and commitments, the "Excluded
Liabilities").

          II.4. Consent of Third Parties. Notwithstanding anything to the contrary herein, this Agreement shall not constitute an agreement to assign or transfer any interest in any Contract or Government Approval if an assignment or transfer without the consent of a third party would constitute a breach thereof or affect adversely the rights of the Buyer or the Seller thereunder; and any transfer or assignment to the Buyer by the Seller that requires the consent of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date and the Closing occurs, the Seller shall, and Parent shall cause the Seller to, continue to use its best efforts to obtain any such approval or consent after the Closing Date until such time as such consent or approval has been obtained, and the Seller will, and Parent shall cause the Seller to, cooperate with the Buyer in any lawful and economically feasible arrangement to provide that the Buyer shall receive the interest of the Seller in the benefits under any such Contract or Government Approval, provided, that, the Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent the Buyer would have been responsible therefor hereunder if such consent or approval had been obtained.

                        ARTICLE III
               REPRESENTATIONS AND WARRANTIES

          III.1.  Representations and Warranties of the Seller.
As of the date hereof and as of the Closing Date, the Seller and Parent, jointly and severally, represent and warrant to the Buyer as follows:

          III.1.1. Authorization, etc. Each of Parent and the Seller has full power and authority to execute and deliver this Agreement and the Transfer Documents to which it will be a party, to perform fully its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been, and on the Closing Date the Transfer Documents will have been, duly authorized by Parent and by all requisite corporate action of the Seller. Each of Parent and the Seller has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered the Transfer Documents to which it is a party. This Agreement is, and on the Closing Date each of such Transfer Documents will be, legal, valid and binding obligations of the Seller and Parent party thereto, enforceable against the Seller or Parent in accordance with their respective terms.

          III.1.2. Corporate Status. (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with full corporate power and authority to carry on the Business and to own or lease and to operate its properties as and in the places where such Business is conducted and such properties are owned, leased or operated.

          (b) The Seller is duly qualified or licensed to do business and is in good standing in each of the jurisdictions in which the operation of the Business or the character of the properties owned, leased or operated by it in connection with the Business makes such qualification or licensing necessary, other than those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

          (c) The Seller has delivered to the Buyer complete and correct copies of the certificate of incorporation and by-laws as amended and in effect on the date hereof. The Seller is not and never has been in violation of any of the provisions of its certificate of incorporation or by-laws. The minute books of the Seller, which have heretofore been made available to the Buyer, correctly reflect (i) all corporate actions taken by the shareholders that the shareholders were required by Applicable Law to take, (ii) all corporate actions taken by the directors that the board of directors of the Seller was required by Applicable Law to take, and (iii) all other corporate actions taken by the shareholders and directors (including actions by any committee of the board of directors of the Seller).

          (d) The Seller has no Subsidiaries and the Seller has no equity or other ownership interest in any Person.

          (e) The authorized capital stock of the Seller consists of 1,000 shares of common stock, par value $1.00 per share ("Common Stock"), of which 100 shares are validly issued, fully paid and nonassessable. Parent owns beneficially and of record 100 shares of Common Stock, free and clear of any Liens. The Seller has no other authorized, issued or outstanding shares of Common Stock, other capital securities or securities convertible into or exchangeable for, or warrants, options or other rights to acquire, shares of Common Stock or other capital securities of the Seller.

          III.1.3. No Conflicts, etc. (a) The execution, deliv ery and performance by each of the Seller and Parent of this Agreement and the Transfer Documents to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation of or a default under or give rise to a right of acceleration, termination, vesting, decreased right or increased obligation under (in each case with or without the giving of notice or the lapse of time or both) or require approval under
(i) any Applicable Law, (ii) the certificate of incorporation or by-laws (or similar organizational documents) of the Seller or
(iii) except as set forth in Schedule 3.1.3(a), any Contract or Plan to which the Seller or Parent or any Affiliate thereof is a party or by which the Seller or Parent or such Affiliate or any of their respective properties or assets, including but not limited to the Assets, may be bound or affected.

          (b) Except as specified in Schedule 3.1.3(b), no Governmental Approval or other Consent is required to be obtained or made by the Seller or Parent in connection with the execution and delivery of this Agreement and the Transfer Documents or the consummation of the transactions contemplated hereby and thereby.

          III.1.4. Financial Statements. (a) The Seller has delivered to the Buyer complete and correct copies of the balance sheet, statement of income and retained earnings, and the statement of cash flows of the Seller as of or for the fiscal years ending September 26, 1999 and September 27, 1998
(collectively, the "Financial Statements").  The Financial
Statements are attached hereto as Schedule 3.1.4(a).

          (b) The Financial Statements are complete and correct in all respects and have been derived from the accounting books and records of the Seller. The balance sheets included in the Financial Statements present fairly the financial position of the Seller as at the respective dates thereof, and the statements of income and retained earnings and the consolidated statements of cash flows included in such Financial Statements present fairly the results of operations and cash flows of the Seller for the respective periods indicated. Except as disclosed in Schedule 3.1.4(b), since September 26, 1999, there has not been any material adverse change in the business, assets, condition (financial or otherwise) or results of operations of the Seller and its subsidiaries.
                                7

          III.1.5. Absence of Undisclosed Liabilities. The Seller has no liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, arising out of or relating to the Business, except (a) as set forth in Schedule 3.1.5, (b) as and to the extent disclosed or provided for in the Financial Statements of the Seller as of September 26, 1999 and (c) for liabilities and obligations that (i) were incurred after the date of the Financial Statements in the ordinary course of business consistent with past practice; (ii) individually and in the aggregate would not have a Material Adverse Effect; and (iii) do not and will not materially impair the ability of the Seller to perform its obligations hereunder or under any Transfer Document, or the ability of the Buyer to conduct the Business from and after the Closing.

          III.1.6. Taxes. (a) Except as specified in Schedule 3.1.6(a), (i) the Seller has duly and timely filed all Returns relating to the Business or the Assets required to be filed on or before the Closing Date, (ii) the Seller has paid all Taxes on or with respect to the Business or the Assets due and payable on or before the Closing Date, (iii) all Employment and Withholding Taxes have been duly and timely paid to the proper Governmental Authorities and set aside in accounts for such purpose or accrued and entered upon the books of the Business, (iv) there is no Lien for Taxes on any of the Assets, except for such Lien for Taxes that are not yet due and payable and (v) no claims are being asserted against the Seller by any Governmental Authority that could lead to the imposition of a Tax Lien with respect to any of the Assets.
 .

          (b)  Except as set forth on Schedule 3.1.6(b),
(i) there are no Taxes on or with respect to the Business or the Assets or Employment and Withholding Taxes asserted in writing by any Governmental Authority to be due, (ii) no issue has been raised in writing by any Governmental Authority in the course of any audit with respect to Taxes on or with respect to the Business or the Assets or Employment and Withholding Taxes, (iii) no Taxes on or with respect to the Business or the Assets and no Employment and Withholding Taxes are currently under audit by any Governmental Authority, (iv) neither the IRS nor any Governmental Authority is now asserting or, to the knowledge of the Seller, threatening to assert against the Seller any deficiency or claim for additional Taxes or Employment and Withholding Taxes or any adjustment of such Taxes and there is no reasonable basis for any such assertion of which the Seller is or reasonably should be aware and (v) there is no litigation or administrative appeal pending or, to the best knowledge of the Seller, threatened against or relating to the Seller in connection with Taxes on or with respect to the Assets or the Business or Employment and Withholding Taxes..

          (c) The Buyer will not be required to deduct and withhold any amount pursuant to section 1445(a) of the Code upon the transfer of the Business and the Assets to the Buyer.

          (d) No agreement or other document extending, or having the effect of extending, the period of assessment or collection of Taxes on or with respect to the Assets or the Business or Employment and Withholding Taxes has been filed with the IRS or any other Governmental Authority.

          III.1.7.  Absence of Changes.  Except as set forth in
Schedule 3.1.7, since September 26, 1999, the Seller has conducted the Business only in the ordinary course consistent with prior practice and has not, on behalf of, in connection with or relating to the Business or the Assets:

          (a)  suffered any Material Adverse Effect;

          (b) incurred, forgiven, canceled, compromised, waived or released any obligation or liability except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business consistent with prior practice;

          (c) discharged or satisfied any Lien, other than those required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than (i) current liabilities shown on the Balance Sheet, and (ii) current liabilities incurred since the date thereof in the ordinary course of business consistent with past practice;

          (d) subjected any of the Assets to any Lien other than any Permitted Lien;

          (e) sold, transferred, leased to others or otherwise disposed of any of the Assets, except for inventory sold in the ordinary course of business consistent with past practice, or canceled or compromised any debt or claim, or waived or released any right of substantial value;

          (f) modified any existing Contract or received any notice of termination of any Contract or suffered any damage, destruction or loss (whether or not covered by insurance);

          (g) changed in any respect its book, tax or other accounting practices, policies or principles;

          (h) made or committed to make any capital expenditures in excess of an aggregate of $25,000;

          (i) instituted, settled or agreed to settle any litigation, action or proceeding before any Governmental
     Authority relating to the Business or the Assets;

          (j) redeemed, declared, set aside, made or paid any dividend or other distribution in respect of its capital stock; and

          (k) taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

          III.1.8. Litigation. Except as set forth on Sched ule 3.1.8(a), there is no action, claim, demand, suit, proceed ing, arbitration or investigation pending or, to the knowledge of the Seller or Parent, threatened against or relating to the Seller or Parent in connection with the Assets or the Business (or against any employee or former employee of the Seller relating to the Seller, the Business or the Assets), or against or relating to the transactions contemplated by this Agreement and the Seller does not know of any basis for the same. Except as set forth on Schedule 3.1.8(b), no citations, fines or penalties have been asserted against the Seller with respect to the Business under any Environmental Law or any Applicable Law relating to occupational health or safety.

          III.1.9. Compliance with Laws; Governmental Approvals and Consents; Governmental Contracts. Schedule 3.1.9(a) sets forth all Governmental Approvals and other Consents necessary for, or otherwise material to, the conduct of the Business. All such Governmental Approvals and Consents have been duly obtained and are in full force and effect and Seller is in compliance therewith in all material respects. Except as set forth on
Schedule 3.1.9(b), the Seller has complied in all material respects with all Applicable Laws (including, without limitation, escheat and unclaimed property laws) in connection with the operation of the Business and the Assets. Seller has not received any notice alleging any conflict, violation, breach or default that has not been cured or waived.

          III.1.10. Assets. The Seller has good title to, valid leasehold interests in or valid rights under Contract to use all of its Assets, in each case free and clear of any and all Liens other than Permitted Liens. No Affiliate of the Seller has title to any of the Assets. The Assets comprise all assets required for the continued conduct of the Business by the Buyer after the Closing in the manner the Business is now being conducted by the Seller. The Assets are adequate for the purposes for which such Assets are currently used or are held for use, and are in good operating condition (subject to normal wear and tear) and, to the knowledge of the Seller or Parent, there are no facts or conditions affecting the Assets which could, individually or in the aggregate, interfere in any material respect with the uses, occupancy or operation thereof as currently used, accepted or operated, or their adequacy for such use.

          III.1.11. Contracts. (a) Schedule 3.1.11(a) contains a complete and correct list of all of the following types of agreements, contracts, licenses, commitments, instruments, understandings and arrangements, whether written or oral, in each case as amended, supplemented, waived or otherwise modified (each, a "Contract") by which the

Business or any of the Assets are bound or to which the Seller is a party or by which it is bound in connection with the Business or the Assets (the "Material Contracts"):

          (i) Contracts, franchises, insurance policies and Governmental Approvals, in each case concerning or relating to real property;

          (ii) employment, severance, change of control, consulting, agency, collective bargaining and other similar Contracts (including, without limitation, loans from the Seller) relating to or for the benefit of any current or former shareholder, officer, other employee, director, sales representative, distributor, dealer, agent, independent contractor or consultant;

          (iii) asset purchase agreements or other acquisition or divestiture Contracts, including, but not limited to, any Contracts relating to the sale, lease or disposal of any Assets (other than sales of inventory in the ordinary course of business consistent with past practice) or involving continuing indemnity or other obligations;

          (iv) Contracts involving the expenditure by any party of more than $25,000 or requiring performance by any party thereto for more than six months;

          (v) (A) loan agreements, indentures, mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, keep well agreements and other Contracts, agreements, instruments and arrangements relating to the borrowing of money, overdraft arrangements, or obtaining of or extension of credit or the guarantee of liabilities, obligations and commitments and (B) letters of credit and surety, indemnity, performance and similar bonds (other than in each of the clauses (A) and (B), any of such items with respect to which the Seller is not an obligor and does not have a reimbursement obligation);

          (vi) sales agency, manufacturer's representative, marketing or distributorship agreements;

          (vii)  capitalized lease or sale-leaseback or
     conditional sale agreements;

          (viii) Contracts relating to membership in any buying or selling group or cooperative arrangements;

          (ix) obligations evidenced by orders and other Contracts for the purchase or sale of inventories, materials, supplies, products or services (including, without limitation, buying group or cooperative arrangements, fuel supply and delivery fleet maintenance Contracts), each of which involves the aggregate annual payment or potential payment by or to the Seller in excess of $25,000; and

          (x) any other Contracts that are material to the Business.

          (b) The Seller has delivered to the Buyer complete and correct copies of all written Material Contracts and accurate descriptions of all material terms of all oral Material
Contracts, set forth or required to be set forth in
Schedule 3.1.11(a).

          (c) All Material Contracts are in full force and effect and enforceable against each party thereto and no event of default or event or condition exists that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of the Seller or, to the knowledge of the Seller or Parent, any other party thereto. Except as set forth in Schedule 3.1.11(c), no Consent of any third party is required under any Contract as a result of or in connection with, and the enforceability of any Contract will not be affected in any manner by, the execution, delivery and performance of this Agreement, Transfer Documents, or the consummation of the transactions contemplated hereby or thereby.

          (d) The Seller is not restricted by any Contract with any other Person from carrying on the Business anywhere in the world. The Seller does not employ any employee in a manner that would violate any Contract to which such employee is a party or is bound.

          III.1.12. Customers. To the knowledge of the Seller and Parent, no customer of the Seller has ceased or reduced substantially, or will cease or reduce substantially its business with the Seller. No basis exists for any customer to make a claim against the Seller for an increase in any Rebate paid to such customer by the Seller prior to or as of the Closing Date.

          III.1.13.  Intellectual Property.   (a)  Title.  Sched
ule 3.1.13(a) contains a complete and correct list of all Intellectual Property that is owned by the Seller. The Seller owns or has the exclusive right to use pursuant to license, subli cense, agreement or permission all Intellectual Property Assets, free from any Liens (other than Permitted Liens) and, except as disclosed on Schedule 3.1.13(d), free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever. The Intellectual Property Assets comprise all of the Intellectual Property necessary for the Buyer to conduct and operate the Business as now being conducted by the Seller.

          (b) Transfer. Immediately after the Closing, Buyer will own all of the Intellectual Property Assets and will have a right to use all other Intellectual Property Assets, free from any Liens (other than Permitted Liens) and on the same terms and conditions as in effect prior to the Closing.

          (c) No Infringement. The conduct of the Business does not infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property. To the knowledge of the Seller after due inquiry, none of the Intellectual Property Assets is being infringed or otherwise used or available for use, by any other Person.

          (d) Licensing Arrangements. Schedule 3.1.13(d) sets forth all agreements, arrangements or laws (i) pursuant to which the Seller has licensed Intellectual Property Assets to, or the use of Intellectual Property Assets is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other Person and (ii) pursuant to which the Seller has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise). All of the agreements or arrangements set forth on Schedule 3.1.13(d) (x) are in full force and effect in accordance with their terms and no default exists thereunder by the Seller, or to the knowledge of the Seller after due inquiry, by any other party thereto, (y) are free and clear of all Liens, and (z) do not contain any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consum mation of the transactions contemplated by this Agreement. The Seller has delivered to the Buyer true and complete copies of all licenses and arrangements (including amendments) set forth on
Schedule 3.1.13(d). All royalties, license fees, charges and other amounts payable by, on behalf of, to, or for the account of, the Seller in respect of any Intellectual Property are disclosed on Schedule 3.1.13(d).

          (e) No Intellectual Property Litigation. No claim or demand of any Person has been made nor is there any proceeding that is pending, or to the knowledge of the Seller after due inquiry, threatened, nor is there a reasonable basis therefor, which (i) challenges the rights of the Seller in respect of any Intellectual Property Assets, (ii) asserts that the Seller is infringing or otherwise in conflict with, or is, except as set forth in Schedule 3.1.13(d), required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property, or (iii) claims that any default exists under any agreement or arrangement listed on Schedule 3.1.13(d). None of the Intellectual Property Assets is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or administrative agency, or has been the subject of any litigation within the last five years, whether or not resolved in favor of the Seller.

          (f) Due Registration, Etc. The Owned Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, United States Copyright Office or such other filing offices, domestic or foreign, and the Seller has taken such other actions, to ensure full protection under any applicable laws or regulations, and such registrations, filings, issuances and other actions remain in full force and effect, in each case to the extent material to the Business.

          (g) Software. The Seller has valid licenses to all copies of all Software that is utilized by it in connection with the conduct of the Business that is not owned by the Seller ("Commercial Software"), and the use by the Seller of such Commercial Software, including without limitation all modifications and enhancements thereto (whether created by Parent or the Seller or by a third party) is in full compliance with the terms and provisions of such licenses (except for noncompliance that, individually or in the aggregate, could not have a Material Adverse Effect). The Seller owns all right, title and interest in and to all Software marketed or licensed by it to its customers or held for use or in development for marketing and licensing to the Seller's customers (collectively, the "Owned Software"), including but not limited to all Intellectual Property rights therein and thereto, except for Commercial Software identified on Schedule 3.1.13(g) as Software incorporated into the Owned Software. Schedule 3.1.13(g) sets forth a full and complete list of (i) the Owned Software and (ii) all Commercial Software utilized by the Seller in connection with the conduct of its business except for mass marketed, "shrinkwrap" Software having a retail price less than $500 per copy. None of the Commercial Software or Owned Software, and no use thereof by the Seller or permitted use by its licensees, infringes upon or violates any patent, copyright, trade secret or other Intellectual Property right of any person or entity, and no claim or demand with respect to any such infringement or violation has been made or threatened. To the best of Seller's knowledge, there are no Viruses in the Owned Software. There are no defects in the Owned Software that would prevent such Software from performing in all material respects the tasks and functions that it was intended to perform.

          (h)  Calendar Function.  Except as set forth on
Schedule 3.1.13(h), all Owned Software and Software used in the Business that contain or call on a calendar function, including but not limited to any function that is indexed to a computer pro cessing unit clock, provides specific dates or calculates spans of dates, is able to record, store, process and provide true and accurate dates and calculations for dates and spans of dates including and following January 1, 2000.

          III.1.14.  Environmental Matters.   Except as disclosed
in Schedule 3.1.14, (i) the Seller is in compliance, and at all times in the past has complied, with all applicable Environmental Laws, (ii) the Seller has all Governmental Approvals required under Environmental Laws for the operation of the Business as presently conducted and (iii) the Seller has not received any notices from any Governmental Authority or any other Person that remain outstanding and assert that the Seller may be in violation of, or liable under, any Environmental Law. No underground storage tank currently exists on, under or about any of the Real Property, and any underground storage tank previously existing on or under any such property has been removed in compliance with all applicable Environmental Law. Neither the Seller nor Parent knows of any underground storage tank that currently exists on, under or about any of the formerly Owned Property or formerly Occupied Property, and neither the Seller nor Parent knows of any underground storage tank previously existing on or under any such property that has not been removed in compliance with all applicable Environmental Law. Except as set forth on Schedule 3.1.14, no Hazardous Substances currently or have at any time been present, used, generated, manufactured, stored, treated, transported, Released, or disposed of in, on or under, or migrating to or from, any of the Real Property or, to the knowledge of the Seller or Parent, any of the formerly Owned Property or the formerly Occupied Property, in violation of any applicable Environmental Law. The Seller and Parent have disclosed and provided to the Buyer and its agents and representatives all relevant information, including without limitation, all studies, analyses and test results relating to (i) the environmental conditions in, on, under or about the Real Property, the formerly Owned Property or the formerly Occupied Property, and (ii) the use or operation of the properties or assets used in or held for use in connection with the Business.

          III.1.15. Employees, Labor Matters, etc. (a) The Seller has complied with all applicable provisions of Applicable Law pertaining to the employment or termination of employment of employees and independent contractors, including, without limitation, all such Applicable Laws relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination, immigration status, Employment and Withholding Taxes or other similar employment practices or acts.

          (b) The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of or any entitlement to compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Employee.

          (c) No Employee is or will become entitled to post-employment benefits of any kind by reason of employment with the Seller, including, without limitation, death or medical benefits (whether or not insured), other than (x) coverage mandated by section 4980B of the Code, (y) retirement benefits payable under any Plan qualified under section 401(a) of the Code or (z) the amount of deferred compensation accrued as a liability on the Closing Balance Sheet.

          III.1.16. Receivables. All of the Seller's accounts receivable which have arisen in connection with the Business and which are reflected on the Balance Sheet shall have arisen only from bona fide transactions in the ordinary course of business consistent with past practice. Schedule 3.1.16 accurately lists as of December 31, 1999 all receivables arising out of or relating to the Business in excess of $500, the amount owing and the aging of each such receivable, the name of the party from whom such receivable is owing, and any security in favor of the Seller for the repayment of such purported receivable. The receivables set forth on the Balance Sheet will be collectable by the Buyer in the ordinary course of the business (assuming the Buyer utilizes the same level of effort in collection of receivables as utilized by the Seller prior to the Closing Date), subject to any reserve established therefor on the Balance Sheet.

          III.1.17. Affiliate Transactions. Schedule 3.1.17 contains an accurate and complete list of all Contracts, trans fers of assets or liabilities or other transactions, whether or not entered into in the ordinary course of business consistent with prior practice, whether written or oral, to or by which the Seller, on the one hand, and any Affiliate, on the other hand, are or have been a party or otherwise bound or affected, and that
(i) are currently pending or in effect and relate to or affect the Business or (ii) involve continuing liabilities and obliga tions in excess of $500 per month in any individual case or $5,000 in the aggregate. Except as disclosed in Schedule 3.1.17, each Contract, transfer of assets or liabilities or other transaction set forth or required to be set forth in
Schedule 3.1.11(a) was on terms and conditions as favorable to the Seller as would have been obtainable by them at the time in a comparable arm's-length transaction with a Person other than such Affiliate.

          III.1.18.  Real Estate.  (a)  Owned Real Property.  The
Company has no Owned Real Property.

          (b) Leases. Schedule 3.1.18 contains a complete and correct list of all Leases setting forth the address and landlord for each Lease. The Sellers have delivered to the Buyer correct and complete copies of the Leases. Each Lease is legal, valid, binding, in full force and effect and enforceable against each party thereto. Each Lease grants the tenant under the Lease the exclusive right to use and occupy the premises and rights demised and intended to be demised thereunder. The Company enjoys peaceful and undisturbed possession under its respective Leases for the Leased Real Property.

          (c) No Proceedings. There are no proceedings in eminent domain or other similar proceedings pending or, to the knowledge of the Seller, threatened affecting any portion of the Real Property. There exists no writ, injunction, decree, order or judgment outstanding, nor any Litigation, pending or threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any Real Property.

          (d) Current Use. The use and operation of the Real Property in the conduct of the Business does not violate any instrument of record or agreement affecting the Real Property. There is no violation of any covenant, condition, restriction, easement or agreement or order of any Governmental Authority that affects the Real Property or the ownership, operation, use or occupancy thereof. No material damage or destruction has occurred with respect to any of the Real Property.

          (e)  Real Property Taxes.  Each parcel included in the
Real Property is assessed for real estate tax purposes as a wholly independent tax lot, separate from any adjoining land or improvements not constituting a part of that parcel.

          III.1.19. Insurance. The Seller has delivered to the Buyer complete and correct copies of all insurance policies main tained by the Seller for the benefit of or in connection with the Assets or the Business together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid. The Seller has complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies is adequate and customary for the Business. In the opinion of the Seller, reasonably formed and held, there is no basis on which a claim should or could be made under any such policy with respect to it.

          III.1.20. Disclosure. No representation or warranty by or on behalf of the Seller contained in this Agreement nor any of the statements or certificates furnished or to be furnished at the Closing by or on behalf of the Seller to the Buyer or its representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading. There is no fact (other than matters of a general economic or political nature which do not affect the Business uniquely) known to the Seller that has not been disclosed by the Seller to the Buyer that might reasonably be expected to have or result in a Material Adverse Effect.

          III.1.21.  Creditors.  (a) Except as set forth on
Schedule 3.1.21(a), no Subsidiary or Affiliate of the Seller is a creditor of the Seller.

          (b) Except as set forth on Schedule 3.1.21(b), no Subsidiary or Affiliate of Parent is a creditor of Parent.

          III.1.22. Solvency. Immediately after the Closing, and after giving effect to the transactions contemplated by this Agreement and any other transactions contemplated in connection therewith, the Seller shall not (a) be insolvent or (b) have unreasonably small capital with which to engage in its business.

          III.2.  Representations and Warranties of the Buyer.
The Buyer represents and warrants to the Seller as follows:

          III.2.1. Corporate Status; Authorization, etc. The Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. The Buyer has the corporate power and authority to execute and deliver this Agreement to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action of the Buyer. The Buyer has duly executed and delivered this Agreement. This Agreement is valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms.

          III.2.2. No Conflicts, etc. The execution, delivery and performance by the Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in a violation of or a default under or give rise to a right of acceleration, termination or vesting under (with or without the giving of notice or the lapse of time, or both) (i) the certificate of incorporation or by-laws of the Buyer, (ii) any Applicable Law applicable to the Buyer or any Affiliate thereof or any properties or assets of such Buyer or Affiliate or (iii) any contract, agreement or other instrument applicable to the Buyer or any Affiliate thereof or any of their respective properties or assets.

          III.2.3. Litigation. There is no action, claim, suit, proceeding, arbitration or investigation pending or, to the knowledge of the Buyer, threatened against or relating to the transactions contemplated by this Agreement, and the Buyer does not know of any basis for the same.


                         ARTICLE IV
                         COVENANTS

          IV.1. Conduct of Business. From the date hereof to the Closing, except as expressly permitted or required by this Agreement or as otherwise consented to by the Buyer in writing, the Seller will, and Parent will cause the Seller to, (i) carry on the Business in the ordinary course, in substantially the same manner as heretofore conducted, and use best efforts to preserve intact its present business organization, maintain its properties in good operating condition and repair, keep available the services of its present officers and significant employees, and preserve its relationship with customers, suppliers and others having business dealings with it; and (ii) not take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties of the Seller or Parent set forth herein, including in Section 3.1.7.

          IV.2. Access and Information. From the date hereof to the Closing, the Seller will, and Parent shall cause the Seller to, give the Buyer and the Buyer's accountants, counsel, consultants, employees and agents, full, complete and timely access during normal business hours to, and furnish them with all documents, records, work papers, Tax Returns and information with respect to, all of the Seller's properties, Assets, books, Contracts, reports, records and senior management personnel, in each case, relating to the Business, as the Buyer shall from time to time reasonably request. The Seller shall, and Parent shall cause the Seller to, keep the Buyer and its representatives informed as to the affairs of the Business and shall consult with the representatives of the Buyer on important matters pertaining to the Business.

          IV.3. Public Announcements. Prior to the Closing, except as required by Applicable Law, no party shall, nor shall permit its Affiliates to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party.

          IV.4. Further Actions. (a) From the date hereof to the Closing each party agrees to use its best efforts to take all actions and to do all things necessary or appropriate to consummate the transactions contemplated hereby as promptly as possible, including, without limitation: (i) filing or supplying all applications, notifications and information required to be filed or supplied by it pursuant to Applicable Law, (ii) obtaining all Consents and Governmental Approvals necessary to be obtained by it in order to consummate transactions contemplated hereby and thereby, and (iii) coordinating and cooperating with the other party in exchanging such information and supplying such reasonable assistance as may be reasonably requested by the other party.

          (b) At all times prior to the Closing, each party shall promptly notify the other party in writing of any fact, condition, event or occurrence that will or is reasonably likely to result in the failure of any of the conditions contained in
Section 5.1, 5.2 or 5.3 to be satisfied.

          IV.5. Further Assurances and Access to Records. (a) Following the Closing, the Seller shall, and Parent will cause the Seller to, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Buyer, to confirm and assure the rights and obligations provided for in this Agreement and the Transfer Documents, and render effective the consummation of the transactions contemplated hereby and thereby. Prior to the Closing, Parent shall return or deliver, or cause to be returned or delivered, to the Seller's offices any and all corporate records in their possession or under their control pertaining to the Business other than Excluded Assets.

          (b) Following the Closing, the Buyer shall, upon reasonable notice from the Seller or Parent, provide to the Seller or Parent or either of their agents, attorneys or accountants, reasonable access during normal business hours to the books and records of the Seller transferred to the Buyer pursuant to this Agreement or any of the Transfer Documents made in connection with the transaction relating to periods prior to the Closing Date, provided, that, such access is requested and exercised with due regard to minimizing interference with the operations of the business of the Buyer. The access granted to the Seller or Parent shall include the right to make copies of such documents or produce originals in any court or administrative proceeding necessary to protect the legitimate interests of the Seller or Parent, in any such case, at the Seller's or Parent's expense. Upon the completion of the utilization of any original records pursuant to this paragraph, the Seller or Parent shall return the same to Buyer.

          IV.6. Liability for Transfer Taxes, Certificates of Taxing Authorities. (a) The Seller shall be responsible for the timely payment of, and shall indemnify and hold harmless the Buyer against, all sales (including, without limitation, bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees ("Transfer Taxes"), arising out of or in connection with or attributable to the transactions ef fected pursuant to this Agreement and the Transfer Documents.
The Seller shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes (including, without limi tation, all notices required to be given with respect to bulk sales taxes), provided, that, the Buyer shall be permitted to prepare any such Tax Returns that the Buyer is permitted to file under applicable law. The Buyer's preparation of any such Tax Re turns shall be subject to the Seller's prior review and approval, which approval shall not be withheld unreasonably.

          (b) On or before the Closing Date, the Seller shall provide to the Buyer copies of certificates from the appropriate taxing authority stating that no Taxes are due to any state or other taxing authority for which the Buyer could have liability to withhold or pay Taxes with respect to the transfer of the Assets or the Business. If the Seller shall fail to provide such certificates, the Buyer shall withhold or, where appropriate, escrow such amount as necessary based upon the Buyer's reasonable estimate of the amount of such potential liability, or as deter mined by the appropriate taxing authority, to cover such Taxes until such time as certificates are provided. The Seller shall indemnify the Buyer against (a) any liability arising from the Buyer's failure to withhold such Taxes and (b) all payments of such Taxes made by the Buyer in excess of amounts withheld or escrowed pursuant to this Section 4.6(b). The Buyer shall pay over to the Seller all amounts withheld or escrowed pursuant to this Section 4.6(b) in excess of the aggregate payments of such Taxes made by the Buyer.

          IV.7. Continuing Disclosure. Each of Parent and Seller covenants that until the Closing, it shall promptly advise Buyer with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in a schedule to this Agreement, or that constitutes a breach or prospective breach of this Agreement by Seller or Parent. The delivery of any such notice shall not affect Buyer's remedies hereunder.

          IV.8. Covered Taxes. (a) The Buyer shall, for all Returns with respect to Covered Taxes that have not been filed on or before the Closing Date ("Covered Returns"), prepare or cause to be prepared all items which relate to Covered Taxes on such Returns. The Buyer shall determine the content of all such items on such Returns. The Buyer shall submit a draft of any such Return to the Seller for the Seller's reasonable review and approval of items relating to any taxable period beginning prior to the Closing Date up until the Closing Date, at least 20 days prior to the date of any such Return that is not required to be filed within 30 days following the Closing Date, and as soon as practicable prior to the due date of any such Return that is required to be filed within 30 days following the Closing Date. The Seller shall complete all items, if any, on such Returns which do not relate to Covered Taxes. The Buyer shall be responsible for all Covered Taxes shown as due on any Covered Return that are allocable to the portion of any taxable period beginning after the Closing Date. The Seller shall be responsible for any Taxes shown as due on any Covered Return, other than Covered Taxes that the Buyer is responsible for. For purposes of this Section 4.8(a), Covered Taxes shall be allocated between the portion of the relevant taxable period ending on the Closing Date and the portion of the such taxable period beginning after the Closing Date in proportion to the number of days in each such portion.

          (b) The Buyer shall consult with the Seller concerning which Person or Persons shall be responsible, under the relevant Tax law, for filing or joining in each Covered Return, in each case where (in the reasonable judgment of the Buyer) the Seller may be such a responsible Person. The Buyer shall give written notice to the Seller, at least 20 days prior to the date of any such Return that is not required to be filed within 30 days following the Closing Date, and as soon as practicable prior to the due date of any such Return that is required to be filed within 30 days following the Closing Date, if the Buyer has determined that the Seller is such a responsible Person.

          (c) The Buyer and the Seller shall timely file or join in each Covered Return (including, without limitation, causing the relevant officers of the Seller to sign such Return). For each Covered Return that the Seller is responsible to file under applicable law, the Buyer shall pay to the Seller an amount equal to Covered Taxes that the Buyer is responsible for pursuant to
Section 4.8(a) shown in such Return at least two days prior to the due date of such Return, and the Seller shall pay to the relevant Governmental Authority the amount of Taxes shown as due on such Return. For each Covered Return that the Buyer is responsible to file under applicable law, the Seller shall pay to the Buyer an amount equal to Taxes that the Seller is responsible for pursuant to Section 4.8(a) shown in such Return at least two days prior to the due date of such Return, and the Buyer shall pay to the relevant Governmental Authority the amount of Taxes shown as due on such Return.

          (d) The Buyer shall administer all claims and suits, and other proceedings (or a portion thereof) with respect thereto, involving disputes relating to Covered Taxes. In the event that any refund of Covered Taxes is received by either the Seller or the Buyer, such refund shall be apportioned between the Seller and the Buyer on the same basis that such Covered Taxes were borne by the Seller and the Buyer, and the party that receives such refund shall promptly pay the other party the portion of such refund apportioned to such other party pursuant to this Section 4.8(d).

          (e) The Buyer and the Seller shall each provide the other with such cooperation and assistance as each may reasonably request in connection with the matters dealt with pursuant to this Section 4.8. Such cooperation and assistance shall include providing any records or information relevant to such matters and making employees available to the requesting party or its counsel at and for reasonable times during regular business hours.

          IV.9. Use of Proceeds. Immediately upon receipt by the Seller of the proceeds of the transactions contemplated by this Agreement, net of the Seller's costs arising out of such transactions, the Seller will, and Parent will cause the Seller to, pay those obligations of the Seller not assumed by the Buyer.



                         ARTICLE V
                    CONDITIONS PRECEDENT

          V.1. Conditions to Obligations of Each Party. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

          V.1.1. No Injunction, etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law. No Governmental Authority shall have determined any Applicable Law to make illegal the consummation of the transactions contemplated hereby or by the Collateral Agreements, and no proceeding with respect to the application of any such Applicable Law to such effect shall be pending.

          V.1.2. UK Stock Purchase Agreement Closing. The transactions contemplated under the UK Stock Purchase Agreement shall have been consummated.

          V.2. Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions con templated hereby shall be subject to the fulfillment (or waiver by the Buyer) on or prior to the Closing Date of the following additional conditions, which the Seller and Parent agree to use best efforts to cause to be fulfilled:

          V.2.1. Representations, Performance, etc. The representations and warranties of the Seller and Parent contained herein (i) shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof, and (ii) shall be repeated and shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing

Date with the same effect as though made on and as of the Closing
Date. The Seller and Parent shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

          V.2.2. Consents. The Seller and Parent shall have obtained and shall have delivered to the Buyer copies of (i) all Governmental Approvals required to be obtained by the Seller and Parent in connection with the execution and delivery of this Agreement and the Transfer Documents, and the consummation of the transactions contemplated hereby or thereby; (ii) all Consents necessary to be obtained in order to consummate the sale and transfer of the Assets pursuant to this Agreement and the consummation of the other transactions contemplated hereby, unless the failure to obtain such Consent would not, individually or in the aggregate, have a Material Adverse Effect; and (iii) a duly executed Consent from each of the ANG Noteholders substantially in the form attached as Exhibit A hereto.

          V.2.3. No Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist since September 26, 1999 that, individually or in the aggregate, has constituted or resulted in, or could be expected to constitute or result in, a Material Adverse Effect.

          V.2.4. Documentation. The Seller shall have delivered to the Buyer at the Closing all documents, instruments, certif icates and agreements necessary to transfer to the Buyer good and valid title to the Assets, free and clear of any and all Liens thereon, other than Permitted Liens, (collectively, the "Transfer Documents").

          V.2.5. FIRPTA Affidavit. The Buyer shall have received an affidavit of the Seller, as contemplated under and meeting the requirements of section 1.1445-2(b)(2)(i) of the Treasury Regulations, to the effect that it is not a foreign person within the meaning of the Code and applicable Treasury Regulations.

          V.2.6. Opinion of Counsel. The Buyer shall have received an opinion, addressed to it and dated the Closing Date, from Nixon Peabody LLP, counsel to the Seller, in form and substance satisfactory to the Buyer, substantially in the form of Exhibit B.

          V.3. Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by the Seller), on or prior to the Closing Date, of the following additional conditions, which the Buyer agrees to use best efforts to cause to be fulfilled.

          V.3.1. Representations, Performance, etc. The representations and warranties of the Buyer contained herein (i) shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof and (ii) shall be repeated and shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date with the same effect as though made at and as of the Closing Date. The Buyer shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                         ARTICLE VI
                        TERMINATION

          VI.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

          (a) by the written agreement of the Buyer and the Seller;

          (b) by the Buyer by written notice to the Seller if any of the conditions set forth in Section 5.1 or 5.2 (including with respect to any representations and warranties) shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. New York City time on February 23, unless such failure shall be due to the failure of the Buyer to perform or comply with any of the covenants, agree ments or conditions hereof to be performed or complied with by it prior to the Closing; or

          (c) by the Seller by written notice to the Buyer if any of the conditions set forth in Section 5.1 or 5.3 (including with respect to any representations and warranties) shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. New York City time on February 23, unless such failure shall be due to the failure of the Seller to perform or comply with any of the covenants, agree ments or conditions hereof to be performed or complied with by it prior to the Closing.

          VI.2. Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of
Section 6.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates, except as specified in Sections 4.8 and 7.4 and except for any liability resulting from such party's breach of this Agreement.

                        ARTICLE VII
                 DEFINITIONS, MISCELLANEOUS

          VII.1. Definition of Certain Terms. The terms defined in this Section 7.1, whenever used in this Agreement (including in the Schedules), shall have the respective meanings indicated below for all purposes of this Agreement (each such meaning to be equally applicable to the singular and the plural forms of the respective terms so defined). All references herein to a Section, Article or Schedule are to a Section, Article or Sched ule of or to this Agreement, unless otherwise indicated.

          Affiliate: of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit ar rangement, as trustee or executor, or otherwise.

          Agreement: this Asset Purchase Agreement, including the Schedules hereto, as the same may be amended from time to time.

          ANG Noteholders: the holders of the promissory notes, each dated as of August 3, 1998, executed by Parent in favor of the following persons or entities in the following original principal amounts: (a) $275,000 to The Allard Children's Trust f/b/o Lisa Dibrigida; (b) $275,000 to The Allard Children's Trust f/b/o Kim Allard; (c) $275,000 to The Allard Children's Trust f/b/o Michael E. Allard; (d) $275,000 to Gerald R. Allard, trustee of The Gerald R. Allard Revocable Trust; (e) $458,150 to David and Angella Nazarian, trustees of The Nazarian Family Trust; (f) $458,425 to Younes Nazarian; and (g) $458,425 to David Nazarian, trustee of The Samy Nazarian Trust.

          Applicable Law: to the extent applicable to the Business, the Assets, the Seller or Parent, all applicable provisions of all (i) statutes, laws, rules, regulations, ordinances, codes or orders of any Governmental Authority,
     (ii) Governmental Approvals and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

          Assets:  as defined in Section 1.1.

          Assumed Liabilities:  as defined in Section 2.2(a).

          Assumption Agreement:  as defined in Section 2.2(b).

          Balance Sheet: the balance sheet of the Seller as of September 26, 1999 included in the Financial Statements.

          Business: the business and operation of the Seller as previously or currently conducted or contemplated to be conducted.

          Business Day: shall mean a day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required to close.

          Buyer: as defined in the first paragraph of this Agreement.

          CERCLA:  the Comprehensive Environmental Response,
     Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq.

          Closing:  as defined in Section 2.1.

          Closing Balance Sheet: the unaudited balance sheet of the Seller as of the Closing Date (without giving effect to the sale and purchase of the Assets or any subsequent transaction contemplated hereby), provided, that, the Closing Balance Sheet shall reflect (i) accruals, pro-rated for the portion of the 2000 fiscal year of the Seller ended on the Closing Date, for all year-end adjustments that would be reflected in the audited consolidated balance sheet of the Seller as of the end of such fiscal year and (ii) accruals for Taxes attributable to, arising from or relating to all taxable periods (or portions thereof) ending on or prior to the Closing Date.

          Closing Date:  as defined in Section 2.1.

          Code:  the Internal Revenue Code of 1986, as amended.

          Commercial Software:  as defined in Section 3.1.13(g).

          Common Stock:  as defined in Section 3.1.2(e).

          Consent: any consent, approval, waiver, agreement, license, or report or notice to, any Person.

          Contract:  as defined in Section 3.1.11(a).

          Covered Taxes: all real, personal property or other similar Taxes for any taxable period beginning on or prior to the Closing Date and ending after the Closing Date.

          Electronic Data:  as defined in Section 1.1(h).

          Employee Liabilities: as defined in Section 2.3(d).

          Employees: all current or former employees or consultants employed or retained or formerly employed or retained in the operation of the Business and/or the beneficiaries or dependents of any such current or former employees or consultants.

          Employment and Withholding Taxes: any federal, state, provincial, local, foreign or other employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care or other similar tax, estimated tax, duty or other governmental charge or assessment or deficiencies thereof and all Taxes required to be withheld by or on behalf of the Seller in connection with amounts paid or owing to any employee, independent con tractor, creditor or other party, in each case, on or in respect of the Business or the Assets (including all interest and penalties thereon and additions thereto, whether disputed or not).

          Environmental Laws: all Applicable Laws relating to the protection of the environment, to human health and safety, or to any use, sale, manufacture, treatment, generation, processing, storage, disposal, abatement, existence, Release, threatened Release, transportation or handling of any Hazardous Substance, including, without limitation, (i) CERCLA, the Resource Conservation and Recovery Act, and the Occupational Safety and Health Act,
     (ii) all other requirements pertaining to reporting, licens ing, permitting, investigation or remediation of Releases or threatened Releases of Hazardous Substances into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, and (iii) all other requirements pertaining to the protection of the health and safety of employees or the public.

          Environmental Liabilities: all liabilities, obligations and commitments, whether direct or indirect, known or unknown, current or potential, past, present or future, imposed by, under or pursuant to any Environmental Law (including, without limitation, all liabilities, obligations and commitments related to Remedial Actions) based on, arising out of or otherwise in respect of: (i) the ownership or operation of the Business or the Assets, in each case, prior to the Closing; (ii) the environmental conditions existing on the Closing Date on, under, above, or about any Real Property, (iii) the activities or omissions of the Seller prior to the Closing Date; or (iv) actions necessary to cause any Real Property, or any aspect of the Business that is not in compliance with all applicable Environmental Laws as of the Closing Date to come into compliance with any and all requirements of Environmental Laws including, without limitation, all Governmental Approvals issued under or pursuant to such Environmental Laws and required for the operation of the Business.

          ERISA: as defined in Section 2.3(d).

          Excluded Assets:  as defined in Section 1.2.

          Excluded Liabilities:  as defined in Section 2.3.

          Financial Statements:  as defined in Section 3.1.4(a).

          FIRPTA:  the Foreign Investment in Real Property Tax
     Act of 1980, as amended.

          GAAP: generally accepted accounting principles as in effect in the United States.

          Governmental Approval: any consent, approval, authorization, waiver, permit, concession, franchise, agreement, license, exemption or order of, declaration or filing with, or report or notice to, any Governmental Authority, provided, that, Governmental Approval shall not be deemed to include any consent with regard to a customer contract to which a Governmental Authority is a party.

          Governmental Authority: any Federal, state, local or foreign court, arbitrator or governmental agency, authority, instrumentality or regulatory body.

          Hazardous Substances: any substance that: (i) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials,
     (ii) requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" thereunder, or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority or Environmental Law.

          Income Tax: any federal, state, provincial, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits or windfall profits Tax and any other similar Tax, estimated Tax, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not).

          Intellectual Property: any and all United States and foreign: (a) patents (including design patents, industrial designs and utility models) and patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations-in-part and extensions), patent disclosures awaiting filing determination, inventions and improvements thereto; (b) trademarks, service marks, trade names, trade dress, logos, business and product names, slogans, and regis trations and applications for registration thereof; (c) copy rights (including Software) and registrations thereof;
     (d) inventions, processes, designs, formulae, trade secrets, know-how, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information; (e) mask work and other semiconductor chip rights and registrations thereof; (f) intellectual property rights similar to any of the foregoing; and (g) copies and tangible embodiments thereof (in whatever form or medium, including electronic media).

          Intellectual Property Assets:  as defined in Section
1.1(g).

          Inventories:  as defined in Section 1.1(b).

          IRS:  the Internal Revenue Service.

          Leased Real Property: all interests leased pursuant to Leases.

          Leases: the real property leases, subleases, licenses and occupancy agreements pursuant to which the Seller is the lessee, sublessee, licensee or occupant.

          Lien: any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such as may arise under any Contracts.

          Material Adverse Effect: any event, occurrence, fact, condition, change or effect that (i) is materially adverse to the business, operations, results of operations, condition (financial or otherwise), prospects, properties, assets or liabilities of the Business or (ii) would materially impair the ability of the Seller to perform its obligations hereunder or under any Transfer Document.

          Material Contracts:  as defined in Section 3.1.11(a).

          Occupied Property: any real property used or held by the Seller that is not owned by the Seller.

          Other Leases: the leases, subleases, licenses and occupancy agreements pursuant to which the Seller is a lessor, sublessor or licensor of any part of the Real
     Property.

          Owned Real Property: the real property owned by the Seller, together with all structures, facilities, improvements, fixtures, systems, equipment and items of property presently or hereafter located thereon, attached or appurtenant thereto or owned by the Seller and all easements, licenses and rights relating to the foregoing.

          Owned Software:    as defined in Section 3.1.13(g).

          Parent: as defined in the first paragraph of this Agreement.

          Permitted Liens: (i) Liens provided for in the Closing Balance Sheet, to the extent so reserved, that do not materially interfere with the use of the property subject thereto or extend to or cover any assets of any other Affiliate of the Buyer upon consummation of the transactions contemplated by this Agreement, (ii) Liens for Taxes not yet due and payable, (iii) Liens that, individually and in the aggregate, do not and would not materially detract from the value of any of the property or assets of the Business or materially interfere with the use thereof as currently used or proposed to be used or (iv) Liens on Excluded Assets.

          Person: any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

          Real Property:  the Owned Real Property, the Leased
     Real Property and the other Occupied Property.

          Rebates: rebates, refunds, incentives, allowances or other similar benefits or payments.

          Release: any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

          Remedial Action: all actions required to (i) clean up, remove, treat or in any other way remediate any Hazardous Substance; (ii) prevent the Release of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the environment; or
     (iii) perform studies, investigations and care related to any such Hazardous Substances.

          Return: any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          Seller: as defined in the first paragraph of this Agreement.

          Software: all computer software, including all source code and object code versions thereof, in any and all forms and media, whether recorded on paper, magnetic media or other electronic or non-electronic media (including data and related documentation, user manuals, training materials, flow charts, diagrams, descriptive tests and programs, computer print-outs, underlying tapes, computer databases and similar items) and computer applications and operating programs.

          Subsidiaries: each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

          Tax: any federal, state, provincial, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales (including, without limitation, bulk sales), use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including, without limitation, taxes under section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employ ment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, levy, impost, fee, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto, whether disputed or not) imposed by any Governmental Authority or other taxing authority.

          Transaction Expenses:  as defined in Section 7.3.

          Transferred Employees: Employees of the Seller that are offered and accept employment with the Buyer effective as of the Closing Date.

          Transfer Documents:  as defined in Section 5.2.4.

          Transfer Taxes:  as defined in Section 4.6(a).

          Treasury Regulations: the regulations prescribed under the Code.

          UK Stock Purchase Agreement: as defined in the recitals to this Agreement.

               Viruses: computer program that replicates itself on a computer or network of computers and thereby damages other computer programs or data located on such computer or network or otherwise causes a defect in the operation of such computer or network.

          VII.2. Survival. The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto and the completion of the transactions contemplated herein, but only to the extent specified below:

          (a   except as set forth in clauses (b) and (c) below,
     the representations and warranties contained in Section 3.1 and Section 3.2 shall survive for a period of three years following the Closing Date.

          (b   the representations and warranties contained in
     Sections 3.1.1, 3.1.2, 3.1.3 and 3.2.1 shall survive without limitation; and

          (c   the representations and warranties of the Seller
     contained in Section 3.1.6 shall survive as to any Tax covered by such representations and warranties for so long as any statute of limitations for such Tax remains open, in whole or in part, including without limitation by reason of waiver of such statute of limitations and for an additional 120 days following the expiration of such statute of limitations.

          VII.3. Expenses. Except as provided in Section 4.6, the Seller and Parent, on the one hand, and the Buyer, on the other hand, shall bear their respective expenses, costs and fees (including attorneys' and auditors') in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and the Transfer Documents, and compliance herewith and therewith (the "Transaction Expenses"), whether or not the transactions contemplated hereby shall be consummated, and any Transaction Expenses of the Seller shall be paid by the Seller or reflected on the Closing Balance Sheet.

          VII.4. Severability. If any provision of this Agree ment is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses, Sections or subsec tions of this Agreement shall not affect the remaining portions of this Agreement.

          VII.5. Notices. All notices and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given if (a) mailed by first-class, registered or certified mail, return receipt requested, postage pre paid, (b) transmitted by hand delivery, (c) sent by next-day or overnight mail or delivery or (d) sent by fax, telecopy or telegram, addressed as follows:

          (i)  if to the Buyer,

               Dynatech Corporation
               3 New England Executive Park
               Burlington, Massachusetts 01803
               Telecopy:  (781) 272-6100
               Telephone: (781) 229-8850
               Attention: General Counsel

               with copies to:

               Debevoise & Plimpton
               875 Third Avenue
               New York, New York  10022
               Telecopy:  (212) 909-6836
               Telephone: (212) 909-6000
               Attention:  Franci J. Blassberg, Esq.

          (ii)      if to the Seller or Parent,

               WPI Group, Inc.
               1155 Elm Street
               Manchester, New Hampshire 03101
               Telephone: (603) 627-3500
               Telecopy: (603) 627-3150
               Attention: Michael Tule, Esq., General Counsel

               with a copy to:

               Nixon Peabody LLP
               889 Elm street
               Manchester, New Hampshire 03101
               Telecopy: (603) 628-4040
               Telephone: (603)628-4000
               Attention: Philip B. Taub, Esq.

or, in each case, at such other address as may be specified in writing to the other party hereto.

          VII.6.  Miscellaneous.

          VII.6.1. Entire Agreement. This Agreement (including the Schedules hereto) and Transfer Documents (when executed and delivered) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, be tween the parties with respect to the subject matter hereof.

          VII.6.2. Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. The headings contained in this Agree ment are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

          VII.6.3. Governing Law, etc. (a) This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Delaware without giving effect to the conflict of laws rules thereof. Each party hereby irrevocably submits to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the county of New Castle solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. Each party hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, or any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. Each party hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that the mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section
7.5 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

          (b   Each party acknowledges and agrees that any
controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect or any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7.6.3(b).

          VII.6.4.  Binding Effect; No Third Party Beneficiaries.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and per mitted assigns.

          VII.6.5. Assignment. This Agreement shall not be as signable by either party without the prior written consent of the other party, provided, that, the Buyer may assign this Agreement to any lender as security for obligations to such lender.

          VII.6.6. Amendment; Waivers, etc. No amendment, modi fication or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a simi lar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations and warranties of the Seller shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Buyer (including but not limited to by any of its advisors, consultants or represen tatives) or by reason of the fact that the Buyer or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate.

          VII.6.7. Specific Performance. The parties hereto acknowledge that the covenants to be performed under Article IV hereof are unique and that damages would be an inadequate remedy for breach thereof and accordingly agree that the party to whom performance is owed under any such section, in addition to any other rights and remedies available under this Agreement or otherwise, shall be entitled to an injunction to be issued or specific enforcement to be required (without the necessity of the posting of any bond) restricting the party breaching or threatening breach of any such provision from committing or continuing any such breach.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                    ITRONIX CORPORATION



                    By: /s/ ALLAN M. KLINE
                       -------------------
                       Name: ALLAN M. KLINE
                       Title: VICE PRESIDENT AND TREASURER



                    WPI HUSKY TECHOLOGY, INC.



                    By: /s/JOHN R. ALLARD
                        -----------------
                       Name: JOHN R. ALLARD
                       Title: PRESIDENT AND CEO



                    WPI GROUP, INC.



                    By: /s/ JOHN R. ALLARD
                        ------------------
                       Name: JOHN R. ALLARD
                       Title: PRESIDENT AND CEO

                     TABLE OF CONTENTS

                                                        Page


ARTICLE I SALE AND PURCHASE OF THE ASSETS


   1.1.  Assets Transferred by the Seller                 2
   1.2.  Excluded Assets                                  4

ARTICLE II THE CLOSING


   2.1.  Place and Date                                   4
   2.2.  Assumption of Liabilities                        4
   2.3.  Excluded Liabilities                             4
   2.4.  Consent of Third Parties                         5

ARTICLE III REPRESENTATIONS AND WARRANTIES


  3.1.    Representations and Warranties of the Seller     6
  3.1.1.  Authorization, etc.                              6
  3.1.2.  Corporate Status                                 6
  3.1.3.  No Conflicts, etc.                               7
  3.1.4.  Financial Statements                             7
  3.1.5.  Absence of Undisclosed Liabilities               8
  3.1.6.  Taxes                                            8
  3.1.7.  Absence of Changes                               9
  3.1.8.  Litigation                                       10
  3.1.9.  Compliance with Laws; Governmental Approvals and
          Consents; Governmental Contracts                 10
  3.1.10. Assets                                           10
  3.1.11. Contracts                                        11
  3.1.12. Customers                                        12
  3.1.13. Intellectual Property.                           12
  3.1.14. Environmental Matters.                           14
  3.1.15. Employees, Labor Matters, etc                    15
  3.1.16. Receivables                                      15
  3.1.17. Affiliate Transactions                           16
  3.1.18. Real Estate                                      16
  3.1.19. Insurance                                        17
  3.1.20. Disclosure                                       17

  3.1.21. Creditors                                        17
  3.1.22. Solvency                                         17
  3.2.    Representations and Warranties of the Buyer      17
  3.2.1.  Corporate Status; Authorization, etc.            17
  3.2.2.  No Conflicts, etc.                               18
  3.2.3.  Litigation.                                      18

ARTICLE IV COVENANTS


   4.1.  Conduct of Business                               18
   4.2.  Access and Information                            18
   4.3.  Public Announcements                              19
   4.4.  Further Actions                                   19
   4.5.  Further Assurances and Access to Records          19
   4.6.  Liability for Transfer Taxes, Certificates of
         Taxing Authorities                                20
   4.7.  Continuing Disclosure                             20
   4.8.  Covered Taxes                                     20
   4.9.  Use of Proceeds                                   22

ARTICLE V CONDITIONS PRECEDENT


   5.1.   Conditions to Obligations of Each Party          22
   5.1.1. No Injunction, etc                               22
   5.1.2. UK Stock Purchase Agreement Closing              22
   5.2.   Conditions to Obligations of the Buyer           22
   5.2.1. Representations, Performance, etc.               22
   5.2.2. Consents                                         23
   5.2.3.  No Material Adverse Effect                      23
   5.2.4.  Documentation                                   23
   5.2.5.  FIRPTA Affidavit                                23
   5.2.6.  Opinion of Counsel                              23
   5.3.  Conditions to Obligations of the Seller           23
   5.3.1.  Representations, Performance, etc.              24

ARTICLE VI TERMINATION


   6.1.  Termination                                      24
   6.2.  Effect of Termination                            24

ARTICLE VII DEFINITIONS, MISCELLANEOUS


   7.1.  Definition of Certain Terms                       25
   7.2.  Survival.                                         32
   7.3.  Expenses                                          32
   7.4.  Severability                                      32
   7.5.  Notices                                           33
   7.6.  Miscellaneous                                     34
   7.6.1.Entire Agreement                                  34
   7.6.2.Counterparts; Headings                            34
   7.6.3.Governing Law, etc.                               34
   7.6.4.Binding Effect; No Third Party Beneficiaries      35
   7.6.5.Assignment                                        35
   7.6.6.Amendment; Waivers, etc.                          35
   7.6.7.Specific Performance                              36

Exhibit A - Consent of ANG Noteholders
Exhibit B - Opinion of the Seller's Counsel

                            SCHEDULES

Schedule 3.1.3(a)             Conflicts
Schedule 3.1.3(b)             Governmental Approvals
Schedule 3.1.4(a)             Financial Statements
Schedule 3.1.4(b)             Financial Statements - Material
                              Adverse Change
Schedule 3.1.5                Undisclosed Liabilities
Schedule 3.1.6(a)             Contested Property Taxes
Schedule 3.1.6(b)             Current Audits and Deficiencies
Schedule 3.1.7                Absence of Changes
Schedule 3.1.8(a)             Litigation
Schedule 3.1.8(b)             Penalties
Schedule 3.1.9(a) and (b)     Governmental Approvals and
                              Other Consents
Schedule 3.1.11(a)            Contracts
Schedule 3.1.11(c)            Defaults and Consents under
                              Contracts
Schedule 3.1.13(a)            Owned Intellectual Property
Schedule 3.1.13(d)            Intellectual Property Licenses
Schedule 3.1.13(g)            Software
Schedule 3.1.13(h)            Calendar Function
Schedule 3.1.14               Environmental Matters
Schedule 3.1.16               Receivables
Schedule 3.1.17               Affiliate Transactions
Schedule 3.1.18               Leased Property and Occupied
                              Property
Schedule 3.1.21(a)            Creditors of the Seller
Schedule 3.1.21(b)            Creditors of Parent

                             ASSET PURCHASE AGREEMENT


                                     Among


                              ITRONIX CORPORATION,


                            WPI HUSKY TECHNOLOGY, INC.


                                     and the


                                 WPI GROUP INC.








                         Dated as of February 11, 2000